EXECUTION VERSION

LOAN AGREEMENT (APPROVAL-BASED)
dated as of December 13, 2018

among

RHEA BORROWER (HASI) LLC,
and
RHEA BORROWER (HAT I) LLC,
and
RHEA BORROWER (HAT II) LLC,
as Borrowers,
EACH LENDER PARTY HERETO
BANK OF AMERICA, N.A.,
as Administrative Agent, an Issuing Bank and Coordinating Lead Arranger
NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Joint Lead Arranger and Bookrunner
and
EACH OTHER ISSUING BANK PARTY HERETO

$200,000,000 Senior Secured Credit Facility

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TABLE OF CONTENTS
Page
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION 1
1.1.Definitions. 1
1.2.Accounting Terms. 45
1.3.Certain Matters of Construction. 45
1.4.Currency Equivalents. 47
SECTION 2. CREDIT FACILITIES 47
2.1.Loans. 47
2.2.Notes. 48
2.3.Use of Proceeds. 48
2.4.Letters of Credit. 48
2.5.Increase in Commitments. 55
2.6.Termination or Reduction of Commitments. 56
SECTION 3. INTEREST, FEES AND CHARGES 57
3.1.Interest. 57
3.2.Fees. 57
3.3.Computation of Interest, Fees. 58
3.4.Reimbursement Obligations. 58
3.5.Illegality. 59
3.6.Inability to Determine Rates. 59
3.7.Increased Costs; Reserves on Eurodollar Rate Loans. 62
3.8.Funding Losses. 63
3.9.Maximum Interest.. 64
SECTION 4. LOAN ADMINISTRATION 64
4.1.Notice of Borrowing. 64
4.2.Defaulting Lender. 65
4.3.Amount of Loans. 67
4.4.Borrower Agent. 67
4.5.One Obligation.. 68
4.6.Effect of Termination. 68
SECTION 5. PAYMENTS 68
5.1.General Payment Provisions. 68
5.2.Repayment of Loans. 70
5.3.Payment of Other Obligations. 73
5.4.Marshaling; Payments Set Aside. 73
5.5.Application and Allocation of Payments. 73
5.6.Evidence of Debt; Register; Lender’s Books and Records. 74

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5.7.Taxes. 75
5.8.Lender Tax Information. 77
5.9.Mitigation Obligations; Replacement of Lenders. 79
5.10.Nature and Extent of Each Borrower’s Liability. 80
5.11.Fraudulent Transfer Laws. 82
5.12.Subrogation. 83
SECTION 6. CONDITIONS PRECEDENT 83
6.1.Effective Date. 83
6.2.Conditions to Approved Financings. 87
6.3.Approved Subsequent Credit Date. 93
6.4.Conditions to the Issuance of Letters of Credit. 94
SECTION 7. UNDERLYING FINANCING 95
7.1.Underlying Financing. 95
7.2.Approval Process. 96
SECTION 8. COLLATERAL ADMINISTRATION 97
8.1.Borrowing Base Certificates. 97
8.2.Administration of Accounts. 102
8.3.Administration of Deposit Accounts.. 103
8.4.General Provisions. 103
8.5.Power of Attorney. 104
SECTION 9. REPRESENTATIONS AND WARRANTIES 105
9.1.Representations and Warranties of Each Borrower: 105
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS 112
10.1.Affirmative Covenants.. 112
10.2.Negative Covenants. 119
SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT 124
11.1.Events of Default. 124
11.2.Remedies upon Default. 127
11.3.Sub-License. 128
11.4.Setoff.. 128
11.5.Remedies Cumulative; No Waiver. 129
SECTION 12. AGENT 129
12.1.Appointment and Authority.. 129
12.2.Exculpatory Provisions. 130
12.3.Reliance by Administrative Agent. 131
12.4.Delegation of Duties. 131

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12.5.Resignation of Administrative Agent. 131
12.6.Non-Reliance on Administrative Agent and Other Lenders. 132
12.7.No Other Duties, Etc.. 133
12.8.Administrative Agent May File Proofs of Claim. 133
12.9.Collateral and Guaranty Matters. 134
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS 135
13.1.Successors and Assigns. 135
13.2.Participations. 135
13.3.Assignments. 137
13.4.Replacement of Certain Lenders. 139
SECTION 14. MISCELLANEOUS 140
14.1.Consents, Amendments and Waivers. 140
14.2.Expenses; Indemnity; Damage Waiver. 141
14.3.Notices and Communications. 143
14.4.Severability. 145
14.5.Cumulative Effect; Conflict of Terms. 145
14.6.Counterparts; Execution. 145
14.7.Electronic Execution of Assignments and Certain Other Documents. 146
14.8.Entire Agreement. 146
14.9.Relationship with Lenders. 146
14.10.No Advisory or Fiduciary Responsibility. 146
14.11.Confidentiality.. 147
14.12.GOVERNING LAW. 147
14.13.Consent to Forum. 148
14.14.Waivers by each Borrower. 148
14.15.Patriot Act Notice. 149
14.16.NO ORAL AGREEMENT. 150

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LIST OF EXHIBITS, APPENDIXES AND SCHEDULES
Forms of Notice of Borrowing

Exhibit A:	Form of Notice of Borrowing

Forms of Notices

Exhibit B‑1:	Form of Notice of Collateral Assignment

Exhibit B‑2:	Form of Notice of Assignment

Forms of Security Documents

Exhibit C‑1:	Form of Borrower Note

Exhibit C‑2:	Form of Collateral Assignment

Forms of Certificates

Exhibit D‑1:	Form of Borrowing Base Certificate

Exhibit D‑2:	Form of Borrower Certificate

Exhibit D‑3:	Form of Guarantor Certificate

Exhibit D‑4:	Form of Pledgor Certificate

Exhibit D‑5:	Form of Credit Date Certificate

Exhibit D‑6:	Form of Compliance Certificate

Exhibit D‑7A:	Form of U.S. Tax Compliance Certificate (Foreign Lender non-U.S. Partnership)

Exhibit D‑7B:	Form of U.S. Tax Compliance Certificate (Foreign Participant non-U.S. Partnership)

Exhibit D‑7C:	Form of U.S. Tax Compliance Certificate (Foreign Participant U.S. Partnership)

Exhibit D‑7D:	Form of U.S. Tax Compliance Certificate (Foreign Lender U.S. Partnership)

Exhibit D‑8:	Form of Solvency Certificate

Exhibit D-9:	Form of Intercompany Assignment Agreement

Miscellaneous

Exhibit E‑1:	Form of Assignment and Assumption

Exhibit E‑2:	Form of Consent to Collateral Assignment

Exhibit E‑3:	Form of Administrative Questionnaire

Appendixes

Appendix 1:	Principal Offices

Appendix 2:	Underlying Financing Criteria

Appendix 3:	Form of Underlying Financing Specification
Appendix 4:        Value Appendix
Appendix 5:        Amortizing Loan Target Debt Balance

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Schedules
Schedule 1.1.1:    Commitment of Lenders and Applicable Percentages

Schedule 6.1.5:	Jurisdictions of Formation and Foreign Qualification

Schedule 6.1.6:	Financial Statements
Schedule 6.1.13:    Separateness Undertakings
Schedule 8.3:        Deposit Accounts
Schedule 9.1.4        Ownership Interests
Schedule 9.1.11:    Consents and Waivers Not Obtained
Schedule 9.1.13:    Commercial Tort Claims/Litigation
Schedule 9.1.15    Organizational and Capital Structure
Schedule 9.1.24:    Intellectual Property
Schedule 9.1.25:    Environmental Actions

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LOAN AGREEMENT (APPROVAL-BASED)
This LOAN AGREEMENT (APPROVAL-BASED) (this “Agreement”) dated as of December 13, 2018 (the “Closing Date”), is entered into by and among RHEA BORROWER (HASI) LLC, a Delaware limited liability company (“Borrower HASI”), RHEA BORROWER (HAT I) LLC, a Delaware limited liability company (“Borrower HAT I”), RHEA BORROWER (HAT II) LLC, a Delaware limited liability company (“Borrower HAT II”, and together with Borrower HASI and Borrower HAT I, each a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and Issuing Bank, and the other Issuing Banks party hereto from time to time.
RECITALS:
WHEREAS, capitalized terms used in these Recitals and not defined shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Borrowers have requested that Lenders provide a senior secured revolving credit facility in the amount of $200,000,000, and as such facility may be further modified or amended in accordance with the terms herein, the “Loan Facility”) to Borrowers to finance certain Approved Financings to be owned and managed by each Borrower, and Lenders are willing to provide the Loan Facility on the terms and conditions set forth in this Agreement;
WHEREAS, in support of Borrowers’ obligations under the Loan Facility, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“HA INC”), a Maryland corporation, Hannon Armstrong Capital, LLC, a Maryland limited liability company (“HA LLC”, and together with HA INC, each a “Guarantor” and together the “Guarantors”), have provided a guarantee pursuant to that certain Guaranty, dated as of the date hereof, in form and substance satisfactory to the Administrative Agent (the “Guaranty”);
WHEREAS, (i) each Borrower has secured the Obligations under the Loan Facility by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on their respective assets and Property, and (ii) each Pledgor has secured the Obligations under the Loan Facility by granting to Collateral Agent, for the benefit of the Secured Parties, a Lien on their respective Equity Interests in the Borrowers; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
1.1.    Definitions. As used herein, the following terms have the meanings set forth below:
“Acceptance” with respect to Approved Financings (G&I), the date on which the State/Local Obligor, U.S. Federal Government Obligor or Institutional Obligor, as applicable, has issued a certificate of acceptance or delivered other written evidence indicating the its acceptance of the energy savings measures provided by the applicable Underlying Borrower.
“Account” as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
“Account Debtor” means a Person obligated under an Account, Chattel Paper or General Intangible.
“Additional Collateral Event” means a request by Borrowers to Administrative Agent to include any Approved Financing not already included in the Borrowing Base in the calculation of the Borrowing Base in accordance with Section 6.2 without a corresponding Advance being made hereunder.
“Adjusted Borrowing Base” means as of any date of determination, an amount equal to the lesser of (a) the BB Aggregate Value as of such date and (b) the Total Commitments then in effect.
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Appendix 1, or such other address or account as Administrative Agent may from time to time notify to Borrower Agent and Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by Administrative Agent.
“Advance” means the making of a Loan or advance by Lenders to Borrowers under this Agreement.
“Adverse Proceeding” means (a) any pending or, to any Obligor’s Knowledge, threatened (in writing) action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower) at law or in equity, or before or by any Governmental Authority, domestic or foreign that: (i) relates to the Eligible Collateral or to any transaction contemplated by any of the Loan Documents; (ii) relates to the legality, validity or enforceability of any of the Loan Documents; or (iii) any Obligor or, to any Obligor’s Knowledge, any other Material Underlying Financing Participant (including any Intellectual Property Claim and Environmental Notice or Environmental Release), that in the case of (i), (ii) or (iii) above, either singly or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect or (b) any Insolvency Proceeding.
“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means each of (a) Administrative Agent, (b) Collateral Agent, and (c) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.
“Agent Indemnitees” means each Agent and its respective officers, directors, employees, Affiliates, agents and attorneys.
“Agent Parties” has the meaning set forth in Section 14.3.3.
“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, engineers or consultants, turnaround consultants, and other professionals and experts retained by an Agent, in each case excluding personnel who are employees of such Agent.
“Aggregate DD Amount” means, with respect to a Delayed Draw Financing, the BB Nominal Value (or, if not the BB Nominal Value, the amount to be agreed between the Administrative Agent and Borrowers) for such Delayed Draw Financing, as such amount is set forth in the Underlying Financing Specification for such Delayed Draw Financing.
“Aggregate Usage” means as of any date of determination, (a) the Outstanding Amount plus (b) the aggregate Unfunded Financing Commitment Amount, plus (c) the L/C Obligations.
“Agreement” has the meaning set forth in the recitals hereto.
“Amortizing Borrower” means HA Wind I LLC and it successors and permitted assigns under the Amortizing Loan Agreement.
“Amortizing Loan” means the Loan made in connection with the Approved Financing (Amortizing Loan). As of the Effective Date the outstanding principal balance of the Amortizing Loan is $48, 924,549.21.
“Amortizing Loan Borrowing Base” has the meaning set forth in Section 4.3.3.
“Amortizing Loan Agreement” means the Loan Agreement dated September 11, 2018 by and between the Amortizing Borrower, as borrower and Borrower HAT II, as lender.
“Amortizing Loan Payment Date” means, with respect to the Amortizing Loan Agreement, each date under the heading “Payment Date” in Appendix 5.
“Amortizing Loan Target Debt Balance” means, with respect to any Amortizing Loan Payment Date, the amount set forth opposite such date under the heading “Target Debt Balance” in Appendix 5.
“Anti-Bribery and Anti-Corruption Laws” means Applicable Laws and regulations addressing prohibitions against improper payments and bribery of officers, directors, employees, agents and affiliates of Governmental Authorities, business partners or other commercial parties, particularly local laws in effect in the jurisdiction in which the Project operates, including without limitation the Corrupt Practices Laws.
“Anti-Terrorism and Money Laundering Laws” means Applicable Laws and regulations, including, but not limited to, the Anti-Terrorism Order, (a) prohibiting transactions with Persons who (i) commit, threaten to commit, or support terrorism, (ii) engage in transactions or conduct operations that are illegal, nefarious, and/or criminal in nature, and/or (iii) participate in monetary transactions in property derived from specified unlawful activity, or (b) otherwise relating to prohibitions in connection with the illegal laundering of the proceeds of any criminal activity and preventing the funds, proceeds and revenue of any Borrower, any Guarantor and their respective Affiliates from being used in connection with the advancement of criminal activity, including without limitation the Patriot Act and all “know your customer” rules and other applicable regulations.
“Anti-Terrorism Order” means the Patriot Act and Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).
“Applicable DD Percentage” means, as of any date with respect to any Delayed Draw Financing, (i) 20%, if the Applicable Valuation Percentage for such Delayed Draw Financing is 66.67% or higher, (ii) if such Applicable Valuation Percentage is less than 66.67%, the percentage amount equal to the sum of (x) 20% plus (y) the amount equal to the difference between 66.67% and the actual Applicable Valuation Percentage for such Delayed Draw Financing or (iii) or such other amounts as Administrative Agent (at the direction of the Required Lenders) and Borrower Agent may mutually agree.
“Applicable Interest Rate” has the meaning set forth in Section 3.1.1(a).
“Applicable Law” means, with respect to any Person all laws, rules, regulations and governmental guidelines applicable to such Person or such Person’s, conduct, transaction, agreement or other matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of applicable Governmental Authorities.
“Applicable L/C Rate” has the meaning set forth in Section 2.4.13.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding Total Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 4.2. If the commitment of each Lender to make Loans and the Issuing Banks to issue Letters of Credit have been terminated pursuant to Section 2.6 or if the outstanding Commitments have expired, then the “Applicable Percentage” of each Lender shall be determined based on the “Applicable Percentage” of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Valuation Percentage” means as of any date of determination, (a) for the Approved Existing Financing, 85%, (b) for the Approved Financings (Existing Land Assets), 85%, (c) for Approved Financings (Deferred Fee Investments), 85%, (d) for the Approved Financing (Amortizing Loan), 100%, (e) for the Approved Financings (Other Existing Investments), 66.67%, (f) for each Approved Financing (New Investments), 66.67% or such other percentage agreed to by the Borrowers and the Administrative Agent (at the direction of the Super-Majority Lenders) in accordance with Section 7.1.2 and specifically set forth in the Underlying Financing Specification for such Approved Financing (New Investments), (g) for the Collateral consisting entirely of Cash or Cash Equivalents over which the Collateral Agent has a First Priority Lien, 100%, (h) with respect to any Zero Value Approved Financing, 0%, or (i) such other percentage that may be prescribed by Administrative Agent (at the direction of the Required Lenders in their discretion) pursuant to Section 8.1.3 and with respect to the initial valuation, as set forth in the applicable Underlying Financing Specification.
“Approved Additional Collateral Event” means Administrative Agent approval of a Borrowing Base Certificate in connection with an Additional Collateral Event.
“Approved Bank” has the meaning set forth in the Approved Bank Side Letter.
“Approved Bank Side Letter” means that certain letter agreement entered into on the date hereof by and between the Administrative Agent (on behalf of the Secured Parties), the Borrowers and the Guarantors (as supplemented or modified from time to time as mutually agreed by the Administrative Agent (at the direction of the Required Lenders (or all Lenders to the extent Approved Banks are being removed from such list)) and Borrower Agent).
“Approved Existing Financing” means the Approved Financing joined to the Borrowing Base on the Effective Date pursuant to Underlying Financing Specification #17 (as amended).
“Approved Financing” means each (i) Effective Date Approved Financing and (ii) Proposed Nominated Financing that has been approved as an “Approved Financing” pursuant to Section 7.1.2 hereof. For the avoidance of doubt, each Ground Lease approved for financing hereunder that is or becomes part of Underlying Financing Specification #10 (as amended) shall be considered a separate Approved Financing for all purposes hereunder.
“Approved Financing (Amortizing Loan)” means the Approved Financing joined to the Borrowing Base on the Effective Date pursuant to Underlying Financing Specification #23 (as amended).
“Approved Financing (Deferred Fee Investments)” means (i) the Approved Financing (Existing Deferred Fee Investments) and (ii) any Approved Financing (New Investments) satisfying the terms, conditions and criteria set forth on Part V to Exhibit A of the Deferred Fee Investments UFS and joined to the Borrowing Base as Eligible Collateral pursuant to Section 6.2.
“Approved Financing (Existing Deferred Fee Investments)” means the Approved Financing joined to the Borrowing Base on the Effective Date pursuant to the Deferred Fee Investments UFS.
“Approved Financing (Existing Land Assets)” means the Approved Financings joined to the Borrowing Base on the Effective Date pursuant to Underlying Financing Specifications #10 (in each case, as amended).
“Approved Financing (G&I)” any Approved Financing (New Investments) where (i) the Underlying Obligor is a U.S. Federal Government Obligor, a State/Local Obligor or an Institutional Obligor and (ii) such Underlying Obligor is obligated to purchase energy savings derived from “energy conservation measures” constructed or installed by an “energy services company” or other Person.
“Approved Financing (Land Assets)” means (i) the Approved Financing (Existing Land Assets) and (ii) any Approved Financing (New Investments) designated by the Administrative Agent (at the direction of the Super-Majority Lenders) as an “Approved Financing (Land Assets)”.
“Approved Financing (Other Existing Investments)” means the Approved Financings joined to the Borrowing Base on the Effective Date pursuant to Underlying Financing Specifications #14 and #21 (in each case, as amended).
“Approved Financing (New Investments)” means each Approved Financing (other than the Effective Date Approved Financings and the Approved Financings (Deferred Fee Investments)) satisfying the Underlying Financing Criteria set forth in Appendix 2 and as approved by the Super Majority Lenders pursuant to Section 7.1.2.
“Approved Subsequent Credit Date” means each Credit Date with respect to an Approved Financing (a) occurring after the first Advance made by Lenders with respect to such Approved Financing, or (b) occurring after the date on which such Approved Financing was first included in the calculation of Borrowing Base as a result of an Approved Additional Collateral Event following the satisfaction of each of the conditions set forth in Section 6.2.
“Asset Premium” means an amount to be set forth in the Underlying Financing Specification for each Approved Financing and shall be calculated as follows:

(x) for Approved Financings accruing interest at a fixed rate, an amount equal to the greater of (i) 0 and (ii) the amount equal to the Initial Fixed Rate minus the Discount Rate set forth in the Underlying Financing Specification that was utilized in determining the BB Adjusted Value of such Approved Financing at the time such loan was added to the Borrowing Base minus .25%, and

(y) for Approved Financings accruing interest at a floating rate, an amount equal to the greater of (i) 0 and (ii) the margin that is being charged pursuant to the terms of the applicable Underlying Financing Agreement, and as such percentage is set forth in the Underlying Financing Specification minus the Credit Spread set forth in the Underlying Financing Specification that was utilized in determining the BB Adjusted Value of such Approved Financing at the time such loan was added to the Borrowing Base minus .25%.

The Administrative Agent and Borrowers agree that the Asset Premium set forth in the applicable Underlying Financing Specification for each Approved Financing will be calculated during the approval process described in Section 7.2 for such Approved Financing and will remain unchanged so long as the Approved Financing remains a part of the Borrowing Base unless the Administrative Agent and the Borrowers mutually agree to re-calculate such “Asset Premium” as a result of any action taken pursuant to Part C of Appendix 4.

“Assignment and Assumption” means an assignment agreement between a Lender and another Lender, in the form of Exhibit E‑1 or otherwise satisfactory to Administrative Agent.
“Authorized Officer” means (a) as applied to any Person, any individual holding the position of chairman of the board or similar body (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, chief accounting officer, treasurer, secretary, assistant secretary or any other Person duly authorized to act on behalf of such Person; provided that the authority of such Authorized Officer is supported by an incumbency certificate delivered to Administrative Agent or (b) the chairman of the board, president, chief executive officer, chief financial officer or chief accounting officer of a Borrower or, if the context requires, an Obligor.
“Availability Amount” means as of any date of determination, an amount equal to the Borrowing Base (or, if required by this Agreement, the Adjusted Borrowing Base) minus the Aggregate Usage, as of such date; provided that the Availability Amount shall not exceed the Total Commitments at any time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A., a national banking association.
“Bank of America Letter Agreement” means the letter between the Administrative Agent, Issuing Bank, Bank of America, as Lender and the Borrowers.
“Bankruptcy Code” means Title 11 of the United States Code.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate,” and (c) the Eurodollar Daily Floating Rate. The “prime rate” is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.6 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“BB Adjusted Value” means, as of any date of determination for each Approved Financing (other than the Approved Financing (Amortizing Loan)), an amount equal to the product of (i) the Applicable Valuation Percentage for such Approved Financing at such time, multiplied by (ii) the sum of the Monthly Present Values for such Approved Financing during such Valuation Period at such time; provided that for any Approved Financing that is a Delayed Draw Financing, until all delayed draws have been fully funded, the BB Adjusted Value shall be the lesser of (A) the amount equal to the product of (i) and (ii) of this definition for such Delayed Draw Financing and (B) the BB Nominal Value for such Delayed Draw Financing.
“BB Aggregate Value” means, as of any date of determination, an amount equal to the lesser of (i) the sum of all BB Adjusted Values for all Approved Financings that are Eligible Collateral at such time, and (ii) the sum of all BB Nominal Values for all Approved Financings that are Eligible Collateral at such time.
“BB Nominal Value” means, as of any date of determination for each Approved Financing (other than the Approved Financing (Amortizing Loan)), an amount equal to the product of (x) the Applicable Valuation Percentage for such Approved Financing at such time, multiplied by (y) the Nominal Value of such Approved Financing at such time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Governors” means the Board of Governors of the Federal Reserve System.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrower Advance Rate” means the amount, not less than zero, equal to 1 minus the Applicable Valuation Percentage.
“Borrower Agent” has the meaning set forth in Section 4.4.
“Borrower Allocable Amount” has the meaning set forth in Section 5.10.3(b).
“Borrower Certificate” means a certificate from Borrowers substantially in the form of Exhibit D‑2.
“Borrower Collateral Accounts” means the Accounts (as defined in the Depositary Agreement) and such other accounts of Borrower as required from time to time and approved by Administrative Agent and otherwise subject to the Depositary Agreement.
“Borrower HASI” has the meaning set forth in the preamble hereto.
“Borrower HAT I” has the meaning set forth in the preamble hereto.
“Borrower HAT II” has the meaning set forth in the preamble hereto.
“Borrower Materials” means Borrowing Base Certificates, Compliance Certificates, and other information, reports, financial statements and other materials delivered by any Borrower hereunder, as well as other reports and information provided by Administrative Agent to Lenders.
“Borrower Note” means each promissory note, in grid note format, issued by Borrowers to each Lender in the form of Exhibit C‑1, as such notes may be amended, restated, supplemented or otherwise modified from time to time.
“Borrowing Base” means as of any date of determination and subject to Section 4.3, an amount equal to the lesser of (a) the sum of (i) the BB Aggregate Value as of such date, (ii) the Amortizing Loan Borrowing Base, (iii) an amount equal to Cash over which the Collateral Agent has a First Priority Lien as of such date (provided that if such date is a Payment Date, the amount of such Cash for purposes of this clause and (iii) shall be the amount remaining after giving effect to any payments of principal, interest and fees required to be made on such date), and (iv) Cash Equivalents over which the Collateral Agent has a First Priority Lien as of such date, and (b) the Total Commitments then in effect.
“Borrowing Base Certificate” means a certificate, duly completed and signed by an Authorized Officer of Borrowers, substantially in the form of Exhibit D‑1, or such other form which is acceptable to Administrative Agent in its reasonable discretion.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York, and if such day relates to a Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Collateral Account” means a blocked, deposit or investment account containing Cash or Cash Equivalents of one or more of the Borrowers at the Administrative Agent (or another commercial bank reasonably acceptable to the Issuing Bank) in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, and otherwise established in a manner reasonably satisfactory to the Collateral Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations (as the context may require), cash or deposit account balances or, if the Administrative Agent or the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within three (3) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within three (3) months of the date of acquisition, and overnight bank deposits, in each case which are (x) issued by Administrative Agent or (y) a commercial bank (other than Administrative Agent) organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition (provided that the aggregate amount of all such deposits, and acceptances held at such other commercial bank shall not at any time exceed $25,000,000 or such other amount as the Administrative Agent and the Borrower Agent may mutually agree), and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Administrative Agent or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within three (3) months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
“Cashflow Available for Interest Service” means for any period, the sum of all accrued interest on the Approved Financings that are Eligible Collateral; provided that any accrued interest due and payable that was paid in kind and added to the principal of such Approved Financing during such period shall not be included as interest for purposes of this definition.
“Cash Flows” means, with respect to an Approved Financing for any Monthly Period, the aggregate amount of all Receivables, including all fees, principal and interest, scheduled to be paid by the Underlying Borrower and/or Underlying Obligors to the applicable Borrower during such Monthly Period in respect of the Underlying Financing corresponding to such Approved Financing. For Approved Financings accruing interest at a floating rate of interest, for each Monthly Period, the Cash Flows will consider LIBOR, or if adequate and reasonable means do not exist for determining LIBOR, such other rate as agreed to by the Borrowers and the Administrative Agent, as of the Rate Determination Date plus the margin that is being charged pursuant to the terms of the applicable Underlying Financing Agreement for the calculation of interest payments during each Monthly Period for the duration of the Valuation Period.
“Catch-Up Amount” means, with respect to any Delayed Draw Financing, the amount obtained after applying the following expression:
((Applicable DD Percentage/Borrower Advance Rate)-Applicable DD Percentage)
Multiplied by
Aggregate DD Amount.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, unless permitted under Sections 15(b)(ix)(C) and 15(b)(x)(C) of the Guaranty at any time prior to the Maturity Date: (i) HA INC ceases to own and control, beneficially and of record, directly, at least fifty and one-tenth percent (50.1%) of the voting and economic Equity Interests in HA LP; (ii) HA LP ceases to own and control, beneficially and of record, directly, at least fifty and one-tenth percent (50.1%) of the voting and economic Equity Interests in HA LLC; (iii) HA LLC ceases to own and Control, directly or indirectly, beneficially and of record, at least fifty and one-tenth percent (50.1%) of the voting and economic Equity Interests of any of (1) HAT Holdings I or (2) HAT Holdings II, (iv) HA LLC ceases to own and Control, directly or indirectly, beneficially and of record, at least one hundred percent (100%) of the Equity Interests of any of (1) Pledgor HASI or (2) the Land Lease Borrower; (v) HAT Holdings I ceases to hold, own and control, directly or indirectly, beneficially and of record, 100% of the Equity Interests of Pledgor HAT I; (vi) HAT Holdings II ceases to hold, own and control, directly or indirectly, beneficially and of record, 100% of the Equity Interests of Pledgor HAT II; (vii) Pledgor HAT I ceases to hold, own and control, directly, beneficially and of record, 100% of the Equity Interests of Borrower HAT I; (viii) Pledgor HAT II ceases to hold, own and control, directly, beneficially and of record, 100% of the Equity Interests of Borrower HAT II; (ix) Pledgor HASI ceases to hold, own and control, directly, beneficially and of record, 100% of the Equity Interests of Borrower HASI; (x) the sale or transfer of all or substantially all assets of any Guarantor to any other Person (other than a Guarantor); (xi) at any time HA INC ceases to become subject to the reporting requirements of the Exchange Act; or (xii) the capital stock of HA INC is no longer listed on the New York Stock Exchange, American Stock Exchange or NASDAQ.
“Claims” means all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented, out-of-pocket third-party fees (including attorneys’ fees), costs and expenses and Extraordinary Expenses at any time (including after Full Payment of the Obligations or replacement of Administrative Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Material Underlying Financing Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents or Material Underlying Financing Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Document or Material Underlying Financing Document or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document or Material Underlying Financing Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
“COBRA” has the meaning set forth in Section 9.1.29(b).
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations pursuant to the terms of any Security Documents.
“Collateral Agent” means The Bank of New York Mellon, and any successor collateral agent under the Depositary Agreement.
“Collateral Assignment” means an instrument by which a Borrower collaterally assigns to the Collateral Agent as security for such Borrower’s obligations under an Underlying Financing all of such Borrower’s rights in, to and under Underlying Financing Documents and related rights and property with respect to the Approved Financing being financed, in form and substance satisfactory to Administrative Agent, substantially in the form of Exhibit C-2.
“Collateral Release” has the meaning set forth in Section 8.1.4(a).
“Collateral Release Request” has the meaning set forth in Section 8.1.4(a).
“Commercial Operations” means with respect to any Approved Financing (Land Assets), the date on which the solar photovoltaic project related thereto is fully operational, capable of producing power, is interconnected to the grid and has all necessary permits and authorizations to commence selling power.
“Commitment” means, as to each Lender, its obligation to make Loans and purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the maximum principal amount shown on Schedule 1.1.1 or in an Assignment and Assumption to which it is a party as such amount may be adjusted for such Lender from time to time in accordance with this Agreement, including without limitation, Sections 2.5 and 2.6.
“Commitment Termination Date” has the meaning set forth in Section 2.6.1.
“Compliance Certificate” means a certificate, in the form of Exhibit D‑6 and satisfactory to Administrative Agent, by which HA INC certifies compliance with Sections 10.1.1(a), 10.1.1(b), 10.2.22 and Sections 15(b)(v)(A), (B) and (C) of the Guaranty.
“Consent to Collateral Assignment” means an instrument by which an Underlying Borrower and, if such Person’s consent is required pursuant to an Underlying Financing Document, any other counterparty to an Underlying Financing Document consents to a Borrower’s collateral assignment to Collateral Agent of such Borrower’s rights in, to and under Underlying Financing Documents with respect to an Approved Financing in form and substance satisfactory to Administrative Agent and Lenders (a form of which may be attached as Exhibit E-2 at such time as Administrative Agent, Lenders and Borrowers mutually agree upon a form thereof).
“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt (as used in this definition, “primary obligations”) of another obligor (as used in this definition, “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. With regard to any Person other than the Guarantors, the amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto. With regard to any Guarantor, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such obligation is made which shall not exceed the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith in accordance with GAAP; provided that, for the avoidance of doubt, each Guarantor’s obligations under the Titan Agreement shall constitute “Contingent Obligations” with the amount equal to the outstanding loan balance thereunder.
“Contractual Obligation” means as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.” Controlling” and “Controlled” have correlative meanings.
“Corrupt Practices Laws” means (i) the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended, (ii) the UK Bribery Act 2010, and (iii) any other applicable anti-corruption legislation.
“Credit Date” means for any Loan, the date of an Advance, including each Approved Subsequent Credit Date, and the date any Approved Financing first becomes a part of or joins the Borrowing Base.
“Credit Date Certificate” means a certificate from Borrowers, Guarantors and Pledgors, substantially in the form of Exhibit D‑5.
“Credit Date Flow of Funds Memo” means a flow of funds memo executed and delivered on a Credit Date, in form and substance reasonably satisfactory to Administrative Agent.
“Credit Spread” means, for each Approved Financing, as of any Rate Determination Date, the spread found by reference to that certain Credit Spread Index identified in the applicable Underlying Financing Specification (such Credit Spread Index being determined in accordance with the first paragraph of Part C of Appendix 4) (the “Credit Spread Index”), as such Credit Spread Index may be changed from time to time pursuant to the appeal mechanism set forth in Part C of Appendix 4.
“Credit Yield” means, for each Approved Financing, as of any Rate Determination Date, the yield found by reference to that certain Credit Index identified in the applicable Underlying Financing Specification (such Credit Index being determined in accordance with the first paragraph of Part C of Appendix 4) (the “Credit Index”), as such Credit Index may be changed from time to time pursuant to the appeal mechanism set forth in Part C of Appendix 4.
“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
“Day Count” means, for all Approved Financings, for any Monthly Period, a fraction (i) the numerator of which is the actual number of days in such Monthly Period and (ii) the denominator of which is 360.
“Debt” means as applied to any Person, without duplication, (a) all items that would be included as liabilities on its standalone balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables and other accrued liabilities incurred and being paid in the Ordinary Course of Business, (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; (d) the amount of any net obligations under any Hedge Agreement on any date (which shall be deemed to be the Hedge Termination Value thereof as of such date as reduced by the value of any cash collateral posted against such obligation); and (e) in the case of Borrowers, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venture to the extent such Person is liable for such Debt and such Debt is owed to a third party (which is not an Affiliate of HA INC), either directly to such third party or indirectly to such third party through its interest in a partnership or joint venture. Subject to Section 1.2.2, Debt shall not include operating leases.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 3.1.1(b).
“Defaulting Lender” means subject to Section 4.2.4, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund all or any portion of its participation in an L/C Disbursement or (iii) pay to Administrative Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower Agent, Issuing Bank or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrowers, to confirm in writing to Administrative Agent and Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding (including under any Debtor Relief Law), (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2.4) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower Agent and each other Lender and Issuing Bank promptly following such determination.
“Deferred Fee Investments UFS” means that certain Underlying Financing Specification #24 dated as of December 13, 2018 (as amended, amended and restated, modified or supplemented from time to time).
“Delayed Draw Commitment Amount” means with respect to a Delayed Draw Financing, the total aggregate amount of principal that Lenders have agreed to fund (subject to the terms and condition set forth in this Agreement, including Sections 6.2 and 6.3) in respect of such Delayed Draw Financing, as such amount is set forth in the Underlying Financing Specification for such Delayed Draw Financing.
“Delayed Draw Financing” means any Approved Financing that is Eligible Collateral that is not fully funded at the time of closing but instead allows the Underlying Borrower to withdraw or advance at predefined times during the term of such Underlying Financing; provided that, once fully funded, such financing shall no longer be deemed to be a Delayed Draw Financing, but simply an Approved Financing for all purposes under this Agreement, including for purposes of valuing such financing pursuant to Appendix 4.
“Delinquent U.S. Federal Government Contract” means any contract between a U.S. Federal Government Obligor and an Underlying Borrower (A) with respect to which one or more Receivables are delinquent for a period of sixty (60) days or more and (B) the Administrative Agent has agreed in writing with Borrowers that such delinquency is solely administrative in nature and therefore eligible for the graduated Applicable Valuation Percentage step-downs set forth in the next succeeding sentence. If the Administrative Agent has provided its written consent as provided in the preceding sentence and in accordance with Section 8.1.3, the Applicable Valuation Percentage for any Delinquent U.S. Federal Government Contract shall be equal to (i) 70% for any Delinquent U.S. Federal Government Contract with respect to which one or more Receivables are delinquent on the first date on which any calculation of Borrowing Base and Availability Amount is required to be made pursuant to Section 8.1 occurring not less than sixty (60) days following the date on which such Receivable was required to be paid, (ii) 60% for any Delinquent U.S. Federal Government Contract remaining so delinquent on the first date on which any calculation of Borrowing Base and Availability Amount is required to be made pursuant to Section 8.1 occurring not less than ninety (90) days following the date on which such Receivable was required to be paid; (iii) 50% for any Delinquent U.S. Federal Government Contract remaining so delinquent on the first date on which any calculation of Borrowing Base and Availability Amount is required to be made pursuant to Section 8.1 occurring not less than one-hundred twenty (120) days following the date on which such Receivable was required to be paid and (iv) 0% for any Delinquent U.S. Federal Government Contract remaining so delinquent on the first date on which any calculation of Borrowing Base and Availability Amount is required to be made pursuant to Section 8.1 occurring not less than one-hundred eighty (180) days following the date on which such Receivable was required to be paid.
“Deposit Account” means shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union, or like financial institution, other than an account evidenced by a negotiable certificate of deposit.
“Depositary Agreement” means that certain Collateral Agency and Depositary Agreement (Approval-Based) dated as of the date hereof (as amended, modified, supplemented from time to time in accordance therewith), between Borrowers, HA INC, the Administrative Agent and Collateral Agent, and Depositary and as Securities Intermediary (each as defined thereunder).
“Designated Jurisdiction” means any country or territory, to the extent that such country or territory itself is the subject of any Sanction (as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Deteriorating Credit Condition” means with respect to (a) any Approved Financing (G&I) (including the Underlying Financing), (i) any downgrade of the credit rating of the Underlying Obligor (other than a U.S. Federal Government Obligor) by two or more notches by Moody’s or S&P (whether as a result of a single downgrade or multiple downgrades) since the date on which the applicable Approved Financing was initially financed or became Eligible Collateral hereunder, (ii) prior to Acceptance, any downgrade of the credit rating of Underlying Borrower or Underlying Borrower Guarantor by two or more notches by Moody’s or S&P (whether as a result of a single downgrade or multiple downgrades) since the date on which the applicable Approved Financing was initially financed or became Eligible Collateral hereunder, (iii) (A) prior to Acceptance, any expected delay in Acceptance from the scheduled Acceptance date after giving effect to any grace period expressly provided for under the Underlying Financing Agreement and (B) after Acceptance, a material energy savings shortfall during a measurement period, or (iv) an Underlying Material Adverse Effect and (b) any Approved Financing that is not an Approved Financing (G&I), (i) any default under (other than in relation to payments under Ground Leases which are less than ninety (90) days past due) or a termination of any Material Underlying Financing Document set forth in the applicable Underlying Financing Specification that is not cured within the applicable cure period set forth in such Material Underlying Financing Document, (ii) any failure to have provided and maintained all applicable required reserves under any Underlying Financing Document for two (2) consecutive fiscal quarters, (iii) a force majeure event has been asserted under any Underlying Financing Document, and such event continues for more than thirty (30) days, (iv) any downgrade since the date on which the applicable Approved Financing was initially financed or became Eligible Collateral hereunder of the credit rating of the off-taker, if rated, purchasing the energy generated by the Underlying Project which results in (A) a credit rating of less than “BBB-” by S&P (if then rated by S&P), or “Baa3” by Moody’s (if then rated by Moody’s) (whether as a result of a single downgrade or multiple downgrades) or (B) if such off-taker was rated lower than “BBB-” by S&P (if then rated by S&P) or “Baa3” by Moody’s (if then rated by Moody’s) on the date on which the applicable Approved Financing was initially financed or became Eligible Collateral hereunder, then any downgrade by one notch or more by S&P or Moody’s since such date, (v) any downgrade from the initial rating of the Underlying Financing, if rated, which results in (A) a credit rating of less than “BBB-” by S&P (if then rated by S&P), or “Baa3” by Moody’s (if then rated by Moody’s) (whether as a result of a single downgrade or multiple downgrades) or (B) if such Underlying Financing was rated lower than “BBB-” by S&P (if then rated by S&P) or “Baa3” by Moody’s (if then rated by Moody’s) on the date on which the applicable Approved Financing was initially financed or became Eligible Collateral hereunder, then any downgrade by one notch or more by S&P or Moody’s since such date, or (vi) any Underlying Material Adverse Effect.
“Determination Date” means the date on which the BB Nominal Value and BB Adjusted Value of an Approved Financing are calculated in accordance with Section 8.1.1 of this Agreement.
“Discount Rate” means,

(a)for Approved Financings accruing interest at a fixed rate of interest, for each Monthly Period, the Credit Yield on the Rate Determination Date corresponding to the Weighted Average Life of the Approved Financing (such rate to be found utilizing Part A of Appendix 4);

(b)for Approved Financings accruing interest at a floating rate of interest, for each Monthly Period, the sum of (a) the Credit Spread on the Rate Determination Date (such Rate to be found utilizing Part B of Appendix 4) and (b) LIBOR as of the Rate Determination Date during each Monthly Period for the duration of the Valuation Period.

In the event that the rates identified above are unavailable or cannot be determined as set forth above for any reason, the “Discount Rate” for purposes of this definition shall be determined by reference to the LIBOR Successor Rate, if any, or if not available, such other comparable publicly available rates as may be selected by Administrative Agent in its reasonable discretion.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
“Dollars” means lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning set forth in Section 6.1.
“Effective Date Approved Financings” means, collectively, Approved Existing Financing, Approved Financing (Existing Deferred Fee Investments), Approved Financing (Other Existing Investments), Approved Financing (Existing Land Assets) and Approved Financing (Amortizing Loan).
“Effective Date Funds Memo” means a flow of funds memo executed and delivered on the Effective Date, in form and substance satisfactory to Administrative Agent.
“Eligible Collateral” means (a) Approved Financings that are not Excluded Investments, (b) Cash and (c) Cash Equivalents.
“Enforcement Action” means any action to enforce any Obligations or Loan Documents or any Material Underlying Financing Document or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding, credit bid of any Obligations, or otherwise).
“Engagement Letter” means that certain Engagement Letter dated as of September 11, 2018, between Guarantors and Bank of America and providing for, among other things, the payment of certain fees and other amounts, solely to the extent applicable to this Loan Agreement.
“Environmental Claim” means any investigation (excluding routine inspections), notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, natural resources or the environment.
“Environmental Laws” means all Applicable Laws (including programs, permits and guidance promulgated by regulators), relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.
“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means (a) any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code); and (b) each Guarantor and any of its successors or assigns.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Daily Floating Rate” means, for all Eurodollar Rate Loans, on each day any such Loan is outstanding, the fluctuating rate of interest equal to LIBOR, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two (2) Business Days prior to the date in question, for Dollar deposits with a term equivalent to a one month interest period beginning on that date; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, including under Section 3.6.1, the approved rate shall be applied in a manner consistent with market practice and provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and if the Eurodollar Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate” means (a) with respect to a Loan made on a date other than a Scheduled Calculation Date, the Eurodollar Daily Floating Rate, (b) with respect to a Loan outstanding on a Scheduled Calculation Date, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to the Interest Period commencing on such Scheduled Calculation Date) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of such Interest Period (the “LIBOR Screen Rate”), for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and (c) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided, if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the definition of Eurodollar Rate.
“Event of Default” has the meaning set forth in Section 11.1.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Investment” means an Approved Financing which does not meet the criteria for inclusion in the Borrowing Base, including, without limiting the foregoing, any Approved Financing: (i) which is not owned by a Borrower or Land Lease Borrower; or (ii) which is not subject to a First Priority Lien.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), revenues, property holdings, intangibles or capital base, franchise Taxes, and branch profits Taxes, in each case that are (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to the applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 5.9.2) or (ii) such Lender changes its Lending Office (other than pursuant to Section 5.9.1), except in each case to the extent that, pursuant to Section 5.7.1 or Section 5.7.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.8 and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Extraordinary Expenses” means all reasonable and documented, out-of-pocket, fees, costs, expenses or advances that each Agent, Lender or Issuing Bank may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against an Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Material Underlying Financing Documents or Obligations, including any lender liability or other Claims (provided that such fees, costs, expenses or advances shall not be reimbursable, as to any Indemnitee, to the extent that such fees, costs, expenses or advances result from a claim brought by any Borrower or any other Obligor against an Indemnitee for lender liability or other similar Claim in connection with the Loan Documents or if such fees, costs, expenses or advances result from the gross negligence or willful misconduct of such Indemnitee, in each case, if Borrowers or any other Obligor has obtained a final and nonappealable judgment in its favor against such Indemnitee on such claim as determined by a court of competent jurisdiction); (c) the exercise of any rights or remedies of any Agent, Lender or Issuing Bank in, or the monitoring of, any Insolvency Proceeding of an Obligor or any of its Affiliates; (d) settlement or satisfaction of Taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents, Material Underlying Financing Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
“Fair Salable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.
“Fee Letters” means collectively, (i) the fee letters of even date herewith between the Borrowers and the applicable Lenders and (ii) the Bank of America Letter Agreement.
“Financial Officer” means as applied to any Person, any individual holding the position of chief financial officer, chief accounting officer or treasurer.
“Financial Officer Certification” means with respect to the financial statements for which such certification is required, the certification of a Financial Officer of any Person that such financial statements fairly present, in all material respects, the financial condition of such Person and its subsidiaries (if any) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided that for purposes of Section 10.1.1(a)(i) and Section 10.1.1(b)(i) to the extent satisfied pursuant to the terms herein as a result of the applicable 10-K or 10-Q filing, the certification by an appropriate Financial Officer in such publicly filed SEC documents shall be deemed a satisfactory “Financial Officer Certification”.
“First Priority Lien” means with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien that is, pursuant to Applicable Law, senior to the Lien created pursuant to any Security Document.
“Fiscal Quarter” means each period of three (3) months, commencing on the first day of a Fiscal Year.
“Fiscal Year” means the fiscal year of HA INC for accounting and Tax purposes, ending on December 31 of each year.
“FLSA” means the Fair Labor Standards Act of 1938.
“Foreign Asset Control Regulations” has the meaning set forth in Section 9.1.21.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Fraudulent Transfer Laws” has the meaning set forth in Section 5.11.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Full Payment” means, with respect to any Obligation, the full and indefeasible cash payment thereof (other than contingent obligations as to which no claims have been made), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), and the expiration or termination of all Letters of Credit, as evidenced by execution and delivery of the parties thereto of a Payoff Letter. No Loans shall be deemed to have been paid in full unless all Commitments have expired or terminated.
“Funding Default” has the meaning set forth in Section 5.9.4.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time; provided, however, that as it relates to all financial statements of any Obligor besides HA INC, references to GAAP do not require footnotes and certain required statements (including statements of cash flow and equity) and that consolidation and year-end entries are made at the consolidated group level and not at the individual company level).
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Judgment” means with respect to any Person, any judgment, order, decision, or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.
“Ground Lease” means with respect to an Approved Financing (Land Assets), the ground lease, pursuant to which real property owned by a Land Lease Entity is leased to the tenant/lessee thereunder for the construction, development and operation of a solar photovoltaic project.
“Guarantor” has the meaning set forth in the recitals hereto.
“Guarantor Certificate” means a certificate from Guarantors substantially in the form of Exhibit D-3.
“Guarantor Payment” has the meaning set forth in Section 5.10.3(b).
“Guaranty” has the meaning set forth in the recitals hereto.
“HA INC” has the meaning set forth in the recitals hereto.
“HA LLC” means Hannon Armstrong Capital, LLC.
“HA LP” means Hannon Armstrong Sustainable Infrastructure, LP.
“HAT Holdings I” means HAT Holdings I LLC, a Maryland limited liability company.
“HAT Holdings II” HAT Holdings II LLC, a Maryland limited liability company.
“Hazardous Materials” means any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, classified or regulated as such in or under any Environmental Laws, including (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law and (b) any other chemical, material or substance, the import, storage, transport, use or disposal of, or exposure to or Release of which is prohibited, limited or otherwise regulated under, or for which liability is imposed pursuant to, any Environmental Law.
“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Environmental Release, threatened (in writing) Environmental Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (as used in this definition, any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Termination Value” means, as to any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations using mid-market pricing provided by any recognized dealer in such Hedge Agreements.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Impacted Loans” has the meaning set forth in Section 3.6.1(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation, and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitees” means Agent Indemnitees, Issuing Bank Indemnitees and Lender Indemnitees.
“Independent Appraiser” means an independent third party appraiser acceptable to Administrative Agent and Borrower Agent.
“Independent Manager” means an independent manager acceptable to Administrative Agent and Required Lenders.
“Information” has the meaning set forth in Section 14.11.
“Initial Borrowing Base Certificate” has the meaning set forth in Section 5.2.1(a)(i).
“Initial Borrower Required Amount” has the meaning set forth in Section 6.2.16.
“Initial Cure Period” has the meaning set forth in Section 11.1.5.
“Initial Fixed Rate” means the rate of interest that is being charged pursuant to the terms of the applicable Underlying Financing Agreement or as otherwise agreed pursuant to the terms of the applicable Underlying Financing Agreement.
“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order or filing of a petition for relief under any Debtor Relief Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors of such Person; (d) application or petition for dissolution of such Person; or (e) the sale or transfer of all or any material part of the assets of such Person or the cessation of the business of such Person as a going concern.
“Institutional Obligor” means an entity that (i) is (A) a public or private university, college or school (and any system or district thereof), or (B) a hospital, health care system or other health services-related entity, and (ii) (A) is rated by S&P or Moody’s (or both) and has a credit rating of at least “BBB” by S&P (if then rated by S&P), or “Baa2” by Moody’s (if then rated by Moody’s) or (B) if not rated by either S&P or Moody’s, has a rating that was calculated using Moody’s RiskCalc or Q-Rate credit rating software and such rating is at least equal to "Baa2".
“Insurance Requirements” means that certain insurance required pursuant to Section 10.1.10.
“Intellectual Property” means all intellectual property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s ownership, use, marketing, sale or distribution of any Intellectual Property violates another Person’s Intellectual Property.
“Intercompany Assignment Agreement” means with respect to an Approved Financing, a transfer instrument substantially in the form of Exhibit D-9, by and between the Origination Company, as transferor and the applicable Borrower, as transferee, pursuant to which such Origination Company transfers all of its right, title and interest in and to such Approved Financing to such Borrower.
“Interest Coverage Calculation Period” means, with respect to a Payment Date Borrowing Base Certificate, the period commensurate with the one month Interest Period just ended; provided that the first Interest Coverage Calculation Period shall be the period beginning on the Closing Date and ending on the first Scheduled Calculation Date after the Closing Date.
“Interest Period” means with respect to any Loan, the period commencing on the date such Loan was made until the next Scheduled Calculation Date and thereafter, the one month interest period beginning on the day after such Scheduled Calculation Date and ending on the next Scheduled Calculation Date; provided that (x) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) no Interest Period shall extend beyond the Maturity Date.
“Interest Service Coverage Ratio” means for any period (a) Cashflow Available for Interest Service for such period, divided by (b) all interest accrued by Borrowers on the Outstanding Amount during such period.
“Interest Service Coverage Ratio Threshold” shall mean, for any period, as of any date of determination, the ratio obtained by dividing 1 / (the average Applicable Valuation Percentage weighted by the Nominal Value of each of the Approved Financings part of the Borrowing Base as of such date).
“Investment” means an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) from time to time as mutually agreed between Borrowers and such other Lender.
“Issuing Bank Indemnitees” means each Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
“Knowledge” means when used in reference to any (i) Obligor, (x) the actual knowledge of the officers and employees of each of the Obligors and their Subsidiaries (collectively) whose duties require them to have responsibility for the matter in question, and (y) any knowledge that should have been obtained by any such officers and employees as a result of the reasonable exercise or discharge by such officer or employee of his/her duties or responsibilities in the ordinary course; and (ii) any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person as a result of the reasonable exercise of a discharge by such Person of his/her duties or responsibilities in the ordinary course (and the words “Know” and “Known” shall be construed accordingly).
“Land Lease Borrower” means HA Land Lease I LLC, a Delaware limited liability company, and its permitted successors and assigns under the Land Lease Loan Agreement.
“Land Lease Entity” means with respect to each Approved Financing (Land Assets), the wholly owned subsidiary of the Land Lease Borrower that is party to the Ground Lease related to such Approved Financing (Land Assets).
“Land Lease Loan” means the “Loan” as defined in the Land Lease Loan Agreement.
“Land Lease Loan Agreement” means the Loan Agreement, dated as of the May 29, 2014 by and between the Land Lease Borrower and Borrower HASI (as amended, modified or supplemented from time to time).
“L/C Advance” has the meaning set forth in Section 2.4.8.
“L/C Commitment” means, with respect to the applicable Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of the Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.1.1, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by any Borrower with or in favor of the applicable Issuing Bank and relating to such Letter of Credit.
“L/C Obligations” means, at any time, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into L/C Advances by or on behalf of Borrower at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Sublimit” means $15,000,000. The L/C Sublimit is part of, and not in addition to, the Loan Facility.
“Lender” or “Lenders” has the meaning set forth in the preamble hereto, and shall, for the avoidance of doubt, include any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Assumption.
“Letter of Credit” means any irrevocable standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
“Letter of Credit Fee” has the meaning set forth in Section 2.4.13.
“Lender Indemnitees” means Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
“Lending Office” means the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Agent.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“LIBOR Screen Rate” has the meaning specified in the definition of Eurodollar Rate.
“LIBOR Successor Rate” has the meaning set forth in Section 3.6.1.
“LIBOR Successor Rate Conforming Changes” has the meaning set forth in Section 3.6.1.
“License” means any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
“Lien” means a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.
“Loan” has the meaning set forth in Section 2.1.1. For the avoidance of doubt, “Loan” shall include any L/C Advance.
“Loan Documents” means this Agreement, L/C Documents, Other Agreements and Security Documents.
“Loan Facility” has the meaning set forth in the recitals hereto.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Mandatory Prepayment” means any prepayment required pursuant to the terms of Section 5.2.1.
“Margin” means (a) with respect to each Loan in connection with an Approved Financing (other than the Approved Financing (Amortizing Loan)), 2.00% if such Loan is a Eurodollar Rate Loan or 1.00% if such Loan is a Base Rate Loan, (b) with respect to the Amortizing Loan, 1.50% if such Loan is Eurodollar Rate Loan or 0.50% if such Amortizing Loan is a Base Rate Loan, or (c) with respect to each Loan made pursuant to Section 2.4.8 in relation to any L/C Disbursement, 1.75% if such Loan is a Eurodollar Rate Loan or 0.75% if such Loan is a Base Rate Loan.
“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors.
“Market Disruption” means the occurrence of a substantial impairment of the financial markets generally that is reasonably likely to materially and adversely affect Lenders’ ability to make a requested Commitment available for an Underlying Financing as determined by Administrative Agent in its sole discretion.
“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect (a)(i) on the business, operations, Properties or condition (financial or otherwise) of any Borrower or Guarantor, in the case of a Guarantor, taken as a whole together with its subsidiaries, (ii) on the value of the Collateral, (iii) on the enforceability of any Loan Document, or (iv) on the validity or priority of Administrative Agent’s Liens on any Collateral; (b) on the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) on the ability of Administrative Agent or any Lender to enforce or collect in any Obligation or to realize upon the Collateral (taken as a whole).
“Material Underlying Financing Document” means with respect to any Approved Financing, each document designated by the Administrative Agent as a “Material Underlying Financing Document” in Part IV to Exhibit A to the applicable Underlying Financing Specification and such other Underlying Financing Documents that (i) were entered into after the date such Approved Financing joined the Borrowing Base and (ii) the Administrative Agent and Borrowers agree are material.
“Material Underlying Financing Participant” means with respect to any Approved Financing, each Person listed in Part III to Exhibit A to the applicable Underlying Financing Specification and each other Person that (i) is or becomes a party to a Material Underlying Financing Document after the date hereof and (ii) the Administrative Agent and Borrowers agree is material. Each Underlying Borrower and Underlying Obligor shall be a “Material Underlying Financing Participant” whether or not such Person is identified as such in Part III to Exhibit A to the applicable Underlying Financing Specification.
“Maturity Date” means the earlier of (x) July 19, 2023 and (y) such other date on which the final payment of the principal amount of all Loans becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Rate” means has the meaning set forth in Section 3.9.
“Midpoint Valuation” means with respect to the calculation of the adjusted Borrowing Base under Section 8.1.3(c), the amount equal to the lesser of (x) the midpoint of: Borrowers’ valuation amount, Administrative Agent’s valuation amount and the Independent Appraiser’s valuation amount and (y) the Nominal Value for the applicable Approved Financing.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and Issuing Bank in their sole discretion.
“Modeled Ground Lease Rents” means as of any date of determination with respect to an Approved Financing (Land Assets), the scheduled Ground Lease rent payments used to size the Land Lease Loan, which rent payments have been reduced to account for estimated property taxes payable by the applicable Land Lease Entity pursuant to the terms of the applicable Ground Lease.
“Moody’s” means Moody’s Investors Service, Inc.
“Monthly Discount Factor” means, for each Monthly Period an amount equal to the Monthly Discount Factor of the prior Monthly Period divided by the following: (1 + (Discount Rate for the Monthly Period + Asset Premium)*Day Count).

The Administrative Agent and Borrowers agree that the Monthly Discount Factor for the first Monthly Period will equal:

1 / (1 + (Discount Rate for the Monthly Period + Asset Premium)*Day Count).

“Monthly Period” each period beginning on the tenth (10th) day of each fiscal month occurring during a Valuation Period and ending on the 9th of the following fiscal month; provided that if the Determination Date is not the tenth (10th) day of a given fiscal month, the first “Monthly Period” shall begin on such Determination Date and end on the ninth (9th) day of the following fiscal month in which such Determination Date occurs; provided further that the last Monthly Period shall begin on the tenth (10th) day of the fiscal month in which the Valuation Maturity Date occurs and end on such Valuation Maturity Date.

“Monthly Present Value” for each Monthly Period, an amount equal to the product of (x) the Cash Flows during such Monthly Period, multiplied by (y) the Monthly Discount Factor.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means proceeds (including, when received, any deferred or escrowed payments) received by a Borrower in cash from any disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; and (b) transfer or similar taxes.
“New Lender” has the meaning set forth in Section 2.5.2.
“Nominal Value” means, as of any date of determination for any Valuation Period, with respect to an Approved Financing that is Eligible Collateral, the lesser of, (1) the Par Amount as in effect as of such determination date and (2) the value obtained by reference to clause (I), (II) or (III) of this definition, as applicable: with respect to such Approved Financing (I) that accrues interest at a fixed rate of interest, the sum of the Monthly Present Values for such Approved Financing during such Valuation Period provided that for purposes of determining the Monthly Present Values of such Approved Financing, (a) the Discount Rate shall be an amount equal to the Initial Fixed Rate on such loan and (b) the Asset Premium shall be an amount equal to 0, (II) that accrues interest at a floating rate of interest, the sum of the Monthly Present Values for such Approved Financing during such Valuation Period provided that for purposes of determining the Monthly Present Values of such Approved Financing the Discount Rate shall be LIBOR plus the margin that is being charged pursuant to the terms of the applicable Underlying Financing Agreement and (III) that is a Delayed Draw Financing an amount equal to the total aggregate principal amount actually funded by the applicable Borrower plus any remaining principal amount that the applicable Borrower has committed to fund, in each case, in respect of each such Delayed Draw Financing.
“Nominated Financing” means a prospective Underlying Financing proposed to be purchased by the applicable Borrower with the proceeds of one or more Advances and described in the Underlying Financing Specification submitted with the applicable Proposal Package.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or affected Lenders in accordance with the terms of Section 14.1 and (ii) has been approved by Required Lenders.
“Non-Defaulting Lender” means at any time, each Lender or Issuing Bank that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means Debt of any Subsidiary of a Guarantor (other than HA LLC and HA LP) in the nature of a Hedge Agreement, capital lease or secured loan and with respect to which the creditor has recourse only to such Subsidiary that is the obligor thereof, any Person that is the sole owner of such obligor (unless such owner is a Guarantor) or the collateral which secured such Debt, and has no recourse (including by virtue of a Lien or Guarantee (as defined in the Guaranty)) to any of the Guarantors, or such debt that is otherwise classified as “non-recourse” debt (including any “non-recourse” debt of HA LLC to the extent so classified therein) in the HA INC financial statements delivered to the Administrative Agent in accordance with Section 10.1.1(a)(i) or (b)(i) of the Guaranty, as applicable.
“Notice of Borrowing” means a notice submitted by Borrower Agent in order to request an Advance substantially in the form of Exhibit A.
“Notice of Assignment” means a notice to an Underlying Borrower or an Underlying Obligor by which such Person is given notice of an Origination Company’s assignment or a Land Lease Entity’s assignment, as applicable, of such Person’s rights in, to and under Underlying Financing Documents with respect to an Approved Financing pursuant to an Underlying Financing Agreement, in form and substance satisfactory to Administrative Agent and Lenders (a form of which may be attached as Exhibit B-2 at such time as Administrative Agent, Lenders and Borrowers mutually agree upon a form thereof).
“Notice of Collateral Assignment” means a notice to an Underlying Borrower or an Underlying Obligor, as applicable, by which such Underlying Borrower or Underlying Obligor, as applicable, is given notice of a Borrower’s collateral assignment to the Collateral Agent of the Borrower’s rights in, to and under Underlying Financing Documents with respect to an Approved Financing pursuant to a Collateral Assignment and which includes payment instructions in respect of any amounts paid to or for the benefit of such Underlying Borrower or such Underlying Obligor, as applicable under such Underlying Financing Documents, in form and substance satisfactory to Administrative Agent and Lenders (a form of which may be attached as Exhibit B-1 at such time as Administrative Agent, Lenders and Borrowers mutually agree upon a form thereof).
“Obligations” means all (a) principal of and premium, if any, on the Loans or any L/C Credit Extension, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, including any Letter of Credit and (c) other Debts, obligations and liabilities of any kind, in each case, owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
“Obligor” means each Borrower, each Pledgor and each Guarantor.
“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.
“Ordinary Course of Business” means with respect to each Obligor, the ordinary course of business of such Obligor, undertaken in good faith and consistent with Applicable Law and past practices.
“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“Origination Company” means with respect to an Underlying Financing, any Affiliate (other than a Borrower) of HA INC which is the original purchaser, lender or financing party and counterparty under the applicable Underlying Financing Documents and the direct or indirect seller of such Underlying Financing Documents and Approved Financing to the applicable Borrower.
“OSHA” means the Occupational Safety and Hazard Act of 1970.
“Other Agreement” means the Engagement Letter, the Guaranty, Borrowing Base Certificate, each Compliance Certificate, each Intercompany Assignment Agreement, each Fee Letter, the Approved Bank Side Letter or other note, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person by or on behalf of such Obligor to Administrative Agent or a Lender in connection with the other Loan Documents.
“Other Connection Taxes” means Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
“Other Material Underlying Event” means any of the following events with respect to an Approved Financing: (i) an Adverse Proceeding shall exist or shall have occurred in respect of any Material Underlying Financing Participant; (ii) the Underlying Borrower or following Acceptance (if the Approved Financing is an Approved Financing (G&I)), Underlying Obligors (unless the Underlying Borrower retains the obligation to insure) have failed to comply with the insurance requirements provided in the Material Underlying Financing Documents or such insurance is not in full force and effect; (iii) the execution, delivery and performance of the Material Underlying Financing Documents by the parties thereto violates in any material respect any provision of any Applicable Law; (iv) a Material Underlying Financing Participant is an individual or entity currently the subject of any Sanctions, or a Material Underlying Financing Participant, is located, organized or resident in a Designated Jurisdiction; (v) an Underlying Borrower or an Underlying Obligor thereof is in violation in any material respect of the Anti-Terrorism and Money Laundering Laws applicable to it; (vi) an Underling Borrower or an Underlying Obligor or any Subsidiary of any Underlying Borrower or Underlying Obligor is an individual or entity currently the subject of any Sanctions, or the Underlying Borrower or Underlying Obligor or any Subsidiary of an Underlying Borrower or Underlying Obligor is located, organized or resident in a Designated Jurisdiction; or (vii) a Material Underlying Financing Participant, or any Person that Controls a Material Underlying Financing Participant is in violation in any material respects of any Anti-Terrorism and Money Laundering Laws applicable to it.
“Other Watched Loan Event” means with respect to an Approved Financing, any event, circumstance, condition, default or breach explicitly identified in the Underlying Financing Specification for such Approved Financing (at the request of the Super-Majority Lenders following their review and diligence of such Approved Financing pursuant to Section 7.1.2) as an event, circumstance, condition, default or breach, the occurrence of which, or failure to occur, as the case may be, would result in such Approved Financing being designated as a Watched Loan.
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.9.2).
“Other Zero Value Event” means with respect to an Approved Financing, any event, circumstance, condition, default or breach explicitly identified in the Underlying Financing Specification for such Approved Financing (at the request of the Super-Majority Lenders following their review and diligence of such Approved Financing pursuant to Section 7.1.2) as an event, circumstance, condition, default or breach, the occurrence of which, or failure to occur, as the case may be, would result in such Approved Financing being designated as a Zero Value Approved Financing.
“Outstanding Amount” means the aggregate outstanding principal amount of Loans, including L/C Advances, extended by Lenders after giving effect to any borrowings and prepayments or repayments of Loans.
“Par Amount” means, with respect to an Approved Financing as of any date of determination, the scheduled par amount or value that would be payable as of such date of determination under the terms of the applicable Underlying Financing Agreement.
“Participant” has the meaning set forth in Section 13.2.1.
“Participant Register” means has the meaning specified in Section 13.2.2.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“Paying Agent” means The Bank of New York Mellon.
“Paying Agency Agreement” means a paying agency agreement among HA INC, HA LLC, the Paying Agent, the Administrative Agent and the Collateral Agent in form and substance satisfactory to Administrative Agent and Lenders.
“Payment Date” has the meaning set forth in Section 3.1.1(c).
“Payment Date Borrowing Base Certificate” has the meaning set forth in Section 8.1.1.
“Payment Item” means each check, draft or other item of payment payable to any Borrower, including those constituting proceeds of any Collateral.
“Payoff Letter” means a letter agreement among, and in form and substance satisfactory to, Borrowers, the Guarantors and the Administrative Agent confirming Full Payment and providing for the survival of certain provisions, including indemnification obligations, as set forth in Section 4.6 and as otherwise provided in the Loan Documents.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Permitted Debt” has the meaning set forth in Section 10.2.1.
“Permitted Disposition” means as long as no Default or Event of Default exists and all Net Proceeds are remitted to Collateral Agent for application in accordance with the terms of the Depositary Agreement, any disposition of Collateral or other Property that is (a) disposed of in accordance with Section 8.1.4; or (b) otherwise approved in writing by Administrative Agent and Required Lenders.
“Permitted Investment” means (a) Cash Equivalents that are subject to the Collateral Agent’s Lien in accordance with the Depositary Agreement; (b) any Intercompany Loan (as defined in Appendix 2A, Part C) and the Underlying Financings contemplated under the Loan Documents to the extent joined to the Borrowing Base in accordance with Section 6.2; and (c) equity contributions made in cash by a Guarantor to Borrowers for the purpose set forth in Section 10.2.15; provided that any such cash contribution shall be directly funded by such Guarantor into the Borrower Collateral Accounts for further application and deposit into the applicable Borrower subaccount in accordance with the terms of the Depositary Agreement.
“Permitted Liens” has the meaning set forth in Section 10.2.2.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
“Platform” has the meaning set forth in Section 14.3.3.
“Pledge Agreement(s)” means individually or collectively as the context requires: (a) that certain Pledge and Security Agreement dated as of the Closing Date among HA LLC and Collateral Agent (b) that certain Pledge and Security Agreement dated as of the Closing Date among HAT Holdings I and Collateral Agent (c) that certain Pledge and Security Agreement dated as of the Effective Date among HAT Holdings II and Collateral Agent (d) that certain Pledge and Security Agreement dated as of the Closing Date among Pledgor HASI and Collateral Agent; (e) that certain Pledge and Security Agreement dated as of the Closing Date among Pledgor HAT I and Collateral Agent, and (f) that certain Pledge and Security Agreement dated as of the Closing Date among Pledgor HAT II and Collateral Agent.
“Pledgors” means, individually or collectively as the context requires, HA LLC, HAT Holdings I, HAT Holdings II, Pledgor HASI, Pledgor HAT I and Pledgor HAT II.
“Pledgor Certificate” means a certificate from the Pledgors substantially in the form of Exhibit D-4.
“Pledgor HASI” means Titan-Rhea Holdings (HASI) LLC, a Delaware limited liability company.
“Pledgor HAT I” means Titan-Rhea Holdings (HAT I) LLC, a Delaware limited liability company.
“Pledgor HAT II” means Titan-Rhea Holdings (HAT II) LLC, a Delaware limited liability company.
“Prepay Period” has the meaning set forth in Section 5.2.1(a)(i).
“Principal Office” means for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix 1, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower Agent and Lenders.
“Principal Person” means any officer, director, managing member, beneficial owner of 10% or more of equity interests that are not publicly traded securities, other natural person (whether or not an employee) with primary management or supervisory responsibilities over a Borrower or the Project Portfolio or who has critical influence on or substantive control over a Borrower or the Project Portfolio, and each of their respective successors and assigns.
“Project Portfolio” means the series of Approved Financings financed with or that have otherwise become Eligible Collateral under the Loan Facility, including all Underlying Financings and other collateral securing any such Approved Financings.
“Properly Contested” means with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Proposal Package” has the meaning set forth in Section 7.1.2.
“Proposed Nominated Financing” has the meaning set forth in Section 7.1.2.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 14.3.3.
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
“Rate Determination Date” means two (2) Business Days prior to the day on which the applicable Borrowing Base Certificate is delivered to the Administrative Agent.
“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real property or any buildings, structures, parking areas or other improvements thereon.
“Receivable” means any payment or amount of fees, principal, interest, premium, prepayment or other amount required to be paid to the applicable Borrower under an Underlying Financing Document.
“Recipient” means Administrative Agent, any Lender, any Issuing Bank or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
“Register” has the meaning set forth in Section 5.6.2.
“Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Date” has the meaning set forth in Section 8.1.3(e).
“Removal Effective Date” has the meaning set forth in Section 12.5.2.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Approval” means any (a) permit, license, authorization, plan, directive, consent order, consent decree or other regulatory or governmental approval of or from any Governmental Authority, (b) any notice of filing with any Governmental Authority and (c) approval, waiver or other consent of any other Person, in each case to the extent necessary with respect to the Loan Facility, the Eligible Collateral or any Underlying Financing.
“Required Lenders” means as of any date of determination, Lenders holding more than 50% of, (a) at any time prior to the Maturity Date, the sum of the (i) Outstanding Amount and L/C Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (ii) aggregate unused Commitments at such time and (b) thereafter, the Outstanding Amount and L/C Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that if on the date of determination there are two or more non-Affiliated Lenders and one Lender and its Affiliates collectively holds more than 50% of the amounts described in clauses (a) or (b) of this definition, as applicable, “Required Lenders” shall mean at least two non-Affiliated Lenders collectively holding such amounts; provided further that the Loans, L/C Obligations and unused Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the applicable Issuing Bank in making such determination.
“Resignation Effective Date” has the meaning set forth in Section 12.5.1.
“Resolved” means, with respect to an Approved Financing that is subject to one of the conditions set forth in clauses (iv) through (vii) of the definition of Other Material Underlying Events, that the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion) has determined based on information that has been provided to it by Borrowers as well as its own internal investigation that such Approved Financing may remain a part of the Borrowing Base as Eligible Collateral as a Watched Loan; provided that the Administrative Agent (at the direction of the Required Lenders) shall have the right to re-evaluate such Approved Financing if the Administrative Agent or any Lender becomes aware of facts not previously disclosed to it or of which it was not previously aware during the initial review process.
“Restricted Investment” means any Investment by any Borrower, other than Permitted Investments.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Borrower now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower now or hereafter outstanding (d) management or similar fees payable to any Guarantor or any of their Affiliates and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Debt.
“ROFO Notice” means with respect to the Approved Financing (Amortizing Loan), any notice to the other members of the Underlying Borrower pursuant to which such members consent (or decline to consent, as applicable) to the waiver of any requirements that would potentially apply to any rights of first refusal under the Underlying Borrower’s limited liability agreement.
“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by any Borrower under a License.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.
“Sanction” means any economic or financial sanctions or trade embargos administered, imposed or enforced by (a) the United States Government, including without limitation, OFAC and the United States Department of State, (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty’s Treasury (“HMT”), (e) any European Union member state, or (f) any other relevant sanctions authority.
“Sanctioned Person” has the meaning set forth in Section 9.1.18(a).
“Scheduled Amortizing Loan Repayment” means any prepayment required pursuant to the terms of Section 5.2.3.

“Scheduled Calculation Date” means, with respect to each Payment Date, each date that is two (2) Business Days prior to such Payment Date.

“Scheduled DD Amount” means, at any time with respect to a Delayed Draw Financing, the aggregate portion of the Aggregate DD Amount to be funded on a Credit Date by the applicable Borrower and/or Lenders, as the case may be.

“Scheduled Unavailability Date” has the meaning set forth in Section 3.6.1(c)(ii).

“Secured Parties” means Administrative Agent, Collateral Agent, Lenders and Issuing Banks.
“Securities Account Control Agreements” mean, collectively, those securities account control agreements entered into from time to time, by and among the Borrowers, certain Affiliates of the Borrowers, the Administrative Agent, and the Bank of New York Mellon, as Intermediary and Securities Intermediary.
“Security Agreement” means that certain Security Agreement (Approval-Based) dated as of the Closing Date between each Borrower and Collateral Agent.
“Security Documents” means, the Security Agreement, the Securities Account Control Agreement, the Pledge Agreements, the Depositary Agreement, the Paying Agency Agreement and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
“Semi-annual Period” means each period of six-months, commencing on the first day of a Fiscal Year; provided that the first such period shall begin on the Closing Date and end on June 30, 2019.
“Solvency Certificate” means a certificate from the Obligors substantially in the form of Exhibit D-7.
“Solvent” means (a) with respect to any Obligor, that as of the date of determination, both (i) (A) the sum of such Obligor’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Obligor’s present assets; (B) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in the pro forma balance sheets and income statements delivered to Administrative Agent pursuant to Section 6.1.6 or with respect to any transaction contemplated by such Obligor to be undertaken after the Effective Date; and (C) such Obligor has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Obligor is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and Applicable Laws relating to fraudulent transfers and conveyances and (b) as to any other Person, such Person (i) owns Property whose Fair Salable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present Fair Salable Value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5). “Solvent”, when used in connection with any Guarantor or Pledgor, shall be calculated for such Person on a consolidated basis with the Subsidiaries of such Person.
“Specified Ground Lease Default” means with respect to an Approved Financing (Land Assets) (i) the occurrence of a default under a Ground Lease which is not cured within the applicable grace period therein (if any) and (ii) the project related to such Ground Lease has not achieved Commercial Operations.
“State/Local Obligor” means an entity that (i) is a U.S. state or U.S. county, city, township, or municipal agency, authority, body, commission, court, instrumentality, political subdivision, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions as a governmental authority, and (ii) (A) is rated by S&P or Moody’s (or both) and has a credit rating of at least “BBB” by S&P (if then rated by S&P) or “Baa2” by Moody’s (if then rated by Moody’s) or (B) if not rated by either S&P or Moody’s, has a rating that was calculated using Moody’s RiskCalc or Q-Rate credit rating software and such rating is at least equal to “Baa2”.
“Subsidiary” means with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.
“Super-Majority Lenders” means as of any date of determination, Lenders holding more than 75% of, (a) at any time prior to the Maturity Date, the sum of the (i) Outstanding Amount and L/C Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (ii) aggregate unused Commitments at such time and (b) thereafter, the Outstanding Amount and L/C Obligations at such time (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Loans, L/C Obligations and unused Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of the Super-Majority Lenders; provided further that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the applicable Issuing Bank in making such determination.
“Supplemental Borrowing Base Certificate” has the meaning set forth in Section 5.2.1(a)(i).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.” Tax” shall mean any of the foregoing.
“Threshold Amount” means an amount equal to the product of (a) the Aggregate DD Amount and (b) the percentage obtained by dividing the Applicable DD Percentage (as the numerator) by the Borrower Advance Rate.
“Titan Agreement” means that certain Loan Agreement (Rep-Based) dated as of the Closing Date by and among certain Affiliates of the Borrowers, namely, Titan Borrower (HASI) LLC, Titan Borrower (HAT I) LLC and Titan Borrower (HAT II) LLC, as borrowers, and the lenders and agents party thereto.
“Title IV Plan” means a Plan, excluding any Multiemployer Plan, that is subject to Title IV of ERISA.
“Total Commitments” means the aggregate Commitment of all Lenders.
“Transfer Documents” means, collectively, the transfer documents dated on or prior to the Closing Date pursuant to which underlying financings owned by the Borrowers or one or more Affiliates of the Borrowers on the Closing Date (other than the Approved Financings), if any, are transferred to the applicable Borrower by one or more Affiliates of the Borrowers.
“U.S. Federal Government Obligor” means an entity that is an agency of the United States of America and the obligations of which are fully guaranteed by the full faith and credit of the United States.
“U.S. Person” means a “United States Person” (as defined in Section 7701(a)(30) of the Code).
“U.S. Tax Compliance Certificate” means a certificate, in the form of Exhibit D‑7A, Exhibit D-7B, Exhibit D-7C or Exhibit -7D, as applicable and satisfactory to Administrative Agent, by which a Foreign Lender or Foreign Participant certifies compliance with Section 5.8.2(b).
“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“Underlying Borrower” means with respect to any Approved Financing, as applicable, the Person identified in the applicable Underlying Financing Specification as an “Underlying Borrower”, which shall include, for the avoidance of doubt, the Land Lease Borrower and the Amortizing Borrower.
“Underlying Borrower Advance” means, with respect to any Delayed Draw Financing, the portion of the advance or borrowing amount requested by the applicable Underlying Borrower from the applicable Borrower in accordance with the terms of the Underlying Financing Documents.
“Underlying Borrower Guarantor” means with respect to each Approved Financing, each Person (if any) guaranteeing the obligations of the applicable Underlying Borrower under any of the Underlying Financing Documents or otherwise providing credit support in respect of such obligations and identified as such in the Underlying Financing Specification.
“Underlying Depositary” means any depositary, collateral agent, administrative agent or paying agent or any other Person performing such similar role appointed pursuant to the Underlying Financing Documents.
“Underlying Financing” means with respect to any Approved Financing, the financing, acquisition or other transaction as described in the applicable Credit Date Certificate and the applicable Underlying Financing Specification, as such Underlying Financing Specification may be supplemented, modified, amended, restated or replaced from time to time, and any renewals, extensions, or refinancing thereof, and all collateral securing such loan.
“Underlying Financing Agreement” means, for each Approved Financing, any agreement, in each case, identified in Part IV of Exhibit A to the applicable Underlying Financing Specification as an “Underlying Financing Agreement”.
“Underlying Financing Criteria” means each of the criteria, terms and conditions set forth in Appendix 2.
“Underlying Financing Documents” means with respect to any Underlying Financing, any promissory note evidencing the obligations of the Underlying Borrower, the Underlying Financing Agreement, each Underlying Financing Project Document and all of the other documents evidencing the obligation of the applicable Underlying Borrower or representing any of the rights and interests of the applicable Borrower as lender, buyer or noteholder thereunder or delivered by or assigned or collaterally assigned to such Borrower in connection with such Underlying Financing and all documents related to the creation, perfection or maintenance of Liens granted or collateral provided to secure such Underlying Financing, as the same may be supplemented, modified, amended, restated or replaced from time to time and including those documents set forth in Part IV of Exhibit A to the applicable Underlying Financing Specification.
“Underlying Financing Project Documents” means each document listed in Part IV of Exhibit A of the applicable Underlying Financing Specification under the heading “Underlying Financing Project Documents”, including the Material Underlying Financing Documents.
“Underlying Financing Proposal Certificate” means each certificate substantially in the form of Exhibit A to Appendix 2, or otherwise satisfactory to Administrative Agent.
“Underlying Financing Specifications” means each investment specification delivered by Borrowers in the form of Appendix 3.
“Underlying Material Adverse Effect” means with respect to an Underlying Financing, the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects, condition (financial or otherwise) or the value of any Underlying Project or other material collateral securing the applicable Underlying Financing, on the enforceability of any Material Underlying Financing Document, or on the validity or priority of the applicable Borrower’s Lien on any collateral under the applicable Underlying Financing Documents; (b) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of a Material Underlying Financing Participant or otherwise impairs the ability of the applicable Material Underlying Financing Participant to perform its obligations under the Underlying Financing Documents, including repayment of any obligations thereunder; or (c) has or could be reasonably expected to have a material adverse effect on the ability of Administrative Agent or any Lender or the applicable Borrower to enforce or collect any obligations under the Underlying Financing Documents or to realize upon any collateral provided pursuant to any Underlying Financing Documents.
“Underlying Obligor” means with respect to any Approved Financing, each counterparty to a Ground Lease with a Land Lease Entity, State/Local Obligor, U.S. Federal Government Obligor or Institutional Obligor or other Person identified as an “Underlying Obligor” in the Underlying Financing Specification for such Approved Financing.
“Underlying Project” means with respect to an Underlying Financing, the energy efficiency, clean energy or other sustainable infrastructure project or leasehold interest financed, directly or indirectly, by the applicable Borrower under such Underlying Financing.
“Unfunded Financing Commitment Amount” means with respect to any Delayed Draw Financing, as of any date of determination, an amount equal to the Delayed Draw Commitment Amount for such loan minus the aggregate principal amount advanced by Lenders hereunder in respect of such Delayed Draw Financing.
“Unreimbursed Amount” has the meaning set forth in Section 2.4.8.
“United States” and “U.S.” means the United States of America.
“Valuation Maturity Date” means the date that is the earlier of (x) the last scheduled date for payment of principal and interest under the Underlying Financing Agreement for such Approved Financing and (y) the date set forth in the Underlying Financing Specification for such Approved Financing as the “Implied Valuation Maturity Date”.
“Valuation Period” with respect to an Approved Financing, the period beginning on the applicable Determination Date and ending on the Valuation Maturity Date and with respect to a Delayed Draw Financing, the period beginning on the first Business Day after the last advance under the Delayed Draw Financing and ending on the Valuation Maturity Date.
“Voluntary Prepayment” has the meaning set forth in Section 5.2.2(a).
“Watched Loans” means any Approved Financing (i) that is subject to a default under its corresponding Underlying Financing Documents (or, in the case of any Approved Financing (Land Assets), any Ground Lease) as a result of the failure by any Underlying Borrower or any other obligor to make any payment when due under the terms of such Underlying Financing Agreement (or, in the case of any Approved Financing (Land Assets), any Ground Lease) or any other Underlying Financing Documents, following the expiration of any grace or cure period expressly permitted for such default in such Underlying Financing Documents (or, in the case of any Approved Financing (Land Assets), any Ground Lease) (but excluding any extended grace periods or “cure rights” afforded to any lender or other Person providing construction, tax equity or other debt or equity financing to the applicable Underlying Borrower or Underlying Obligor contained in any other documents which are not Underlying Financing Documents; provided that, notwithstanding the foregoing, any Approved Financing (Land Assets) with a Ground Lease that is subject to a payment default shall become a Watched Loan hereunder on the thirtieth (30th) day following such payment default (without regard to any cure period) unless such payment default is cured on or prior to such thirtieth (30th) day; (ii) that is subject to a bankruptcy default as a result of an Insolvency Proceeding; (iii) that is subject to any Deteriorating Credit Condition; (iv) an Other Material Underlying Event has occurred with respect thereto; or (v) any Other Watched Loan Event has occurred with respect thereto. Notwithstanding anything to the contrary in this Agreement, the Approved Financing (Amortizing Loan) shall not be designated a Watched Loan as a result of any payment default by, bankruptcy of, or other event, circumstance or condition affecting, Strong Upwind Holdings LLC or any of its subsidiaries.
“Weighted Average Life” for each Approved Financing, as of any date of determination, the amount obtained by dividing (a) the sum of the products obtained by multiplying the amount of each remaining scheduled principal payment for such Approved Financing, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Approved Financing.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Written Materials and Notices” means any written offer, report, filing, acceptance, election, approval, consent, certification, request, waiver or notice delivered with respect to an Approved Financing, excluding communications relating to administrative  matters.
“Zero Value Approved Financing” means an Approved Financing (I) whose corresponding Underlying Financing Documents (or, in the case of any Approved Financing (Land Assets), any Ground Lease) are (x) subject to any payment or bankruptcy default described in clause (i) or (ii) of the defined term ‘Watched Loan” (other than with respect to Approved Financing (Land Assets) with a Ground Lease that is subject to a payment default, which shall only become a Zero Value Approved Financing if the Modeled Ground Lease Rents for such Ground Lease are reduced by 100% in accordance with Section 8.1.3(b)(iv)) or any Delinquent U.S. Federal Government Contract, or (y)(i) subject to one of the conditions set forth in clause (iv) through and including (vii) of the definition of Other Material Underlying Events and (ii) thirty (30) days have elapsed since the date of determination by Administrative Agent, the Super-Majority Lenders, or any Obligor that any such condition occurred without such Approved Financing having been Resolved or otherwise removed from the Borrowing Base pursuant to Section 8.1.3(e), (II) that is a Delayed Draw Financing if the applicable Borrower has failed to fund its portion of any advance required to be made by such Borrower under such Delayed Draw Financing or such Borrower is otherwise considered to be a defaulting lender or party under such Delayed Draw Financing, or (III) that is subject to an Other Zero Value Event. Notwithstanding anything to the contrary in this Agreement, the Approved Financing (Amortizing Loan) shall not be designated a Zero Value Approved Financing as a result of any payment default by, bankruptcy of, or other event, circumstance or condition affecting, Strong Upwind Holdings LLC or any of its subsidiaries.

1.2.    Accounting Terms.
1.2.1.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Obligors, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrowers and their subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
1.2.2.    If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or Required Lenders shall so request, Administrative Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Obligors for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding anything to the contrary contained in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all computation of any financial ratio or requirement set forth in any Loan Document shall be made or delivered, as applicable, in accordance therewith.
1.2.3.    All references herein to consolidated financial statements of the Obligors or to the determination of any amount for the Obligors on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that HA INC is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.3.    Certain Matters of Construction. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
1.3.1.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits, Appendixes and Schedules shall be construed to refer to Sections of, and Exhibits, Appendixes and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3.2.    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
1.3.3.    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.3.4.    All references to Nominal Value, Borrowing Base components, Loans, Underlying Financings, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of BB Adjusted Value, Nominal Value, Borrowing Base (and all components thereof) and financial covenants) made from time to time under the Loan Documents, shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Administrative Agent (and not necessarily calculated in accordance with GAAP).
1.3.5.    Unless otherwise specified herein or in such other Loan Document or unless the context requires otherwise, each reference to any Underlying Financing Specification, Underlying Financing, Underlying Financing Document, Underlying Borrower, Underlying Project, Underlying Financing Project Documents or Underlying Obligor shall refer to such Underlying Financing Specification, Underlying Financing, Underlying Financing Document, Underlying Borrower, Underlying Project, Underlying Financing Project Documents or Underlying Obligor with respect to the applicable Approved Financing or Proposed Nominated Financing. When an Underlying Financing is released pursuant to Section 8.1.4, such Underlying Financing shall cease to be an Approved Financing for purposes of this Agreement.
1.3.6.    Unless otherwise specified herein or in such other Loan Document or the context requires otherwise, each reference to any Approved Financing shall refer, collectively, to the Underlying Financing securing such Approved Financing and all Underlying Financing Documents related thereto.
1.3.7.    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.4.    Currency Equivalents. Borrowers shall deliver financial statements and calculate financial covenants in Dollars. In the event that any Borrowers propose that any Underlying Financing or Approved Financing be denominated in a currency other than Dollars, the parties hereto shall enter into good faith negotiations to amend this Agreement to provide for the Dollar equivalent of any such amounts as determined by Administrative Agent on a daily or other basis to be agreed, based on a conversion rate to be agreed between Borrowers and Lenders.
1.5.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2.     CREDIT FACILITIES
2.1.    Loans.
2.1.1.    Subject to the terms and conditions hereof, including without limitation, Section 4.3, each Lender agrees to make, prior to the Commitment Termination Date pursuant to Section 4.1, one or more loans (each such loan, a “Loan” and collectively, the “Loans”) to Borrowers up to an aggregate amount equal to the Commitment of such Lender; provided that in no event shall Lenders have any obligation to honor a request for a Loan if after giving effect thereto either (I) the Availability Amount (calculated using the Adjusted Borrowing Base) is less than zero or (II) the Borrowers have failed to comply with the Interest Service Coverage Ratio Threshold for the most recent Interest Coverage Calculation Period. Notwithstanding anything herein to the contrary, there shall be no more than two (2) Advances in any calendar month.
2.1.2.    Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrowers may borrow under Section 4.1, prepay under Section 5.2.2, and re‑borrow under Section 4.1.

Loan Agreement (Approval-Based)

ny-1350520

2.2.    Notes. Loans and interest accruing thereon shall be evidenced by the accounts or records of Administrative Agent and the applicable Lender. As a condition precedent to the initial Advance under this Agreement and at any time thereafter if so requested by Administrative Agent (following a request therefor from a Lender) by written notice to Borrower Agent (with a copy to such Lender), Borrowers shall execute and deliver to the requesting Lender (with a copy to Administrative Agent), at least (2) Business Days prior to the applicable Credit Date for such Advance (or, if such notice is delivered after such Credit Date, promptly after receipt of such notice) a Borrower Note, which shall evidence the applicable Loan in the amount equal to the Maximum Loan Amount and shall be in addition to the accounts and record.
2.3.    Use of Proceeds. The proceeds of each Advance shall be applied by Borrowers (a) to fund loans from the Borrowers to the Land Lease Borrower in accordance with the Land Lease Loan Agreement, (b) to purchase an Approved Financing from an Origination Company or reimburse an Affiliate of Borrowers that funded an Origination Company in connection with such Origination Company’s acquisition of an Approved Financing, (c) to pay costs and expenses of Borrowers, in each case, in accordance with the terms in this Agreement and the other Loan Documents, (d) to pay fees and transaction expenses associated with each Advance and (e) for general corporate purposes. No portion of the proceeds of any Advance shall be used (x) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of any Advance, is the subject of Sanctions or in any manner that will result in a violation by any Person of Sanctions, (y) in any manner that causes or might cause such Advance or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other applicable regulation thereof or to violate the Exchange Act, or (z) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Bribery and Anti- Corruption Laws that may be applicable.
2.4.    Letters of Credit.
2.4.1.    General. The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1.1., any Borrower may request from the Issuing Banks, in reliance on the agreements of the Lenders set forth in this Section, to issue, at any time and from time to time prior to the Commitment Termination Date, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to Administrative Agent and the applicable Issuing Bank in their reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.
2.4.2.    Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower Agent shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to any Issuing Banks selected by it and to Administrative Agent not later than 2:00 p.m. (New York time) at least three (3) Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, extension, reinstatement or renewal, as the case may be, a notice, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.4.6), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the relevant Issuing Bank, the Borrower Agent also shall submit a Letter of Credit Application and reimbursement agreement in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application and reimbursement agreement or other agreement submitted by such Borrower Agent to, or entered into by any Borrower with, such Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
2.4.3.    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving pro forma effect to such issuance, amendment, extension, reinstatement or renewal (a) the aggregate amount of the outstanding Letters of Credit issued by the Issuing Banks shall not exceed the L/C Commitment, (b) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (c) the aggregate principal amount of each Lender’s outstanding Loans and participations in L/C Obligations at such time shall not exceed its Commitment, (d) the total Outstanding Amount and L/C Obligations shall not exceed the Total Commitments and (e) the Borrowing Base is greater than or equal to the Aggregate Usage.
2.4.4.    No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(a)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;
(b)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;
(c)    except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $500,000;
(d)    any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.2.2) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(e)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
2.4.5.    No Issuing Bank shall be under any obligation to amend any Letter of Credit if (a) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (b) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
2.4.6.    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date that is twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, twelve (12) months after the then‑current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
2.4.7.    Participations.
(a)    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(b)    In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each L/C Disbursement made by the applicable Issuing Bank not later than 1:00 p.m. (New York time) on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.4.8 until such L/C Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to any Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 5.1.2 with respect to Loans made by such Lender (and Section 5.1.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.4), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to Section 2.4.8, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any L/C Disbursement shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such L/C Disbursement.
(c)    Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender's Commitment is amended pursuant to the operation of Sections 2.5 or 2.6, as a result of an assignment in accordance with Section 14.1 or otherwise pursuant to this Agreement.
(d)    If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4.7, then, without limiting the other provisions of this Agreement, the applicable Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan or L/C Advance, as the case may be. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (d) shall be conclusive absent manifest error.
2.4.8.    Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such Issuing Bank in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m. (New York time) on (a) the Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. (New York time) or (b) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time. If Borrower does not make such payment, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested an Advance of Eurodollar Rate Loans from the Lenders to be disbursed on the date of payment by the applicable Issuing Bank under a Letter of Credit in an amount equal to the Unreimbursed Amount (such advance, an “L/C Advance”), without regard to the minimum and multiples specified herein for the principal amount of Eurodollar Rate Loans, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 4.1 (other than the delivery of a Notice of Borrowing). Each L/C Advance made shall be a Eurodollar Loan from the Lenders in their respective pro rata shares bearing interest at the Eurodollar Rate plus the Margin applicable to L/C Advances. The applicable Borrower’s obligation to make a payment to the Issuing Bank in connection with such L/C Disbursement shall be discharged and replaced by Borrowers obligation to repay such L/C Advance. Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.4.8 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.4.9.    Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (b) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (c) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (d) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrowers or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrowers, (e) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (f) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft; (g) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or UCP, as applicable, or (h) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. The Borrower Agent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrower Agent will immediately notify the applicable Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
2.4.10.    Role of Issuing Bank. None of the Administrative Agent, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or willful failure to pay under any Letter of Credit on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination, and that:
(a)    the applicable Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(b)    the applicable Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(c)    an Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(d)    this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.
2.4.11.    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower Agent when a Letter of Credit is issued by such Issuing Bank (including any such agreement applicable to an existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and no Issuing Bank’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
2.4.12.    Limitation of Liability. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
2.4.13.    Letter of Credit Fees. Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) with respect to each Letter of Credit equal to a rate per annum equal to 1.50% (the “Applicable L/C Rate”) times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. Accrued fees with respect to each Letter of Credit shall be payable in arrears on each Payment Date, commencing on the first Payment Date to occur after such issuance of the Letter of Credit, on the Maturity Date and thereafter on demand, computed on a monthly basis in arrears.
2.4.14.    Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such Issuing Bank, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears. Such fronting fee shall be due and payable in arrears on each Payment Date, commencing on the first Payment Date to occur after such issuance of the Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. In addition, the Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
2.4.15.    Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower Agent in writing of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.
2.4.16.    Interim Interest. If the Issuing Bank for any Letter of Credit shall make any L/C Disbursement, then, unless (i) the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made or (ii) an L/C Advance shall be deemed made with respect to such L/C Disbursement pursuant to Section 2.4.8, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement or such L/C Advance is deemed to be made, at the rate per annum then applicable to Base Rate Loans. Any such interest shall be for the account of such Issuing Bank.
2.4.17.    Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement between the Borrower Agent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Sections 2.4.13 and 2.4.14, as applicable. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
2.4.18.    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall immediately deposit into the Cash Collateral Account an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Sections 11.1.7 or 11.1.8. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or Section 2.4.6, if any L/C Obligations remain outstanding after the expiration date specified in Section 2.4.6, the Borrowers shall immediately deposit into the Cash Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Monies in the Cash Collateral Account shall be applied to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.
2.4.19.    Conflict with L/C Documents. In the event of any conflict between the terms hereof and the terms of any L/C Document, the terms hereof shall control.
2.4.20.    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Agents, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances in the Cash Collateral Account, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.4.23. If at any time any Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent or the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount required under Section 2.4.22 or the amount required under Section 2.4.18 or 4.2.3, as applicable, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 4.2.3, after giving effect to Section 4.2.2 and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Cash Collateral Accounts. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
2.4.21.    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto including by the termination of Defaulting Lender status of the applicable Lender or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.4.22.    Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within five (5) Business Days following the written request of the Administrative Agent or Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.2.2) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
2.4.23.    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under Section 2.4.4, 2.4.18, 2.4.20, 2.4.22, 11.2, or 13.4.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
2.4.24.    Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Affiliate of the Borrowers, the Borrowers shall be obligated to reimburse, indemnify and compensate the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of a Borrower. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Affiliate in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Affiliate inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Affiliates.

2.5.    Increase in Commitments.
2.5.1.    Borrower Agent may request an increase in Commitments from time to time upon notice to Administrative Agent as long as the requested increase is in a minimum amount of $50,000,000 (or any other amount as the Administrative Agent (at the direction of the Lenders) and the Borrower Agent may mutually agree) and is offered on the same terms as existing Commitments; provided that Administrative Agent and the Lenders may impose additional fees in connection with any increased Commitment. Administrative Agent (at the direction of all the Lenders) may accept any Borrower Agent request for an increase in Commitments in its sole and absolute discretion, and if the Lenders accept such request, the Commitments may be increased in accordance with Sections 2.5.2 and 2.5.3.
2.5.2.    Lenders shall have twenty (20) days to accept an offer to participate in the requested increase in Commitments by delivering written notice of the same to the Administrative Agent and any Lender not responding within such period shall be deemed to have declined an increase. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not provide commitments equal to the amount of the requested increase, then, subject to the approval of the Administrative Agent and Issuing Bank, the Borrowers may invite additional Persons (other than a natural Person a Borrower or an Affiliate of a Borrower) to provide the remaining portion of the requested increase and become Lenders on the same terms that were offered to the existing Lenders (each such Person, a “New Lender”).
2.5.3.    Provided the conditions set forth in Section 6.2 or 6.3, as applicable, are satisfied, Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and New Lenders) on a date agreed upon by Administrative Agent and Borrower Agent, but no later than forty-five (45) days following Borrowers’ increase request. Administrative Agent, Borrowers, and each New Lender and existing Lenders shall execute and deliver such documents and agreements as Administrative Agent deems appropriate to evidence the increase in and allocations of Commitments. Borrowers shall pay all agreed-upon fees and transaction expenses associated with each increase in Commitments pursuant to this Section 2.5. On the effective date of an increase, all outstanding Loans and other exposures under the Commitments shall be reallocated among Lenders, and settled by Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.
2.6.    Termination or Reduction of Commitments.
2.6.1.    On the earlier of (a) the date that is six (6) months prior to the scheduled Maturity Date and (b) the occurrence of any event set forth in Sections 11.2.1(a) or (b) (the date of any such event, the “Commitment Termination Date”) the Commitments shall be automatically and permanently reduced to zero and no further Loans shall be made hereunder.
2.6.2.    Notwithstanding anything to the contrary herein, Borrower Agent may, upon notice to Administrative Agent, terminate any portion or all of the Commitments once during the term of this Agreement (in addition to its rights under Section 13.4) without a penalty; provided that (a) such notice shall be in writing and must be received by the Administrative Agent not later than 2:00 p.m. (New York time) five (5) Business Days prior to the effective date of such termination or reduction, (b) any partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (c) the Borrower Agent shall not terminate or reduce (i) the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Usage would exceed the Total Commitments, or (ii) the L/C Sublimit, if after giving effect thereto, the aggregate L/C Obligations not fully Cash Collateralized hereunder would exceed the L/C Sublimit. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section 2.6.2. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction. If after giving effect to any reduction or termination of Commitments hereunder, the L/C Sublimit exceeds the Total Commitments at such time, the L/C Sublimit shall be automatically reduced by the amount of such excess.
SECTION 3.     INTEREST, FEES AND CHARGES
3.1.    Interest.
3.1.1.    Rates and Payment of Interest.
(a)    Except as otherwise set forth herein, (i) each Eurodollar Rate Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof payable in arrears on each Payment Date at a rate of interest equal to the Eurodollar Rate for the applicable Interest Period plus the applicable Margin, and (ii) each Base Rate Loan made pursuant to Sections 3.5 or 3.6 shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof payable in arrears on each Payment Date at a rate of interest equal to the Base Rate in effect from time to time plus the applicable Margin (in each case, the “Applicable Interest Rate”). All computations of interest on any Loan hereunder shall include the first day and the last day of the Interest Period in effect for such Loan.
(b)    During the existence of an Event of Default under Section 11.1.7 or 11.1.8, or during any other Event of Default if Administrative Agent or Required Lenders in their discretion so elect, (i) Obligations, including any interest payments on the Loans and any fees or other amounts outstanding hereunder other than Letter of Credit Fees, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate in lieu of the interest rate otherwise payable hereunder with respect to the applicable Loans, equal to the Applicable Interest Rate plus a margin of 2% per annum and (ii) Letter of Credit Fees shall bear interest at a rate equal to the Applicable L/C Rate plus a margin of 2% per annum (the rate under clause (i) and (ii), as applicable, the “Default Rate”), payable on demand to Administrative Agent on behalf of Lender. Each Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(c)    Interest shall accrue from the date an Advance is made or Obligation is incurred or payable, until paid in full by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Loans shall be due and payable by Borrowers in arrears, (i) on the tenth day of each calendar month during the term hereof (each a “Payment Date”); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Maturity Date. Unless otherwise specified, all computations of interest for Base Rate Loans, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), unless otherwise specified. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.2.    Fees.
3.2.1.    Administrative Fee. Borrowers shall pay to Administrative Agent, for its own account, the fees owing to the Administrative Agent as set forth in the Bank of America Letter Agreement.
3.2.2.    Commitment Documents. All fees set forth in the Engagement Letter shall be paid as and when due and as set forth in such Engagement Letter.
3.2.1.    Lender Fees. Borrowers shall pay to each Lender, for its own account, the fees as set forth in the Fee Letter for such Lender.
3.2.2.    Issuing Bank Fees. Borrowers shall pay to the Issuing Bank, for its own account, the fees owing to the Issuing Bank as set forth in the Bank of America Letter Agreement or as separately agreed with any replacement Issuing Bank.
3.3.    Computation of Interest, Fees. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Sections 3.4 (other than Extraordinary Expenses), 3.6, 3.7, 3.8 or 5.7, submitted to Borrower Agent by Administrative Agent or the affected Lender, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within ten (10) days following receipt of the certificate.
3.4.    Reimbursement Obligations.
3.4.1.    Extraordinary Expenses. Borrowers shall pay all Extraordinary Expenses. All amounts payable by Borrowers under this Section 3.4.1 shall be due and payable on demand.
3.4.2.    Periodic Expenses. Borrowers shall, subject to any applicable caps in the Bank of America Letter Agreement, reimburse Agents and Lenders for all reasonable and documented out-of pocket, third-party, legal, accounting, appraisal, consulting, and other reasonable and documented, out-of pocket, third-party fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment, waivers, consents or other modification thereof or to any Material Underlying Financing Documents (with respect to Material Underlying Financing Documents, solely to the extent consent of the Administrative Agent is required under Section 10.2.18); (b) the Administrative Agent and Lenders review and diligence of Proposed Nominated Financings pursuant to Section 7.1.2 and the administration of and actions relating to any Collateral, any Loan Document, any Advance (and the funding thereof), any Additional Collateral Event and any transactions contemplated thereby, including any actions taken to perfect or maintain priority of Collateral Agent’s Liens on any Collateral, to maintain any insurance required under the Insurance Requirements or to verify Collateral, whether prepared by Administrative Agent’s personnel or a third party; (c) subject to the limits of Section 10.1.3, each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party and (d) administration of and actions relating to any Underlying Financing Document or any of the transactions contemplated thereby, including any actions taken to perfect or maintain priority of the applicable Borrower’s Liens on any collateral securing any Approved Financing, to maintain any insurance required under any Underlying Financing Documents, or to verify any collateral securing any Approved Financings (provided that in the case of such amounts that are legal expenses, any such legal expenses shall be limited to a single firm of counsel for the Agents and Lenders). All amounts payable by Borrowers under this Section 3.4.2 shall be due and payable as provided in Section 3.3. Borrowers shall reimburse Issuing Bank for all reasonable and documented out-of pocket, third-party, legal, accounting, appraisal, consulting, and other reasonable and documented, out-of pocket, third-party fees, costs and expenses incurred by it in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder.
3.5.    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended, until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrowers shall, at its option, either prepay all Eurodollar Rate Loans or convert, pursuant to written notice by Borrowers the Administrative Agent, all Eurodollar Rate Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.6.    Inability to Determine Rates.
3.6.1.
(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, subject to Section 3.6.1(c), (i)  the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.6.1(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the actual cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify the Borrowers and each Lender, together with information in reasonable detail to support such determination. Thereafter, (x) the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.6.1(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke in writing any pending request for an Advance of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an Advance of Base Rate Loans in the amount specified therein.
(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.6.1(a), the Administrative Agent, in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.
(c)    If the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower Agent) that the Borrowers or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;
then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent or no market practice for the administration of such LIBOR Successor Rate exists, such LIBOR Successor Rate shall be applied in such other manner of administration as the Administrative Agent (in consultation with the Borrower Agent determines is reasonably necessary in connection with the administration of this Agreement).
(d)    If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Agent and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower Agent may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, Margin, timing and frequency of determining rates and making payments of interest and other administrative matters or other references to LIBOR in the Loan Documents, as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrowers, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible for the Administrative Agent or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower Agent) determines is reasonably necessary in connection with the administration of this Agreement).
3.7.    Increased Costs; Reserves on Eurodollar Rate Loans.
3.7.1.    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.7.4) or any Issuing Bank;
(b)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
3.7.2.    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
3.7.3.    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.7 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or any Issuing Bank pursuant to the foregoing provisions of this Section 3.7 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.7.4.    Reserves on Eurodollar Rate Loans. Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided Borrowers shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.8.    Funding Losses.
3.8.1.    Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 13.4;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profit). Such Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.8.2.    Loss Calculation. For purposes of calculating amounts payable by such Borrower to Lenders under this Section 3.8, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Applicable Interest Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.9.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (as used in this Section 3.9, “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude Voluntary Prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.     LOAN ADMINISTRATION
4.1.    Notice of Borrowing.
4.1.1.    For each request for an Advance, Borrower Agent shall deliver to Administrative Agent a fully executed and complete Notice of Borrowing not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the requested Credit Date. Each Notice of Borrowing shall be irrevocable and shall specify and include (A) the amount of the Advance, which amount when aggregated with all other Advances in respect of the Approved Financing shall not exceed the BB Nominal Value for the Approved Financing in respect of which such Advance is being made (B) the requested Credit Date for such Advance, (C) a certification that all conditions precedent to an Advance have been (or as of the requested Credit Date will be) satisfied, (D) a Borrowing Base Certificate in accordance with Section 6.2.15, (E) with respect to any Approved Subsequent Credit Date, the aggregate principal amount previously Advanced in respect of such Approved Financing, (F) the portion of the Advance, if any, that will be used by the Borrower to fund a draw request under a Delayed Draw Financing and (G) with respect to each Delayed Draw Financing, a true and complete copy of the request for borrowing (or similar request) delivered by the Underlying Borrower requesting that an advance be made under each such Delayed Draw Financing and its corresponding Underlying Financing Agreement. Notwithstanding anything herein to the contrary, the Borrowers shall not request more than two (2) Advances in any calendar month.
4.1.2.    Each Lender shall make its Applicable Percentage of each Advance available to Administrative Agent not later than 2:00 p.m. (New York time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Subject to the satisfaction or waiver of the applicable conditions precedent specified in this Agreement, including without limitation, the conditions set forth in Section 2.1.1 and Section 4.3 and, if applicable, the delivery of a new Borrowing Base Certificate pursuant to Section 4.1.1, Administrative Agent shall make the proceeds of each Loan available to Borrowers on the Credit Date requested by Borrowers in the Notice of Borrowing, by causing an amount of same day funds in Dollars equal to the proceeds of such Loans received by Administrative Agent from Lenders to be credited to the Loan Proceeds Account (as defined in Depositary Agreement) at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower Agent.
4.2.    Defaulting Lender.
4.2.1.    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 14.1.1.
(b)    Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder third, to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.4.22; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan, or L/C Disbursement in respect of which such Defaulting Lender has failed to provide its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4.22; sixth, to the payment of any amounts owing to Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in, with respect to Letters of Credit, Section 6.4, and with respect to Loans set forth in Section 6.2 or Section 6.3, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 4.2.2. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this pursuant to this Section 4.2.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    (i) Each Defaulting Lender shall be entitled to receive fees payable under Section 3.2.1 for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum (1) of the outstanding principal amount of the Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.4.18 or 2.4.20. (ii) Each Defaulting Lender shall be entitled to receive fees payable under Section 2.4.13 for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.4.18 or 2.4.20. (ii) With respect to any fee payable under Section 2.4.13 or Section 3.2.1 not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 4.2.2 below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender to the extent not Cash Collateralized pursuant to Section 2.4.22, and (z) not be required to pay the remaining amount of any such fee.
4.2.2.    Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate principal amount of any Non-Defaulting Lender’s outstanding Loans and participations in L/C Obligations at such time to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 14.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
4.2.3.    Cash Collateral.  If the reallocation described in Section 4.2.2 above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.4.22.
4.2.4.    Defaulting Lender Cure. If Borrowers, Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 4.2.2), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
4.2.5.    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
4.3.    Borrowing Base Limits; Amortizing Loan Borrowing Base
4.3.1.    Approved Financing (Deferred Fee Investments). The portion of the Borrowing Base attributable to all Approved Financings (Deferred Fee Investments), in the aggregate, shall not exceed $35,000,000 (or any other amount as the Borrower Agent and the Administrative Agent (at the direction of the Super-Majority Lenders) may mutually agree).
4.3.2.    Approved Financing (New Investments). The portion of the Borrowing Base attributable to any single Underlying Borrower (or any single Underlying Obligor in the case of Approved Financings (Land Assets)) in relation to the Approved Financings shall not exceed $50,000,000 (or any other amount as the Administrative Agent (at the direction of the Super-Majority Lenders) may mutually agree).
4.3.3.    Amortizing Loan Borrowing Base. Notwithstanding anything herein to the contrary, as of any given date of determination, the portion of the Borrowing Base attributable to the Approved Financing (Amortizing Loan) (the “Amortizing Loan Borrowing Base”) shall be equal to the product of (a) the Applicable Valuation Percentage for the Approved Financing (Amortizing Loan) multiplied by (b) the lesser of (x) the then outstanding principal balance of the Amortizing Loan (after giving effect to any prepayments of the Amortizing Loan on such date) and (y) the Amortizing Loan Target Debt Balance applicable to such date, provided that if such given date of determination is not a Amortizing Loan Payment Date, the amount under this clause (y) shall be the Amortizing Loan Target Debt Balance amount set forth opposite the immediately preceding Amortizing Loan Payment Date on Appendix 6. Any prepayments of the Amortizing Loan shall not increase the Availability Amount.
4.4.    Borrower Agent. Each Borrower hereby designates Borrower HASI (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent or any Lender. Borrower Agent hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Administrative Agent and Lenders may give any notice or communication with any Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Administrative Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
4.5.    One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Collateral Agent’s Lien on all Collateral; provided, however, that each Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed to such Lender by such Borrower.
4.6.    Effect of Termination. Until Full Payment of all the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 2.4.24, 3.7, 3.8, 5.4, 5.7, 5.9.1, 5.9.2, 5.10, 14.2, this Section 4.6, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.     PAYMENTS
5.1.    General Payment Provisions.
5.1.1.    General. All payments to be made by Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York time) on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
5.1.2.    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance of Eurodollar Rate Loans (or, in the case of any Advance of Base Rate Loans, prior to 2:00 p.m. (New York time) on the date of such Advance) that such Lender will not make available to Administrative Agent such Lender’s share of such Advance, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1.2 (or, in the case of an Advance of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1.2) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to Administrative Agent, then such Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (b) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to each Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.
5.1.3.    Payments Accompanied by Interest. All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
5.1.4.    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or Issuing Bank, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice from Administrative Agent to any Lender, the Issuing Bank or Borrower Agents with respect to any amount owing under this Section 5.1.4 shall be conclusive, absent manifest error.
5.1.5.    Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Section 5, and such funds are not made available to Borrowers by Administrative Agent because the conditions to the applicable Advance set forth in Section 6.2 or Section 6.3, as applicable, are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
5.1.6.    Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 14.2.2 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 14.2.2 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 14.2.2.
5.1.7.    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
5.1.8.    Consent to Charge of Borrower Collateral Accounts. Each Borrower hereby authorizes Administrative Agent to instruct Collateral Agent to, upon the failure by Borrowers to pay any amount due hereunder when the same becomes payable, instruct the Depositary to, pursuant to the terms of Depositary Agreement, charge Borrower Collateral Accounts in order to cause timely payment of such unpaid amounts to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
5.1.9.    Borrower Setoff; Counterclaim. Each Borrower consents to the following Section 5.5.5 and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to such foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
5.2.    Repayment of Loans. The Outstanding Amount as well as all other amounts due and payable under the Loan Documents shall be due and payable on the Maturity Date, unless payment is sooner required or accelerated hereunder in which case such Outstanding Amount shall be due and payable on such sooner or accelerated date.
5.2.1.    Mandatory Prepayments.
(a)    If on any date the Aggregate Usage exceeds the then applicable Borrowing Base (including if due to the exclusion of a Watched Loan from the calculation of the Borrowing Base, reductions in any Applicable Valuation Percentages, reductions in Modeled Ground Lease Rents or a Collateral Release, in each case, pursuant to Section 8.1), Borrowers shall prepay the Loans in an amount sufficient to reduce the Aggregate Usage to the then applicable Borrowing Base amount as follows:
If on any date the Aggregate Usage:
(i)    is greater than 105% of the current Borrowing Base amount as determined by reference to the most recently delivered Borrowing Base Certificate (the “Initial Borrowing Base Certificate”), then Borrowers shall, no later than the earlier of (A) five (5) Business Days from either the Administrative Agent’s written approval of the Initial Borrowing Base Certificate pursuant to Section 8.1.3 or its delivery of a revised certificate in response to the Initial Borrowing Base Certificate and (B) the first Business Day of the calendar month that immediately succeeds the month in which the Initial Borrowing Base Certificate was delivered to the Administrative Agent (the “Prepay Period”) prepay the outstanding principal amount of the Loans in an amount necessary to reduce the Aggregate Usage to an amount less than or equal to 100% of such Borrowing Base amount; provided that Borrowers may request that an Approved Financing, Cash, and/or Cash Equivalents, in each case, not previously included within the Initial Borrowing Base Certificate calculation, be added to the Borrowing Base as Eligible Collateral prior to the expiration of the Prepay Period. In the event that such Approved Financing if added to the Borrowing Base using an agreed BB Nominal Value and BB Adjusted Value (together with any Cash and Cash Equivalents added to the Borrowing Base as permitted hereunder), would cause the Borrowing Base to equal or exceed the Aggregate Usage, as evidenced by a new Borrowing Base Certificate that has been approved by Administrative Agent (the “Supplemental Borrowing Base Certificate”), and such new Approved Financing, Cash and/or Cash Equivalents is subsequently added to the Borrowing Base (following the satisfaction of conditions precedent set forth in this Agreement including, without limitation Section 6.2 with respect to Approved Financings) as an Approved Additional Collateral Event prior to the expiration of the Prepay Period, Borrowers will no longer be obligated to prepay the Loans as a result of the original over-advance; provided that if, following the approval of the Supplemental Borrowing Base Certificate and addition to the Borrowing Base of such new Approved Financing, Cash and/or Cash Equivalents, the Aggregate Usage would still exceed the Borrowing Base amount as determined pursuant to the Supplemental Borrowing Base Certificate, Administrative Agent may, and at the request of Borrower Agent (so long as no Event of Default has occurred and is then continuing) shall, immediately thereafter apply any and all funds in Borrower Collateral Accounts to prepay the Loans until such time (but in no event later than the expiration of the Prepay Period) as the Aggregate Usage is equal to or less than the Borrowing Base amount; provided further that, nothing herein shall relieve the Borrowers of their obligation to repay the Loans no later than the expiration of the Prepay Period if the inclusion of an Approved Financing, Cash, Cash Equivalents and/or sweeping of the Borrower Collateral Accounts do not otherwise reduce the Aggregate Usage to an amount less than or equal to the Borrowing Base as determined by reference to the Initial Borrowing Base Certificate or the Supplemental Borrowing Base Certificate if an Approved Financing, Cash and/or Cash Equivalents was added to the Borrowing Base prior to the end of the Prepay Period. To the extent the provisions of this Section 5.2.1(a)(i) are applicable, Borrowers shall indicate to Administrative Agent on each date a Borrowing Base Certificate is delivered whether Borrowers will elect to provide new Approved Financings, Cash or Cash Equivalents or otherwise prepay the Loans; or
(ii)    is greater than 100% but equal to or less than 105% of the then current Borrowing Base amount as determined by reference to the most recently delivered Borrowing Base Certificate, then, Borrowers shall cause all amounts on deposit in Borrower Collateral Accounts to be applied on (I) the earlier of the (x) Payment Date immediately following the delivery of such Borrowing Base Certificate and (y) the date that is five (5) Business Days after the approval by the Administrative Agent of such Borrowing Base Certificate or Administrative Agents delivery of a revised certificate in response to such Borrowing Base Certificate and (II) on each Payment Date thereafter, in each case, to prepay the principal amount of the Loan Facility in accordance with the terms of the Depositary Agreement until such time as the Aggregate Usage is equal to or less than 100% of the then current Borrowing Base amount,
(b)    If on any date, the Interest Service Coverage Ratio as of the end of the most recent Interest Coverage Calculation Period is less than the Interest Service Coverage Ratio Threshold for such Interest Coverage Calculation Period, Borrowers shall, no later than five (5) Business Days after the last day of such period, prepay the outstanding principal amount of the Loans in an amount sufficient to cause such Interest Service Coverage Ratio to be at least equal to such Interest Service Coverage Ratio Threshold, as evidenced by a new Borrowing Base Certificate that has been delivered by Borrowers to Administrative Agent following such payment, and subsequently approved by Administrative Agent.
(c)    All of the Loans shall become due and payable in full and Borrowers shall repay all Loans in full immediately upon the consummation of a merger or consolidation of any Obligor not permitted under Section 15(b)(ix) of the Guaranty or an acquisition by any Obligor not permitted under Section 15(b)(x) of the Guaranty.
(d)    On each Payment Date and after giving effect to the Scheduled Amortizing Loan Repayment in Section 5.2.3 due and payable on such date, the Borrowers shall prepay the outstanding principal amount of the Amortizing Loan (plus, without duplication, any accrued interest on the amount being prepaid), in an amount equal to the difference between (if a positive number) (x) 100% of the amount on deposit in the Amortizing Loan Revenue Account following the application of proceeds pursuant to clauses (i) and (ii) of Section 3.2 of the Depositary Agreement and (y) an amount, as determined by the Borrower and the Administrative Agent, up to a maximum of three (3) months of estimated interest on the Amortizing Loan.
(e)    Any such Mandatory Prepayment shall be applied as specified in Section 5.5.
5.2.2.    Voluntary Prepayments.
(a)    On any day, Borrowers may, at its option, prepay the Loans, together with accrued interest thereon, in whole or in part, without penalty or premium except as set forth in Section 3.8 (“Voluntary Prepayment”).
(b)    All such Voluntary Prepayments shall be made only upon prior irrevocable written notice given to Administrative Agent not less than (i) if the Loans being prepaid are Eurodollar Rate Loans, by 2:00 p.m. (New York time) three (3) Business Days’ prior to the requested date of prepayment and (ii) if the Loans being prepaid are Base Rate Loans, by 2:00 p.m. (New York time) on the date of prepayment; provided that, such irrevocable written notice shall specify the Loans being prepaid and the amount of such prepayment (and Administrative Agent will promptly transmit such notice by facsimile or telephone to each Lender); provided further that any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Any such Voluntary Prepayment shall be applied as specified in Section 5.5.
5.2.3.    Scheduled Amortizing Loan Repayments. The Borrowers shall repay the outstanding principal amount of the Amortizing Loan on each Amortizing Loan Payment Date in an amount such that the outstanding principal amount of the Amortizing Loan after giving effect to such repayment shall be less than or equal to the Amortizing Loan Target Debt Balance applicable to such Amortizing Loan Payment Date. Any such Scheduled Amortizing Loan Repayment shall be applied as specified in Section 5.5.
5.3.    Payment of Other Obligations. Obligations other than Loans and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.4.    Marshaling; Payments Set Aside. None of Administrative Agent, Issuing Banks or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, any Issuing Bank or any Lender, or if Administrative Agent, or any Lender or Issuing Bank exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.5.    Application and Allocation of Payments.
5.5.1.    Payments Generally. Payments made by Borrowers hereunder shall be applied in accordance with the terms of the Depositary Agreement. Prior to an Event of Default and once received in accordance with the terms of the Depositary Agreement, any Mandatory Prepayments required to be paid pursuant to Section 5.2.1(d) or Scheduled Amortizing Loan Repayments required to be paid pursuant to Section 5.2.3 shall, in each case, be applied exclusively to reduce the outstanding principal amount of the Amortizing Loan.
5.5.2.    Post-Default Allocation. During an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated in accordance with Section 4.4(c) of the Depositary Agreement.
5.5.3.    Reduction of Principal. Notwithstanding anything to the contrary contained herein, the Outstanding Amount shall be reduced in connection with and in an amount equal to any Voluntary Prepayment, Mandatory Prepayment or Scheduled Amortizing Loan Repayment of the principal amount of the Loan.
5.5.4.    Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.5.5.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then such Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by all Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section 5.5.5 shall not be construed to apply to (i) any payment made by or on behalf of such Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) (ii) the application of Cash Collateral provided for in Section 2.4.21 or 2.4.23, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to a Borrower (as to which the provisions of this Section 5.5.5 shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.
5.6.    Evidence of Debt; Register; Lender’s Books and Records.
5.6.1.    Evidence of Debt. The Advances and L/C Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances and L/C Credit Extensions made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.
5.6.2.    Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of each Lender and the Loans and L/C Obligations of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrowers or Lenders (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of this Section 5.6.2, and each repayment or prepayment in respect of the Outstanding Amount, and any such recordation shall be conclusive and binding on Borrowers and Lenders, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 5.6.2, and each Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
5.7.    Taxes. For purposes of this Section, the term “Lender” includes any Issuing Bank.
5.7.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Administrative Agent in its sole discretion exercised in good faith) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or an Obligor, then Administrative Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.8.2.
(b)    If Administrative Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding Taxes, from any payment, then (i) Administrative Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    If Administrative Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Administrative Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.7.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.
5.7.3.    Tax Indemnification.
(a)    Each Borrower shall jointly and severally indemnify and hold harmless each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section 5.7) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. To the extent that any Lender fails for any reason to pay indefeasibly to Administrative Agent as required pursuant to this Section 5.7, such Lender shall become a Defaulting Lender, and each Borrower shall indemnify and hold harmless Administrative Agent against such amount. Each Borrower shall make payment in accordance with Section 3.4 for any amount or liability payable under this Section 5.7. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)    Each Lender shall indemnify and hold harmless, on a several basis, (i) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment after demand for any amount or liability payable under this Section 5.7. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.
5.7.4.    Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to this Section 5.7, then upon request, Administrative Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent or Borrower Agent, as applicable. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.7.4.
5.7.5.    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 5.7, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any Recipient be required to make its Tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.
5.7.6.    Survival. Each party’s obligations under this Section 5.7 and Section 5.8 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.8.    Lender Tax Information. For purposes of this Section, the term “Lender” includes any Issuing Bank.
5.8.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Agent and Administrative Agent, at the time or times reasonably requested by Borrower Agent or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower Agent or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Agent or Administrative Agent as will enable Borrower Agent or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.8.2(a), (b) and (d) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
5.8.2.    Documentation. Without limiting the generality of the foregoing, if any Borrower is a U.S. Person:
(a)    any Lender that is a U.S. Person shall deliver to Borrower Agent and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W‑8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in the form of Exhibit D‑7A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W‑8BEN or IRS Form W-BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or IRS Form W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-7B or Exhibit D-7C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-7D on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Agent or Administrative Agent to determine the withholding or deduction required to be made; and
(d)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Agent and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Administrative Agent as may be necessary for Borrower Agent and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
5.8.3.    Redelivery of Documentation. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.8 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Agent and Administrative Agent in writing of its legal inability to do so.
5.9.    Mitigation Obligations; Replacement of Lenders. For purposes of this Section, the term “Lender” includes any Issuing Bank.
5.9.1.    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.7, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 5.7, or if any Lender gives a notice pursuant to Section 3.5, then at the request of Borrowers such Lender or Issuing Bank, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7 or 5.7, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.5, as applicable, and (ii) in each case, would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank, as the case may be. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.
5.9.2.    Replacement of Lenders. If any Lender requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.7 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.9.1, Borrowers may replace such Lender in accordance with Section 13.4.
5.9.3.    No Waiver. Notwithstanding anything in this Section 5.9, any replacement of an affected Lender shall not be deemed to be a waiver of any rights that any Borrower, any Agent or any other Lender shall have against such affected Lender.
5.9.4.    Changes to Commitment. No amount of the applicable Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 5.9, performance by each Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any default in the making of an Advance (a “Funding Default”) or the operation of this Section 5.9. The rights and remedies against a Defaulting Lender under this Section 5.9 are in addition to other rights and remedies that each Borrower may have against such Defaulting Lender with respect to any Funding Default and that Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
5.10.    Nature and Extent of Each Borrower’s Liability.
5.10.1.    Joint And Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to each Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of all the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by any Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by any Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
5.10.2.    Waivers.
(a)    Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agents or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower, Agents and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agents and Lenders would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section 5.10 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)    Agents and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, any Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of any Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agents may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agents but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether any Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
5.10.3.    Extent of Liability; Contribution.
(a)    Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
(b)    If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, the other Borrower for the amount of such excess, ratably based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Borrower Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable under any Fraudulent Transfer Law.
(c)    Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
5.10.4.    Joint Enterprise. Each Borrower has requested that Agents and Lenders make this Loan Facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that extension of the Loan Facility will enhance the business of each Borrower and ease administration of the Loan Facility, all to their mutual advantage. Borrowers acknowledge that Agents’ and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.10.5.    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.
5.11.    Fraudulent Transfer Laws. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of Borrowers hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. § 548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Borrowers, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Borrowers in respect of intercompany Debt to any other Obligor or Affiliates of any other Obligor to the extent that such Debt would be discharged in an amount equal to the amount paid by such Obligor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of Borrowers pursuant to (i) Applicable Law or (ii) any agreement providing for an equitable allocation among an Obligor and other Affiliates of any Obligor of Obligations arising under guaranties by such parties.
5.12.    Subrogation. Until Full Payment of all the Obligations, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against any other Obligor. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against any other Obligor, and any collateral or security therefor, shall be junior and subordinate to any rights Collateral Agent may have against the other Obligor, or any such collateral or security (or the underlying assets therefor).
SECTION 6.     CONDITIONS PRECEDENT
6.1.    Effective Date. The effectiveness of this Agreement shall be subject to the satisfaction (or waiver by Administrative Agent and Lenders) of the following conditions precedent, each of which must be to the satisfaction of the Administrative Agent and Lenders in their sole discretion (the “Effective Date”):
6.1.1.    Loan Documents. The parties thereto shall have duly executed the following Loan Documents: this Agreement, each Guaranty, each Security Document (other than the Paying Agency Agreement), the Fee Letters, the Approved Bank Side Letter, each Borrower Note requested by any Lender, each of which shall be in full force and effect, and Administrative Agent shall have received sufficient copies of each such agreement.
6.1.2.    KYC Requirements. Administrative Agent and each Lender shall have received all documentation and other information required by any Governmental Authority with respect to each Obligor under applicable “know-your-customer” and other Anti-Terrorism and Money Laundering Laws.
6.1.3.    Certificates.
(a)    Borrowers shall have delivered to Administrative Agent a fully executed Borrower Certificate, together with all attachments thereto.
(b)    Each Guarantor shall have delivered to Administrative Agent a fully executed Guarantor Certificate, together with all attachments thereto.
(c)    The Pledgors (other than HA LLC) shall have delivered to Administrative Agent a fully executed Pledgor Certificate, together with all attachments thereto.
6.1.4.    Independent Manager. Each Borrower shall have appointed an Independent Manager.
6.1.5.    Organizational Documents; Incumbency. Administrative Agent shall have received (a) in respect of each Obligor, copies of its Organizational Documents (including any amendments thereto) and, to the extent applicable, certified within ten (10) Business Days of the Effective Date by the appropriate Governmental Authority; (b) signature and incumbency certificates of its officers; (c) resolutions of its Board of Directors or similar governing body approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary of such entity, or of the entity acting on behalf of such entity, as being in full force and effect without modification or amendment; and (d) a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation and each jurisdiction in which it is required to be qualified as a foreign corporation or other entity to do business, each dated within ten (10) Business Days of the Effective Date. A list of each jurisdiction of incorporation, organization or formation for each Obligor and each jurisdiction in which any Obligor is qualified as a foreign corporation or other entity to do business is attached hereto as Schedule 6.1.5.
6.1.6.    Financial Statements. Administrative Agent shall have received (i) the most recent quarterly 10-Q report filed with the SEC for HA INC (including all subsidiaries on a consolidated basis) and (ii) pro forma balance sheet and income statement of each Borrower which financial statements shall be in form and substance satisfactory to Administrative Agent. Each Obligor shall have certified to Administrative Agent that such Obligor’s accounting systems and controls and management information systems are satisfactory for financial reporting in accordance with GAAP.
6.1.7.    Required Approvals and Consents. Each Obligor shall have obtained all Required Approvals (to the extent required to have been obtained by such time) and all consents of any Persons, in each case that are necessary for its entry into the Loan Documents to which it is a party and implementation of the Loan Facility and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent, and none of which shall be subject to waiting periods or appeal or contain any conditions (copies of which shall have been delivered to Administrative Agent and certified as true and complete by Borrower). No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.
6.1.8.    No Default. No Default or Event of Default shall have occurred and be continuing or would result from the execution, delivery and performance of this Agreement and the other Loan Documents executed and delivered on the Effective Date (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers).
6.1.9.    Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Obligor in any Loan Document shall be true and correct as of the Effective Date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).
6.1.10.    Due Diligence. Lenders and Administrative Agent shall have each completed a satisfactory due diligence review of the Loan Facility contemplated hereby and all other matters related thereto, including (a) the review of the business, operations, assets and liabilities of each Obligor, (b) the accuracy in all material respects of all information disclosed to Administrative Agent and Lenders prior to the execution and delivery of the Loan Documents, and (c) the satisfaction with any changes or developments, or any new additional information discovered by either Administrative Agent or each Lender after completion of such due diligence review, after the Effective Date regarding any Obligor that (i) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) purports to adversely affect the Loan Facility (including Administrative Agent’s consideration of any Market Disruption).
6.1.11.    Legal Opinions. Administrative Agent shall have received customary legal opinions regarding this Agreement and each other Loan Document executed on or prior to the Effective Date, as follows, (a) an opinion of Morrison & Foerster LLP, as counsel to Borrowers, in form and substance satisfactory to the Administrative Agent and (b) an opinion of the General Counsel of HA LLC, in form and substance satisfactory to the Administrative Agent.
6.1.12.    Organizational and Capital Structure. Administrative Agent shall have received a description of the organizational structure and capital structure of each Borrower, in each case reasonably satisfactory to Administrative Agent.
6.1.13.    Separateness Undertakings. Borrowers shall have delivered to Administrative Agent a compliance certificate as evidence that the Organizational Documents of each Borrower include provisions for bankruptcy remoteness, including independent director or member requirements, or otherwise acceptable to Administrative Agent.
6.1.14.    Fees. Administrative Agent shall have received all fees and amounts payable on or before the Effective Date referred to herein and all expenses payable pursuant to any Loan Document which have accrued to the Effective Date.
6.1.15.    Solvency Certificate. Administrative Agent shall have received a Solvency Certificate of each Obligor in scope and substance reasonably satisfactory to Administrative Agent and each Lender, and demonstrating that after giving effect to the transactions contemplated by the Loan Documents and any rights of contribution, each Obligor will be Solvent.
6.1.16.    Collateral. In order to create in favor of Collateral Agent (for the benefit of the Secured Parties) valid, perfected First Priority Liens in the Collateral, subject to Permitted Liens, Borrowers shall have delivered to Collateral Agent evidence satisfactory to Collateral Agent of the compliance by the Obligors of their respective obligations under the Security Agreement, and the other Security Documents to which they are a party (including their obligations to execute and deliver (a) UCC financing statements and the results of a recent search by a Person satisfactory to Administrative Agent that there are no UCC or Tax or other Lien filings on any of the assets of Obligors (other than the Guarantors) except for Liens pursuant to the Loan Documents, (b) originals of securities, (c) instruments and chattel paper, and (d) any agreements governing deposit and/or securities accounts as provided therein).
6.1.17.    Service of Process Appointment: Satisfactory evidence that each Borrower has irrevocably appointed an agent for service of process in the State of New York in accordance with Section 14.13.1, together with evidence of payment of all required appointment fees for each Obligor for a period of one (1) year from the Effective Date.
6.1.18.    Effective Date Flow of Funds. Administrative Agent shall have received a fully executed Effective Date Flow of Funds Memo.
6.1.19.    Insurance, Policies and Certificates. Administrative Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by or for the benefit of the Borrowers all in compliance with the Insurance Requirements.
6.1.20.    Other Documents. Administrative Agent shall have received such other documents, certifications, consents, or other items relating to any Obligor, the Loan Documents, or the matters contemplated by the Loan Documents as Administrative Agent and Required Lenders reasonably request and such other documents as mutually agreed by the parties hereto in advance.
6.1.21.    Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, if any of the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered a Beneficial Ownership Certification in relation to such Borrower.
6.1.22.    No Material Adverse Effect. Administrative Agent shall have received satisfactory evidence that there is no event or condition, and no fact or circumstance that any Obligor has failed to disclose to Administrative Agent in writing, that, either individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect (and the same shall have been certified by each Obligor (other than the Guarantors), with respect to itself, to the Administrative Agent in a certificate signed by an Authorized Officer of such Obligor (other than the Guarantors)).
6.1.23.    No Litigation. There shall not exist any Adverse Proceeding in respect of any Obligor (and the same shall have been certified by the Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrowers).
6.2.    Conditions to Approved Financings. The obligation of (i) each Lender to provide its Applicable Percentage of a Loan in respect of or in connection with an Approved Financing first becoming part of or joining the Borrowing Base as Eligible Collateral on any Credit Date, or (ii) the Administrative Agent to include an Approved Financing in the calculation of the Borrowing Base as a result of an Approved Additional Collateral Event on any Credit Date, is subject to the satisfaction (or waiver by the Administrative Agent) of the following conditions precedent, each of which must be to the satisfaction of Administrative Agent in its sole discretion:
6.2.1.    Credit Date Certificates. Each of the Borrowers, Guarantor and the Pledgors shall have delivered to the Administrative Agent an undated, fully executed Credit Date Certificate.
6.2.2.    Organizational Documents; Incumbency. Administrative Agent shall have received in respect of the applicable Borrower, (i) resolutions of its board of directors or similar governing body approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party as well as such other Underlying Financing Documents to which it is a party, certified as of the applicable Credit Date by its secretary or an assistant secretary of such entity, or of the entity acting on behalf of such entity, as being in full force and effect without modification or amendment (which may be standing resolutions authorizing Approved Financings generally) and (ii) if reasonably requested by the Administrative Agent, a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is required to be qualified as a foreign corporation or other entity to do business, each dated within ten (10) Business Days of the applicable Credit Date.
6.2.3.    Approval. If the applicable Underlying Financing is a Proposed Nominated Financing, approval thereof as an Approved Financing shall have been granted in accordance with Section 7.2.1. If the applicable Underlying Financing is an Approved Financing (Deferred Fee Investments), the terms, conditions and criteria set forth on Part V to Exhibit A of the Deferred Fee Investments UFS shall have been satisfied to the reasonable satisfaction of the Administrative Agent.
6.2.4.    Notice of Borrowing. With respect to any requested Advance, Administrative Agent shall have received a Notice of Borrowing signed by an Authorized Officer of Borrower Agent in accordance with Section 4.1.1.
6.2.5.    Borrower Note. With respect to the first Advance under the Loan Facility after the Effective Date, Borrowers shall have delivered to each Lender, if requested, a Borrower Note in accordance with Section 2.2 of this Agreement.
6.2.6.    Other Documents. Administrative Agent shall have received, with respect to such Approved Financings, (a) an update to the Underlying Financing Specification with respect to such Approved Financing, revised to include each additional Material Underlying Financing Document not previously disclosed to Administrative Agent, (b) an Intercompany Assignment Agreement (if applicable) and (c) such other documents, certifications, consents, or other items relating to the relevant Approved Financing, as required under the Underlying Financing Specification (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.2.7.    Legal Opinions. Administrative Agent shall have received legal opinions regarding the Material Underlying Financing Documents and Underlying Financing Security Documents and the Obligors that are available to Borrowers in connection with the Approved Financing funded from such Advance or included in the Borrowing Base as a result of an Additional Collateral Event.
6.2.8.    Fees. Administrative Agent shall have received (a) all expenses payable pursuant to any Loan Document which have accrued to the applicable Credit Date and (b) all fees, amounts and expenses payable by the Obligors to Lenders, the Agents, and their respective counsel, advisors and other consultants that are then due and payable under the Loan Documents. Obligors shall have paid all fees, amounts and expenses required to be paid under the Material Underlying Financing Documents.
6.2.9.    Representations and Warranties:
(a)    Each of the representations and warranties made (or deemed made) by such Borrower, as provided in the Loan Documents, shall be true and correct in all material respects (unless qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date (except to the extent such representation or warranty is made only as of a specific date or time in which event such representation or warranty shall be true and correct in all material respects (unless qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of such date or time) (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
(b)    Each of the representations and warranties made by each Guarantor under the Guaranty and each other Loan Document to which it is a party shall be true and correct in all material respects (unless qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of that Credit Date (except to the extent such representation or warranty is made only as of a specific date or time in which event such representation or warranty shall be true and correct as of such date or time) to the same extent as though made on and as of that date (and the same shall have been certified by such Guarantor to the Administrative Agent in a certificate signed by an Authorized Officer of such Guarantor delivered pursuant to Section 6.2.1).
(c)    Each of the representations and warranties made by each Pledgor (other than HA LLC) under the Loan Documents to which it is a party shall be true and correct in all material respects (unless qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of that Credit Date (except to the extent such representation or warranty is made only as of a specific date or time in which event such representation or warranty shall be true and correct as of such date or time) to the same extent as though made on and as of that date (and the same shall have been certified by such Pledgor (other than HA LLC) to the Administrative Agent in a certificate signed by an Authorized Officer of such Pledgor delivered pursuant to Section 6.2.1)
6.2.10.    Updates to Schedules. Any information set forth on the Schedules accompanying Section 9 shall have been updated to reflect (i) any Approved Financing being funded, and (ii) any other material change in the information presented therein (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.2.11.    Collateral Assignment; Assignment; Consent; Notice. Administrative Agent shall have received (a) copies of each duly executed Collateral Assignment and Consent to Collateral Assignment in connection with each such Approved Financing as Administrative Agent shall have requested in Administrative Agent’s sole discretion executed on or before such Credit Date and (b) (i) evidence that each applicable Underlying Borrower or Underlying Depositary, as applicable and each applicable Underlying Obligor has received a Notice of Collateral Assignment and (ii) evidence that each applicable Underlying Obligor has received a Notice of Assignment and that such Notice of Assignment directs such Underlying Obligor to make payments to the Agent Master Account (as defined in the Paying Agency Agreement) or the Revenue Account (as defined in the Depositary Agreement).
6.2.12.    Lien Search. Administrative Agent shall have received the results of a recent search by a Person satisfactory to Administrative Agent that there are no UCC or Tax or other lien filings, if applicable, on the Origination Company and any other Affiliate that subsequently acquired the Underlying Financing prior to such Underlying Financing being acquired by the Borrower, in each case, that constitute a Lien on the Underlying Financing.
6.2.13.    Payment Instructions. Administrative Agent shall have received an irrevocable payment instruction (which may be satisfied by the Paying Agency Agreement or the Securities Account Control Agreement) executed by (a) for Approved Financings (G&I), the Paying Agent, and (b) for all other Approved Financings, the Underlying Obligor and/or such other Persons as the Administrative Agent may reasonably request, in each case, regarding each Approved Financing directing that payments to be made from any Underlying Obligor, Underlying Borrower or other Person to any Borrower be made directly into the Revenue Account (as defined in the Depositary Agreement) or in accordance with the Paying Agency Agreement or the Securities Account Control Agreement.
6.2.14.    Collateral. In order to create in favor of Collateral Agent (for the benefit of the Secured Parties) valid, perfected First Priority Liens in the Collateral, Borrowers shall have delivered to Collateral Agent evidence satisfactory to Collateral Agent of the compliance by the Obligors of their respective obligations under the Security Documents to which they are a party (including their obligations to execute and deliver (a) originals of securities evidenced by certificates, (b) instruments and chattel paper and (c) any agreements governing deposit and/or securities accounts as provided therein).
6.2.15.    Borrowing Base Certificate. Administrative Agent shall have received a duly executed and delivered Borrowing Base Certificate in form and substance satisfactory to it, by 2:00 p.m. (New York time) on the date that is three (3) Business Days prior to the date on which any Advance (or joining of an Approved Financing to the Borrowing Base) is to be made and otherwise in accordance with Section 8.1.
6.2.16.    Delayed Draw Financing. With respect to any Approved Financing that is a Delayed Draw Financing, Administrative Agent shall have received (i)(A) if the amount previously funded by the applicable Borrower is less than the Threshold Amount, satisfactory evidence that the applicable Borrower has advanced in full to the applicable Underlying Borrower in such Delayed Draw Financing a total amount equal to the product of the (x) Applicable DD Percentage and (y) the Aggregate DD Amount (the “Initial Borrower Required Amount”), as such amount is set forth in the applicable Underlying Financing Specification (and the same shall have been certified as due by the Borrower Agent to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrower Agent), or (B) if the amount previously funded by the applicable Borrower is greater than or equal to the Threshold Amount, satisfactory evidence that the applicable Borrower has advanced in full to the applicable Underlying Borrower in such Delayed Draw Financing a total amount equal to the product of (x) Borrower Advance Rate and (y) the Scheduled DD Amount as of such Credit Date (as well as the Initial Borrower Required Amount), (ii) a true and complete copy of the request for the Underlying Borrower Advance that was delivered by the applicable Underlying Borrower in connection with such Delayed Draw Financing and the same shall have been certified as due by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1, and (iii) satisfactory evidence that all conditions under the applicable Underlying Financing Documents in connection with the funding of the applicable Underlying Borrower Advance have been satisfied by the Underlying Borrower.
6.2.17.    Borrower Funding Amount. Administrative Agent shall have received evidence reasonably satisfactory to it that the portion of the applicable Approved Financing to be financed by the applicable Borrower on or prior to such Credit Date has been fully funded (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.2.18.    Joining Amount. The aggregate Borrowing Base value attributable to all Approved Financings joined on such Credit Date shall not be less than $5,000,000 (or any other amount as the Administrative Agent and the Borrower Agent may mutually agree).
6.2.19.    Additional Conditions. If the applicable Underlying Financing is a Proposed Nominated Financing, each Borrower shall have delivered to Administrative Agent satisfactory evidence that each “Additional Terms and Conditions specific to Approved Financing” identified in the Underlying Financing Specification with respect to such Approved Financing shall have been satisfied (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.2.20.    Additional Delayed Financing Conditions. With respect to any Approved Financing that is a Delayed Draw Financing, in the event that the amount previously funded by the applicable Borrower was greater than the Threshold Amount, (i) the Advance on each Credit Date will not exceed an amount equal to the product of (a) the Scheduled DD Amount as of such Credit Date and (b) the Applicable Valuation Percentage; and (ii) after giving effect to the Advance on such Credit Date, the aggregate amount funded by the Lenders with respect to such Delayed Draw Financing will not exceed an amount greater than the product of (a) the Applicable Valuation Percentage and (b) the Aggregate DD Amount. In the event that the amount previously funded by the applicable Borrower was less than the Threshold Amount, then (A) for each Credit Date after the Initial Borrower Required Amount has been fully funded, the Advance to be funded by the Lenders on each Credit Date (but only until the Catch-Up Amount has been fully funded) shall be in an amount equal to the lesser of the (i) un-funded portion of the Catch-Up Amount and (ii) Scheduled DD Amount for such Credit Date; provided that any such funding of an Advance shall be subject to the satisfaction of each of the other conditions set forth in Section 6.3.6, as applicable and (B) each dollar to be funded after the Catch-Up Amount has been fully funded in accordance with the terms of this Agreement (including any amounts that are required to be funded on the Credit Date on which the Catch-Up Amount was fully funded) shall be funded by the Borrowers and the Lender based on the Applicable Valuation Percentage and the Borrower Advance Rate, respectively; provided that, after giving effect to each Advance on a Credit Date, the aggregate amount funded by the Lenders with respect to such Delayed Draw Financing will not exceed an amount greater than the product of (x) the Applicable Valuation Percentage and (y) the Aggregate DD Amount.
6.2.21.    No Existing Debt/Liens. Administrative Agent shall have received a certification from Borrowers that (a) neither the Collateral (including the applicable Approved Financing), is subject to any Liens other than Permitted Liens, and (b) no Borrower has any Debt other than Permitted Debt.
6.2.22.    No Litigation. Except as shown on Schedule 9.1.13, there are no proceedings or investigations pending or, to such Borrower’s Knowledge, threatened against any Borrower that (a) relate to any Loan Documents to which it is a party or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to such Borrower (and the same shall have been certified by the Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrowers delivered pursuant to Section 6.2.1).
6.2.23.    No Default. No Default or Event of Default shall have occurred and be continuing or would result from the consummation of the applicable Advance or Additional Collateral Event (and the same shall have been certified by the Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrowers delivered pursuant to Section 6.2.1).
6.2.24.    No Material Adverse Effect. During the period commencing on (x) with respect to the initial Advance or Additional Collateral Event hereunder, the Effective Date and ending on the applicable Credit Date and (y) with respect to each Advance and Additional Collateral Event thereafter, the previous Credit Date and ending on the current applicable Credit Date, no event (including a change in Applicable Law) shall have occurred that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect (and the same shall have been certified by the Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrowers delivered pursuant to Section 6.2.1).
6.2.25.    Required Approvals. All Required Approvals required for the applicable Approved Financing shall have been received or will be obtained prior to the Credit Date for such Approved Financing, none of which may be subject to waiting periods or appeal, and none of which contain any conditions that will not be met prior to the Credit Date for such Approved Financing (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrowers delivered pursuant to Section 6.2.1). No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired (and the same shall have been certified by the Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of the Borrowers delivered pursuant to Section 6.2.1).
6.2.26.    Aggregate Advances; Aggregate Usage. After giving effect to the Advance or Additional Collateral Event on such Credit Date, (a) the conditions in the proviso to Section 2.1.1 have been satisfied, and (b) the conditions in Section 4.3 have been satisfied.
6.2.27.    Additional Conditions to initial Loan. The obligation of each Lender to provide its Applicable Percentage of the initial Loan requested hereunder is subject to the satisfaction (or waiver by Administrative Agent) of the following conditions precedent in addition to the other conditions precedent in this Section 6.2:
(a)    The Administrative Agent shall have received the following:
(i)    A payoff letter, in form and substance satisfactory to the Administrative Agent, together with UCC-3 termination statements and such other documents requested by the Administrative Agent evidencing the release of Liens under, and termination of, the Loan Documents (as defined in that certain Amended & Restated Loan Agreement (PF) dated as of August 12, 2014) and all commitments thereunder;
(ii)    A payoff letter, in form and substance satisfactory to the Administrative Agent, together with UCC-3 termination statements and such other documents requested by the Administrative Agent evidencing the release of Liens under, and termination of, the Intercompany Documents (as defined in that certain Amended & Restated Loan Agreement (PF) dated as of August 12, 2014) and all commitments thereunder;
(iii)    The Transfer Documents (if any), pursuant to which the Underlying Financings described therein are transferred from the Borrowers to the transferees identified therein; and
(iv)    Any required consents from, or notices to, third parties with respect to the transfers contemplated by the Transfer Documents.
6.2.28.    Paying Agency Agreement. Solely with respect to the first Approved Financing (G&I) joined to the Borrowing Base as Eligible Collateral, the Borrowers and each party thereto shall have executed and delivered a Paying Agency Agreement in form and substance satisfactory to the Administrative Agent.
6.3.    Approved Subsequent Credit Date. The obligation of each Lender to provide its Applicable Percentage of a Loan on any Approved Subsequent Credit Date is subject to the satisfaction (or waiver by the Administrative Agent) of the following conditions precedent (and no conditions set forth in Section 6.2 shall be applicable except as set forth in this Section 6.3), each of which must be to the satisfaction of Administrative Agent in its sole discretion:
6.3.1.    Applicable Conditions Precedent. To the extent applicable, each of the conditions contained in Sections 6.2.1, 6.2.4, 6.2.8, 6.2.9, 6.2.15, 6.2.16, 6.2.17, 6.2.18, 6.2.19, 6.2.20, 6.2.21, 6.2.22, 6.2.23, 6.2.24, and 6.2.26; provided, that (a) the Credit Date Certificate required to be delivered pursuant to Section 6.2.1 shall be delivered no later than three (3) Business Days prior to such date and (b) each Borrowing Base Certificate required to be delivered pursuant to Section 6.2.15 shall be delivered (x) in the case of an Approved Subsequent Credit Date on any Payment Date, in accordance with Section 8.1.1 as it relates to Payment Date Borrowing Base Certificates, and (y) in the case of an Approved Subsequent Credit Date on any day other than a Payment Date, in accordance with Section 6.2.15.
6.3.2.    Material Underlying Financing Document Amendments. As of such Approved Subsequent Credit Date, if Administrative Agent has provided written consent pursuant to Section 10.2.18 with respect to any Material Underlying Financing Document included in the related Underlying Financing Specification since execution of such Underlying Financing Specification in accordance with Section 6.2.3 and such written consent contained any conditions with respect to subsequent Advances, all such conditions shall have been satisfied (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.3.3.    Organizational Documents. As of such Approved Subsequent Credit Date, there shall have been no material amendment, restatement, supplement or other modification to, or waiver of, any resolutions or Organizational Documents delivered pursuant to Section 6.2.2 (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.3.4.    Underlying Financing Specification. As of such Approved Subsequent Credit Date, there shall have been no material amendment, restatement, supplement or other modification to, or waiver of, any material provision of, or attachment to, the Underlying Financing Specification then in effect with respect to the Approved Financing to be funded on such Approved Subsequent Credit Date.
6.3.5.    Payment Instructions. As of such Approved Subsequent Credit Date, there shall have been no amendment, restatement, supplement or other modification to, or waiver of, any payment instruction delivered pursuant to Section 6.2.13 (and the same shall have been certified by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1).
6.3.6.    Delayed Draw Financings. With respect to any Approved Financing that is a Delayed Draw Financing, Administrative Agent shall have received (i) satisfactory evidence that the applicable Borrower has advanced to the applicable Underlying Borrower an amount equal to its portion, if any, of the Underlying Borrower Advance then due under the Underlying Financing Documents, (ii) a true and complete copy of the request for the Underlying Borrower Advance that was delivered by the applicable Underlying Borrower in connection with such Delayed Draw Financing and the same shall have been certified as due by Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of Borrowers delivered pursuant to Section 6.2.1, and (iii) satisfactory evidence that all conditions to the funding of the applicable Underlying Borrower Advance have been satisfied by the Underlying Borrower.
6.4.    Conditions to the Issuance of Letters of Credit. The obligation of an Issuing Bank to provide a L/C Credit Extension is subject to the satisfaction (or waiver by such Issuing Bank) of the following conditions precedent, each of which must be to the satisfaction of such Issuing Bank in its sole discretion:
6.4.1.    Letter of Credit Request. The Administrative Agent and applicable Issuing Bank shall have received a request for L/C Credit Extension in accordance with the requirements hereof.
6.4.2.    No Default. As of such requested date of issuance, no Default or Event of Default shall have occurred and be continuing or would result from such L/C Credit Extension (and the same shall have been certified by the Borrowers to the Administrative Agent in a certificate signed by an Authorized Officer of such Borrowers).
6.4.3.    Representations and Warranties. The representations and warranties of the Borrowers set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of the L/C Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).
SECTION 7.     UNDERLYING FINANCING
7.1.    Underlying Financing.
7.1.1.    Effective Date Approved Financings. On the Effective Date, each Effective Date Approved Financing shall be joined to the Borrowing Base as an Approved Financing hereunder.
7.1.2.    Proposed Nominated Financing. Borrower Agent may from time to time request financing of a Nominated Financing (each, a “Proposed Nominated Financing”) by submitting to Administrative Agent an Underlying Financing Proposal Certificate substantially in the form of Exhibit A to Appendix 2, and including all reports, documents and information specified on Appendix 2 to be attached thereto, including the initial draft Underlying Financing Specification, the Underlying Financing Documents and all other documents or information reasonably requested by Administrative Agent (on behalf of the Lenders) in connection with the approval process described in this Section 7.1.2 (a “Proposal Package”). Borrower Agent shall propose an Applicable Valuation Percentage for such Proposed Nominated Financing and may request that the Lenders waive certain Underlying Financing Criteria with respect to such Proposed Nominated Financing. The Administrative Agent and each Lender agrees to review and diligence such Proposed Nominated Financings in good faith and will use commercially reasonable efforts to notify the Borrowers within thirty (30) Business Days after receipt of a Proposal Package of their decision to approve or decline to finance such Proposed Nominated Financing. Any Proposed Nominated Financing approved by the Super-Majority Lenders in their sole discretion shall not be an Excluded Investment and shall be deemed to be an Approved Financing hereunder.
7.1.3.    Proposal Packages. The Administrative Agent and Lenders shall only be obligated to consider two Proposal Packages at a time and in no event more than twenty-four (24) Proposal Packages each calendar year; provided, that if two such Proposal Packages are pending review by the Administrative Agent and Lenders, no new Proposal Packages will be submitted or reviewed by them until the earlier of (a) the date that a previously requested Proposal Package pursuant to the terms hereunder has been joined to the Borrowing Base, (b) formally rejected by the Administrative Agent (on behalf of the Lenders), or (c) has been under review by the Administrative Agent (on behalf of the Lenders) for a period of thirty (30) days or more.
7.2.    Approval Process.
7.2.1.    Notice of Approval of Proposed Nominated Financing. The approval by the Super-Majority Lenders of a Proposed Nominated Financing will be confirmed by a written notice from Administrative Agent to Borrower Agent, which shall be evidenced by Administrative Agent’s signature of the applicable Underlying Financing Specification.
7.2.2.    Underlying Financing Specification. On or prior to the Credit Date for any Approved Financing, Borrower Agent shall execute and deliver to Administrative Agent an Underlying Financing Specification with respect to the applicable Approved Financing, identifying the applicable Underlying Financing Documents, the applicable Underlying Financing Project Documents and such other information set forth in Appendix 3. Upon execution and delivery of any Underlying Financing Specification by Administrative Agent, the Underlying Financing Specification shall form a part of this Agreement and each of the Loan Documents. The Borrowers and Administrative Agent (acting at the direction of the Required Lenders unless such omission is a result of administrative or clerical error) hereby agree to amend each applicable Underlying Financing Specification to add any Person or document that is mutually agreed after the date hereof as a Material Underlying Financing Participant or Material Underlying Financing Document pursuant to the terms hereof.
SECTION 8.     COLLATERAL ADMINISTRATION
8.1.    Borrowing Base Certificates.
8.1.1.    Borrowing Base Certificate. Borrowers shall calculate Borrowing Base and Availability Amount and deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate (%4) in draft form no later than three (3) Business Days prior to each Payment Date (which draft shall reflect what is reasonably anticipated to be the final Borrowing Base Certificate subject only to updates for amounts on deposit in the Revenue Account and any principal, interest and fee invoices issued after the date such draft is required to be delivered and prior to the applicable Payment Date), which shall be in final form and executed and delivered by 12:00 p.m. (New York time) on such Payment Date (such executed Borrowing Base Certificate, a “Payment Date Borrowing Base Certificate”), showing valuations as of the close of business of the last day of the calendar month just ended, (%4) within three (3) Business Days of any event or circumstance in which an Approved Financing has become a Zero Value Approved Financing, showing valuations as of the date such Approved Financing became a Zero Value Approved Financing, (%4) within three (3) Business Days following any other demand by Administrative Agent (which may be requested up to one (1) time per week), showing valuations as of the date of demand, (d) on the date on which any Notice of Borrowing is delivered or as otherwise required pursuant to Section 4.1.1, showing valuations as of a date not more than five (5) Business Days earlier than the actual date of Advance, (e) within three (3) Business Days after any Removal Date, (f) upon Borrowers’ request for an Additional Collateral Event, showing valuations as of a date not more than five (5) Business Days prior to the actual inclusion of such Approved Financing in the Borrowing Base and (g) as otherwise required pursuant to the terms of this Agreement.
8.1.2.    Certificate Requirements. Each Borrowing Base Certificate shall be in form and substance substantially similar to the form of Borrowing Base Certificate in Exhibit D-1.
8.1.3.    Borrowing Base Calculations.
(a)    Upon receipt of each fully executed and completed Borrowing Base Certificate, certified by Borrower Agent in a certificate signed by an Authorized Officer of Borrower Agent, Administrative Agent shall, not later than five (5) Business Days after receipt thereof (or in the case of any Borrowing Base Certificate delivered pursuant to Section 4.1.1, three (3) Business Days), review and provide written notice to Borrower Agent of either (i) its approval of the Borrowing Base Certificate, or (ii) its (A) disapproval of any Eligible Collateral proposed to be included in the Borrowing Base, (B) disapproval of any portion of any information, calculation or determination set forth in the Borrowing Base Certificate, together in each case with a description in reasonable detail of the reasons therefor, including with respect to any Watched Loan, (C) adjustment to Borrowers’ calculation of Borrowing Base or Availability Amount as a result of an adjustment to the Applicable Valuation Percentage or Modeled Ground Lease Rents of a Watched Loan, (D) disapproval to the extent the calculation is not made in accordance with this Agreement or the Borrowing Base Certificate or (E) rejection of the characterization of an Approved Financing as a Delinquent U.S. Federal Government Contract.
(b)    Watched Loans.
(i)    The Administrative Agent may (and shall at the request of the Super-Majority Lenders) designate any Approved Financing as a Watched Loan to the extent the Administrative Agent or the Required Lenders, as the case may be, reasonably believes such Approved Financing is subject to any of the events set forth in the definition of “Watched Loan”.
(ii)    (A) (x) Each Borrower and Administrative Agent (acting at the written direction of Required Lenders) will negotiate in good faith to adjust the Applicable Valuation Percentage and if applicable, the Modeled Ground Lease Rents, of each Watched Loan, upon the initial designation pursuant to Section 8.1.3(b)(i) and following any event, circumstance or condition that is either not known by the Administrative Agent and Lenders at the time of such initial designation or occurs after such designation, in each case, to the extent such event, circumstance or condition would independently satisfy any of the “Watched Loan” conditions as determined by the Required Lenders in good faith; and (y) if such Borrower and Required Lenders are unable to come to an agreement as to the adjustments to be made, such adjustments shall be determined by the Administrative Agent (at the direction of the Required Lenders) and (B) subject to clauses (iii) and (iv) below, the adjustments determined in accordance with sub-clause (A) shall be applied to the Borrowing Base effective on either the date that is ten (10) Business Days after the date on which the parties mutually agree as to such adjustment or if the parties cannot agree, on the date that is ten (10) Business Days after the date on which such adjustment is determined by the Required Lenders.
(iii)    Notwithstanding Section 8.1.3(b)(ii), any Approved Financing that becomes a Zero Value Approved Financing shall immediately have its Applicable Valuation Percentage reduced to 0% and Borrowers shall deliver a revised Borrowing Base Certificate reflecting the adjusted valuation of the Eligible Collateral resulting from such reduction in accordance with Section 8.1.1(b); provided that if Borrowers believe that an Approved Financing (G&I) that would otherwise constitute a Zero Value Approved Financing satisfies the conditions set forth in clause (A) of the first sentence of the definition of Delinquent U.S. Federal Government Contract, Borrowers shall notify the Administrative Agent of such fact. If the Administrative Agent agrees in writing with Borrowers that such Approved Financing (G&I) is a Delinquent U.S. Federal Government Contract, the Applicable Valuation Percentage of such Approved Financing (G&I) will not be immediately reduced to zero but will instead be reduced in accordance with the timeline set forth in the second sentence of the definition of Delinquent U.S. Federal Government Contract. Each such Applicable Valuation Percentage will be applied to the Borrowing Base Certificate and any valuations contained therein as set forth in such second sentence of such definition. If the Administrative Agent (acting at the direction of the Required Lenders, acting reasonably), does not agree that such Approved Financing (G&I) qualifies as a Delinquent U.S. Federal Government Contract, the Applicable Valuation Percentage for such loan shall be immediately reduced to 0% and treated as a Zero Value Approved Financing and Borrowers shall deliver a revised Borrowing Base Certificate reflecting such reduction and revised Borrowing Base calculation in accordance with Section 8.1.1.
(iv)    Notwithstanding Section 8.1.3(b)(ii), the Modeled Ground Lease Rents applicable to any Approved Financing (Land Assets) that becomes a Watched Loan as a result of a Ground Lease payment default described in clause (i) of the definition of “Watched Loan” shall be reduced automatically as follows: (A) by 20%, on the date on which such Approved Financing (Land Assets) becomes a Watched Loan; (B) by an additional 20%, on the date that is thirty (30) days after such Approved Financing (Land Assets) becomes a Watched Loan; and (C) by 100%, on the date that is sixty (60) days after such Approved Financing (Land Assets) becomes a Watched Loan (and upon such 100% reduction, such Approved Financing (Land Assets) shall be a “Zero Value Approved Financing” hereunder), and in each case, Borrowers shall deliver a revised Borrowing Base Certificate reflecting the adjusted valuation of the Eligible Collateral resulting from such reductions in accordance with Section 8.1.1(b); provided that, the Modeled Ground Lease Rents of such Ground Lease shall not be reduced under clauses (B) and (C) of this sentence if such payment default is cured on or prior to such thirtieth (30th) or sixtieth (60th) day, as applicable.
(c)    The adjusted Borrowing Base calculation and corresponding valuations made by Administrative Agent (at the direction of the Required Lenders) pursuant to Section 8.1.3 shall be binding absent manifest error on Borrowers; provided that Borrowers shall have the right, at their cost and expense, to request that an Independent Appraiser review and value any Watched Loan that has had its Borrowing Base and corresponding valuations adjusted in accordance with Section 8.1.3(b)(ii), and upon such Independent Appraiser completing its review and submitting its valuation, the Midpoint Valuation of such Watched Loan shall be binding and the Borrowers shall submit a revised Borrowing Base Certificate reflecting such Midpoint Valuation.
(d)    Any notice delivered by Administrative Agent to Borrower Agent pursuant to Section 8.1.3(a)(ii)(C) or 8.1.3(b) adjusting the Applicable Valuation Percentage, or any component of any of the foregoing shall be deemed, without further act by any party hereto, to be an amendment to the related Underlying Financing Specification.
(e)    With respect to any Approved Financing that has become a Watched Loan as a result of the occurrence of an Other Material Underlying Event described in any of clauses (iv) through (vii) of the definition thereof, if either (I) such Approved Financing has not been Resolved prior to the sixtieth (60th) day following such occurrence or (II) the Administrative Agent has otherwise notified Borrowers in writing that such financing must be removed from the Borrowing Base and released from the Collateral (such sixtieth day or the date of receipt of such notice by any Borrower, “Removal Date”), then Borrowers shall not later than three (3) Business Days after such Removal Date cause such Approved Financing to be sold to another Person other than a Borrower, or a Pledgor; provided that and for the avoidance of doubt, any such sale of such Approved Financing may be to a Subsidiary of HA LLC (other than a Borrower or a Pledgor). Upon request thereof from a Borrower, the Administrative Agent will take all actions reasonably necessary to approve and release any such transaction. Such Approved Financing shall be disregarded for purposes of calculating the Borrowing Base from and after the Removal Date. Borrowers shall deliver a new Borrowing Base Certificate to the Administrative Agent no later than three (3) Business Days after the Removal Date calculating the Borrowing Base as of such date without regard to such Approved Financing.
(f)    With respect to any Approved Financing (Land Assets) that is subject to a Specified Ground Lease Default, (i) the Applicable Valuation Percentage for such Approved Financing shall be automatically reduced to 0%, (ii) Borrowers shall deliver a revised Borrowing Base Certificate reflecting the adjusted valuation of the Eligible Collateral resulting from such reduction within three (3) Business Days following a Borrower’s Knowledge thereof and (iii) if such Borrowing Base Certificate reflects that the Aggregate Usage exceeds the Borrowing Base, the Borrowers shall make a Mandatory Prepayment in accordance with the terms of Section 5.2.1.
(g)    The parties hereto acknowledge and agree that, solely for purposes of valuing Approved Financings (Land Assets), the Land Lease Loan shall be resized to take into account any adjustments to the Modeled Ground Lease Rents under this Section 8.1.3, and each Borrowing Base Certificate delivered in connection therewith shall reflect such resizing of the Land Lease Loan.
8.1.4.    Release of Collateral.
(a)    If a Borrowing Base Certificate is approved by Administrative Agent pursuant to Section 8.1.3(a)(i) and such approved certificate indicates that the Aggregate Usage is less than the Borrowing Base and that Borrowers are in compliance with the Interest Service Coverage Ratio Threshold at such time, Borrowers may request (each such request, a “Collateral Release Request”) in writing that Collateral Agent release its Lien on one or more Approved Financings (a “Collateral Release”).
(b)    Any such Collateral Release Request shall be subject to the following conditions:
(i)    such Collateral Release Request shall be delivered to the Administrative Agent in substantially final form within three (3) Business Days of the requested Collateral Release date;
(ii)    simultaneously with the delivery of the substantially final form of Collateral Release Request, Borrowers shall deliver a pro forma Borrowing Base Certificate demonstrating that no mandatory prepayment of the Loans pursuant to Section 5.2.1 or otherwise will be required as a result of the Collateral Release and Administrative Agent shall have approved such certificate;
(iii)    on the date of the requested Collateral Release, the Borrowers shall deliver a complete and duly executed Collateral Release Request together with a final Borrowing Base Certificate, and Borrowers shall certify in writing in such Collateral Release Request that such Collateral Release will not result in a Default or Event of Default; and
(iv)    no Default or Event of Default shall have occurred and be continuing as of the date of the Collateral Release Request (unless the purpose of such Collateral Release is to cure any such Default or Event of Default) and as of the date of, and after giving effect to, the Collateral Release.
(c)    Notwithstanding anything to the contrary in this Agreement, in the event the Applicable Valuation Percentage for any Approved Financing (Land Assets) becomes 0% pursuant to Section 8.1.3(f), all Liens under the Loan Documents over any such Approved Financings shall automatically be released on the date on which (x) the applicable Mandatory Prepayment (if any) is made in full or (if no Mandatory Prepayment is necessary) the Applicable Valuation Percentage for such Approved Financings becomes 0% and (y) the Borrowers transfer such Approved Financing to any Person other than a Borrower or a Pledgor; provided that and for the avoidance of doubt, any such sale of such Approved Financing may be to a Subsidiary of HA LLC (other than a Borrower or a Pledgor).
(d)    In the event that each of the conditions set forth in clauses (a) and (b) above have been satisfied as determined by Administrative Agent or any of the events set forth in clause (c) above have occurred, Administrative Agent, Collateral Agent and Borrowers shall, not later than two (2) Business Days thereafter enter into definitive documentation (in form and substance reasonably satisfactory to each such party) giving effect to the Collateral Release or Lien release.
8.2.    Administration of Accounts.
8.2.1.    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of Borrower’s Receivables, including all payments and collections thereon, and shall submit to Administrative Agent reports in form satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request.
8.2.2.    Taxes. If a Receivable of any Borrower includes a charge for any Taxes, each Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge such Borrower therefor; provided, however, that neither Agents nor Lenders shall be liable for any Taxes that may be due from any Borrower or with respect to any Collateral.
8.2.3.    Account Verification. Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent, or any Borrower, to verify the validity, amount or any other matter relating to any Receivables of any Borrower by mail, telephone or otherwise. The Administrative Agent shall use reasonable efforts to notify Borrower Agent of such action, and each Borrower shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4.    Maintenance of Borrower Collateral Accounts. Each Borrower shall maintain, or cause to be maintained, in full force and effect Borrower Collateral Accounts subject to the Depositary Agreement. Each Borrower shall take all actions necessary to establish Collateral Agent’s control of each such Borrower Collateral Account. The Borrowers shall be the sole account holder of each Borrower Collateral Account and shall not allow any other Person (other than Collateral Agent) to have control over a Borrower Collateral Account or any amounts or assets deposited therein or credited thereto.
8.2.5.    Proceeds of Collateral. Subject to Section 8.2.6, each Borrower shall ensure and take all necessary steps to ensure that all payments of Receivables or otherwise relating to Collateral are made directly to the Revenue Account (as defined in the Depositary Agreement), or such other Borrower Collateral Account identified in writing by Administrative Agent to Borrower Agent. If any Borrower has Knowledge that it has received cash or Payment Items with respect to any Collateral, it shall hold same in trust in favor of Collateral Agent for the benefit of the Secured Parties and promptly (not later than the next two (2) Business Days thereafter) deposit same into Borrower Collateral Account or such other identified in writing by Administrative Agent to Borrower Agent.
8.2.6.    Proceeds of the Approved Financing (Amortizing Loan). Each Borrower shall ensure and take all necessary steps to ensure that all payments of Receivables and all other payments relating to the Approved Financing (Amortizing Loan) are made directly to the Amortizing Loan Revenue Account (as defined in the Depositary Agreement) or such other Borrower Collateral Account identified in writing by Administrative Agent to Borrower Agent, and such proceeds from the Approved Financing (Amortizing Loan) shall be used by the Borrowers solely to make the prepayments required pursuant to Sections 5.2.1(d) and 5.2.3.
8.3.    Administration of Deposit Accounts. Schedule 8.3 sets forth all Deposit Accounts maintained by Borrowers as of the Effective Date, as the same may be supplemented, modified, amended, restated or replaced from time to time. No Borrower will open or close any Deposit Account without the written consent of the Administrative Agent (except that Borrowers will open Borrower Collateral Accounts).
8.4.    General Provisions.
8.4.1.    Location of Collateral. All tangible items of Collateral shall at all times be kept by Borrowers or their respective Subsidiaries at The Bank of New York Mellon, 240 Greenwich St. – 7W, New York, NY 10286, Attn: Asset-Backed Securities, or such other location as Administrative Agent may designate in writing to Borrower.
8.4.2.    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agents to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. No Agent shall be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.4.3.    Defense of Title. Each Borrower shall defend its title to Collateral and Collateral Agent’s Liens therein against all Persons, and all other material claims and demands, except Permitted Liens.
8.5.    Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints each Agent (and all Persons designated by any such Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.5. Any Agent’s designee, may, without notice and in either its or any Borrower’s name, but at the cost and expense of such Borrower:
(a)    endorse any Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Collateral Agent’s possession or control in the event that such Borrower does not so endorse and deposit such Payment Item or such proceeds of Collateral to the applicable Borrower Collateral Account; and
(b)    during an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts that constitute Collateral, demand and enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to such Accounts; (ii) settle, adjust, modify, compromise, discharge or release such Accounts or other Collateral, or any legal proceedings brought to collect such Accounts or other Collateral; (iii) sell or assign such Accounts and other Collateral upon such terms, for such amounts and at such times as such Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts that constitute Collateral, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign any Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts that constitute Collateral or other Collateral; (viii) use any Borrower’s stationery and sign its name to verifications of such Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be reasonably necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which any Borrower is a beneficiary; and (xii) take all other actions as Administrative Agent reasonably deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
Without limiting any Agent’s right or power to take any action, each Agent shall use reasonable efforts to provide written notice to Borrower Agent of any action taken by it under this Section 8.5; provided that Borrowers agree that any failure to provide such notice shall not result in any liability to the Agent or any of its Affiliates.
SECTION 9.     REPRESENTATIONS AND WARRANTIES
9.1.    Representations and Warranties of Each Borrower. In order to induce the Agents and Lenders to enter into this Agreement and to make each Advance to be made thereby, each Borrower represents and warrants to each Agent and each Lender that the following statements are true and correct, on (i) the Effective Date and (ii) on each Credit Date (subject to, on each Credit Date, any applicable materiality qualifiers with respect thereto as contemplated by Section 6.2.9 of this Agreement):
9.1.1.    Organization and Qualification. Such Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Borrower is duly qualified, authorized to do business and in good standing as a foreign entity in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.2.    Power and Authority. Such Borrower is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or partnerships, as applicable, action on the part of such Borrower.
9.1.3.    Enforceability. Each Loan Document to which such Borrower is a party, and, as of each Credit Date, each Material Underlying Financing Document to which such Borrower is a party is a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
9.1.4.    Capital Structure. The Equity Interests of such Borrower have been duly authorized and validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which such Borrower is a party requiring, and there is no membership interest, partnership interest, or other Equity Interests of such Borrower outstanding which upon conversion or exchange would require, the issuance by such Borrower of any additional membership interests, partnership interests or other Equity Interests of such Borrower or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest, partnership interest or other Equity Interests of such Borrower. Schedule 9.1.4 correctly sets forth the ownership interest of each Borrower as of the Effective Date with and each Credit Date.
9.1.5.    No Existing Debt; Priority of Liens. Neither the Collateral nor any other asset of such Borrower is subject to any Liens other than Permitted Liens, and such Borrower does not have any Debt other than Permitted Debt. All Liens of Collateral Agent in the Collateral are duly perfected, First Priority Liens.
9.1.6.    No Conflict. The execution, delivery and performance by such Borrower of the Loan Documents to which it is a party, and, as of each Credit Date, the Material Underlying Financing Documents to which it is a party, and the consummation of the transactions contemplated by the Loan Documents to which it is a party, and, as of each Credit Date, the Material Underlying Financing Documents to which it is a party do not and will not (a) violate in any material respect (i) any provision of any Applicable Law applicable to such Borrower, (ii) any of the Organizational Documents of such Borrower, or (iii) any order, judgment or decree of any court or other agency of government binding on such Borrower; (b) conflict with, result in a breach of or constitute (immediately or upon the giving of notice) a default in any material respect under any Contractual Obligation of such Borrower; (c) result in or require the creation or imposition of any material Lien upon any of the properties or assets of such Borrower (other than any Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Borrower, except for Required Approvals and such approvals or consents which were obtained on or before the Effective Date.
9.1.7.    No Material Adverse Effect. (a) No Material Adverse Effect has occurred and is continuing nor (b) to such Borrower’s Knowledge, does any development or event exist that could reasonably be expected to result in a Material Adverse Effect which is not covered in full (subject to customary deductibles) by insurance maintained in accordance with the Insurance Requirements fully secured or bonded.
9.1.8.    Financial Statements. The consolidated and consolidating balance sheets, and related statements of income of such Borrower that have been and are hereafter delivered to Administrative Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of such Borrower at the dates and for the periods indicated. Since September 30, 2018 there has been no change in the condition, financial or otherwise, of Borrowers taken as a whole that could reasonably be expected to have a Material Adverse Effect.
9.1.9.    Payment of Taxes. Such Borrower has filed all federal, state and local Tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or could not reasonably be expected to have a Material Adverse Effect.
9.1.10.    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable by any such Borrower in connection with any transactions contemplated by the Loan Documents, other than (x) those payable to a Lender, Administrative Agent or Collateral Agent pursuant hereto or (y) those brokerage commissions, finder’s fees and investment banking fees payable with respect to Underlying Financings in the Ordinary Course of Business.
9.1.11.    Governmental Approvals; Other Consents. Each of
(i)    the execution and delivery by such Borrower of (A) the Loan Documents to which it is a party, and (B) as of each Credit Date, the applicable Material Underlying Financing Documents to which it is a party, and
(ii)    the consummation by such Borrower of the transactions contemplated by (A) the Loan Documents to which it is a party and, (B) as of each Credit Date, the applicable Material Underlying Financing Documents to which it is a party do not and will not require any registration with, consent or approval of, or notice to, or other action by, any applicable Governmental Authority, except for filings and recordings with respect to the related Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of (x) the Effective Date, or (y) with respect to any Underlying Financing, the Advance of each Loan or (z) as otherwise contemplated by this Agreement, and except in all cases for (1) those Consents listed on Schedule 9.1.11, and (2) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect as of the date hereof.
9.1.12.    Compliance with Laws. Such Borrower is in compliance with all Applicable Laws (other than failure to comply with Anti-Terrorism and Money Laundering Laws, OFAC, Sanctions, Anti-Bribery and Anti-Corruption Laws, and Foreign Asset Control Regulations) and all applicable restrictions and regulations imposed by all Governmental Authorities in respect of the conduct of its businesses and the ownership of its Properties, except as could not reasonably be expected to have a Material Adverse Effect. There have been no citations of, notices of or orders of, material noncompliance issued by any applicable Governmental Authority to such Borrower under any securities laws.
9.1.13.    Litigation. Except as shown on Schedule 9.1.13, there are no proceedings or investigations pending or, to such Borrower’s Knowledge, threatened against such Borrower that (a) relate to any Loan Documents to which it is a party or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to such Borrower. Except as shown on Schedule 9.1.13 or as any Obligor has notified Administrative Agent in writing, such Borrower does not have a Commercial Tort Claim in excess of $500,000. Such Borrower is not in default with respect to any order, injunction or judgment of any applicable Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect.
9.1.14.    No Defaults. No Default or Event of Default has occurred and is continuing. As of any Credit Date on which this representation is made, such Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of the Material Underlying Financing Documents to which it is a party, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
9.1.15.    Payable Practices. Since the Effective Date, such Borrower has not made any change in its accounts payable practices that could reasonably be expected to have a Material Adverse Effect.
9.1.16.    Governmental Regulation. No such Borrower is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
9.1.17.    Margin Stock. No such Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by such Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock
9.1.18.    OFAC and Corrupt Practices Laws.
(a)    No Borrower is, nor, to the Knowledge of such Borrower, any Obligor, director, officer, employee, agent, affiliate or representative thereof, an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, including, without limitation, United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets (“Sanctioned Person”), or any similar list enforced by any other relevant sanctions authority (iii) has conducted business with or engaged in any transaction with any Sanctioned Person or (iv) located, organized or resident in a Designated Jurisdiction. Each Borrower and its Subsidiaries (if any), and to each Borrower’s Knowledge, each other Obligor, have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions. No Borrower nor any of its Subsidiaries, and to the Borrower’s Knowledge, no Obligor, have been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Sanctions.
(b)    Each Borrower, and to each Borrower’s Knowledge, each other Obligor, is in compliance in all material respects with all Anti-Bribery and Anti-Corruptions Laws.
(c)    The Borrowers and their Subsidiaries (if any), and to the Borrower’s Knowledge, each other Obligor, have conducted their businesses in compliance in all material respects with Anti-Bribery and Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure compliance with such laws.
(d)    No part of the proceeds of Loan or any other transaction contemplated hereunder constitutes or will constitute funds obtained on behalf of any U.S. Blocked Person. No Borrower nor any of its Subsidiaries (if any), and to each Borrower’s Knowledge, no other Obligor, will use, directly or indirectly, any part of the proceeds of any Loan or any other transaction contemplated hereunder in connection with any investment in, or any transactions or dealings with, any U.S. Blocked Person or otherwise in violation of Sanctions.
9.1.19.    Solvency. Such Borrower is and, upon the incurrence of any obligation by each such party on any date on which this representation and warranty is made, will be, Solvent.
9.1.20.    Anti-Terrorism and Money Laundering Laws. Neither such Borrower nor any Subsidiary of such Borrower (if any), and to each Borrower’s Knowledge, any other Obligor, nor director or officer thereof, nor to the Knowledge of such Borrower, any agent, affiliate or representative thereof is in violation in any material respect of any Anti-Terrorism and Money Laundering Laws applicable to it. No part of the proceeds of the Loans will be used, directly or indirectly, by such Borrower for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism and Money Laundering Laws. Each Borrower, and to the Borrower’s Knowledge, each other Obligor, is in compliance in all material respects with all Anti-Terrorism and Money Laundering Laws. The Borrowers and their Subsidiaries, and to the Borrower’s Knowledge, each other Obligor, have conducted their businesses in compliance in all material respects with Anti-Terrorism and Money Laundering Laws and have instituted and maintain policies and procedures designed to ensure compliance with such laws. No Borrower is a “financial institution” as defined under 31 USC § 5312(a)(1).
9.1.21.    United States Trading with the Enemy Act. Neither the making of any disbursement of the Loan Facility nor the use of the proceeds thereof by such Borrower will violate in any material respect the United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefore (the “Foreign Asset Control Regulations”).
9.1.22.    Business of Borrowers. The business of such Borrower is limited to the ownership and management of the Approved Financings, activities contemplated under the Loan Documents and activities reasonably related thereto.
9.1.23.    Use of Proceeds. The proceeds from Loans shall be used only as described in Section 2.3.
9.1.24.    Intellectual Property. Such Borrower owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except as could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to such Borrower’s Knowledge, threatened Intellectual Property Claim with respect to such Borrower or any of its Property (including any Intellectual Property), except as could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.24, such Borrower does not pay or owe any Royalty or other compensation to any Person with respect to any Intellectual Property. All registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, such Borrower is shown on Schedule 9.1.24 (as such Schedule 9.1.24 may have been updated in accordance with Section 6.2.10).
9.1.25.    Environmental Compliance. Except as disclosed on Schedule 9.1.25 (as such Schedule 9.1.25 may have been updated in accordance with Section 6.2.10), or as could not reasonably be expected to have a Material Adverse Effect, such Borrower’s past or present operations, Real Estate or other Properties are not subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. Such Borrower has not received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. Such Borrower has no contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.
9.1.26.    Title to Property; Priority of Liens. Such Borrower has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders, except as could not reasonably be expected to have a Material Adverse Effect and, on each Credit Date, free of Liens except Permitted Liens.
9.1.27.    Required Approvals. Such Borrower has obtained, and has duly complied with, all Required Approvals, except to the extent that failure to obtain or comply with such Required Approval could not reasonably be expected to have a Material Adverse Effect.
9.1.28.    Insurance. All insurance required pursuant to the Insurance Requirements is in full force and effect and in compliance with the Insurance Requirements.
9.1.29.    ERISA.
(a)    Such Borrower has never (i) had any employees (whether under common law, as a joint employer or otherwise) or (ii) sponsored or maintained, or been contractually obligated to contribute to, any Plan, including a Title IV Plan or Multiemployer Plan, or other compensatory plan, program, arrangement or agreement for employees, directors or consultants. No ERISA Affiliate of such Borrower sponsors or maintains, nor has any such entity ever sponsored or maintained, a Title IV Plan or a plan subject to Part 3 of Subtitle B of Title I of ERISA or to Section 412 of the Code. No such ERISA Affiliate contributes to, nor has any such entity ever contributed to, a Multiemployer Plan.
(b)    No Plan maintained by the ERISA Affiliates of such Borrower which is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides or represents any liability to provide retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, other than as required by Code Section 4980B or Sections 601 et seq. of ERISA, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time (such provisions of law collectively referred to herein as “COBRA”), and no such ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that any such employee or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, other than as required by COBRA.
(c)    the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
9.1.30.    Disclosure. All factual information furnished by or on behalf of any Obligor to the Administrative Agent in connection with the negotiation and diligence of this Agreement and the transactions contemplated hereby, when taken as a whole and supplemented from time to time, or otherwise delivered hereunder for use in connection with the transactions contemplated hereby does not contain, as of the date of delivery of such factual information so furnished, any untrue statement of a material fact and does not omit to state any material fact necessary to make each statement therein not misleading in light of the circumstances under which it was made; provided, however, that with respect to any such information that (x) relates specifically to the Underlying Financing and not to such Borrower or any of its rights or interests in any such Underlying Financing and (y) was not prepared by the Obligors (other than information that was prepared by a representative of the Obligors at the direction of the Obligors), the foregoing statement is made to such Borrower’s Knowledge. Any forward-looking statements, including any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Borrower to be reasonable at the time made, it being recognized by Administrative Agent that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
9.1.31.    No Subsidiaries. Such Borrower has no Subsidiaries.
9.1.32.    Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
9.1.33.    EEA Financial Institution. No Obligor is an EEA Financial Institution.
SECTION 10.     COVENANTS AND CONTINUING AGREEMENTS
10.1.    Affirmative Covenants. Each Borrower covenants and agrees that, so long as any Commitment is in effect and until Full Payment of all Obligations, such Borrower shall perform all covenants in this Section 10.1.
10.1.1.    Financial Statements and Other Reports. Each Borrower will deliver to Administrative Agent and each Lender:
(a)    Quarterly Financial Statements.
(i)    Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited balance sheet and related statements of operations and cash flows showing the consolidated financial position of HA INC (including all subsidiaries on a consolidated basis) as of the close of such Fiscal Quarter and the results of its operations during such fiscal quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all certified by a Financial Officer of HA INC as fairly presenting, in all material respects, the consolidated financial position and results of operations of the HA INC in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); and
(ii)    Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited balance sheet and related statements of operations showing the consolidated financial position of Borrowers (including all subsidiaries (if any) on a consolidated basis) as of the close of such Fiscal Quarter and the results of its operations during such fiscal quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all certified by a Financial Officer of Borrowers as fairly presenting, in all material respects, the consolidated financial position and results of operations of Borrowers in accordance with GAAP (subject to normal year-end consolidation entries, audit adjustments and the absence of footnotes and other required statements).
(b)    Annual Financial Statements.
(i)    As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Effective Date occurs, (i) all audited financial statements of HA INC (including all subsidiaries on a consolidated basis) required pursuant to the Exchange Act, including without limitation, its consolidated balance sheets, statements of income, stockholders’ equity and cash flows of the HA INC (including all subsidiaries on a consolidated basis) as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and management discussions and analysis with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of the independent accounting or auditing firm (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of HA INC (including all subsidiaries on a consolidated basis) as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements).
(ii)    Within ninety (90) days after the end of each Fiscal Year, an unaudited balance sheet and related statements of operations showing the consolidated financial position of Borrowers (including all subsidiaries (if any) on a consolidated basis) as of the close of such Fiscal Year and the results of its operations during such Fiscal Year and setting forth in comparative form the corresponding figures for the prior Fiscal Year, all certified by a Financial Officer of Borrowers as fairly presenting, in all material respects, the consolidated financial position and results of operations of Borrowers in accordance with GAAP (subject to normal year-end audit adjustments, consolidation entries and the absence of footnotes and other required statements).
(iii)    Documents required to be delivered pursuant to Section 10.1.1(a) or 10.1.1(b) will be deemed delivered when posted on the U.S. Securities and Exchange Commission’s website (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) or may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on HA INC’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or sponsored by Administrative Agent); provided that: (i) HA INC shall deliver paper copies of such documents to Administrative Agent on behalf of any Lender that reasonably requests delivery of such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) HA INC shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents to the Internet or intranet website or U.S. Securities and Exchange Commission’s website. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by HA INC with any request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of such documents.
(c)    Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 10.1.1(a) and 10.1.1(b), a duly executed and completed Compliance Certificate;
(d)    Borrowing Base Certificate. Each Borrowing Base Certificate when required by Section 8.1.1 and in form and substance substantially similar to the form of Borrowing Base Certificate in Exhibit D-1;
(e)    Notice of Default. Promptly (but in any event within five (5) Business Days) after a Borrower obtaining Knowledge of any development or event that constitutes a Default or an Event of Default, a certificate of a Borrower signed by an Authorized Officer of a Borrower specifying in reasonable detail the nature and period of existence of such Event of Default or Default, and what action the applicable Obligor has taken, is taking and proposes to take with respect thereto;
(f)    Notice of Litigation. Promptly (but in any event within five (5) Business Days) after (i) a Borrower obtaining Knowledge of any Adverse Proceeding (not previously disclosed in writing by an Obligor to Administrative Agent) in respect of any Obligor, or (ii) any Borrower obtaining Knowledge of any Adverse Proceeding in respect of a related Material Underlying Financing Participant not previously disclosed in writing by an Obligor to Administrative Agent, written notice thereof together with such other information as may be reasonably available to the applicable Obligor (including by request to the applicable Material Underlying Financing Participant) to enable Administrative Agent and its counsel to evaluate such matters;
(g)    Notice Regarding Material Underlying Financing Documents; Required Approval; Material Adverse Effects. Promptly, and in any event within five (5) Business Days after a Borrower obtaining Knowledge (i) that any (A) Material Underlying Financing Document or Required Approval of any Borrower is amended in a manner that could reasonably be expected to have a Material Adverse Effect or, with respect to Material Underlying Financing Documents or a Underlying Material Adverse Effect, terminated, or (B) that any new Underlying Financing Document that is material or Required Approval is entered into or received, a written statement describing in reasonable detail such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, (ii) of any material event of force majeure asserted under any Material Underlying Financing Document, to the extent reasonably available to a Borrower, copies of related material notices and other documentation delivered under such Material Underlying Financing Document and subject to compliance with the applicable confidentiality provisions therein, and an explanation in reasonable detail of any actions being taken with respect thereto, and (iii) of discovery of any event or circumstance that could reasonably be expected to have a material adverse effect on the ability of any Borrower to carry out its obligations under a related Material Underlying Financing Document, a written statement describing in reasonable detail such condition;
(h)    Information Regarding Collateral. Each Borrower will furnish to each Agent prompt written notice of any change (i) in any Borrower’s corporate name, (ii) in any Borrower’s corporate structure or (iii) in any Borrower’s type or jurisdiction of organization. Such Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise (as confirmed by the Administrative Agent in writing) that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents;
(i)    Additional Reporting. Promptly, and in any event within five (5) Business Days (or such different period provided below) of a Borrower obtaining Knowledge of the occurrence thereof, notify Administrative Agent of:
(i)    any Change of Law specifically affecting the Collateral, Approved Financings, any Borrower, any of their respective property or Equity Interests or any related Material Underlying Financing Participant that, in each case, could reasonably be expected to have a Material Adverse Effect or an Underlying Material Adverse Effect, including any developments with respect to any of the foregoing;
(ii)    within thirty (30) days, any change in the Authorized Officers of any Borrower, including certified specimen signatures of any new Person so appointed and satisfactory evidence of the authority of such Person;
(iii)    within ten (10) Business Days of receipt thereof, any written notice received or initiated by such Borrower relating to the Approved Financings, Collateral or any related Material Underlying Financing Document, or any written notice received or initiated by such Borrower relating to any related Required Approval, in each case, with respect to any act, event or circumstance that could reasonably be expected to have a Material Adverse Effect;
(iv)    obtaining Knowledge of any Lien (other than a Permitted Lien) being granted or established or becoming enforceable over any of the related Collateral, together with a description thereof;
(v)    any act, event or circumstance having occurred with respect to any related Approved Financing that could reasonably be expected to have a Material Adverse Effect or an Underlying Material Adverse Effect;
(vi)    any event or circumstance in which an Approved Financing has become a Watched Loan and the remedial measures that Borrowers intend to take with respect to any such Watched Loans; or
(vii)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
10.1.2.    Existence. (a) Except as otherwise permitted under Section 10.2.12, each Borrower shall, at all times, preserve and keep in full force and effect their respective existence and (b) such Borrower will at all times, preserve and keep in full force and effect their respective rights and franchises, licenses and permits material to their respective business and the Eligible Collateral (taken as a whole), except as could not reasonably be expected to have a Material Adverse Effect.
10.1.3.    Inspections. Each Borrower shall at all times permit representatives and independent contractors of Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and files, including all financial, corporate and operating records and files concerning the Project Portfolio, Loan Documents, Underlying Financing Documents and Underlying Financings, and make copies thereof or abstracts therefrom, and to discuss its affairs, business (including, without limitation, all matters concerning the Project Portfolio and Underlying Financings), finances and accounts with its directors, officers, independent public accountants, its legal counsel and other independent agents and experts, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrowers; provided that all reasonable and documented third-party charges, costs and expenses of Administrative Agent and its representatives and independent contractors in connection with such visits, examinations and discussions shall be reimbursed by Borrowers only in connection with two (2) such visits, examinations and discussions per fiscal year; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and without advance notice.
10.1.4.    Compliance with Laws.
(a)    Each Borrower shall, at all times, comply with all Applicable Laws (including applicable Environmental Laws, FLSA, FATCA, OSHA and laws regarding collection and payment of Taxes) and maintain all applicable Governmental Approvals necessary to the conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism and Money Laundering Laws, OFAC, Sanctions Anti-Bribery and Anti-Corruption Laws and Foreign Asset Control Regulations) or maintain could not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower hereby covenants and agrees (b) that it will not conduct, and will not permit any of its Subsidiaries, directors, officers or employees to conduct, business with or engage in any transaction with any Sanctioned Person.
(c)    If to Borrower’s Knowledge, if any Obligor thereof is named as Sanctioned Person, Borrower will promptly (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all applicable requirements of Law with respect to such designation (and the Borrowers hereby authorize and consent to the Administrative Agent taking any and all steps it deems necessary, in the Administrative Agent’s sole discretion to comply with all applicable requirements of Law with respect to any such designation, including the requirements of the applicable Anti- Terrorism and Money Laundering Laws (including the “freezing” and/or “blocking” of assets).
(d)    The Borrower will remain in compliance with all Anti-Bribery and Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws and applicable Sanctions and will maintain in effect and enforce policies and procedures designed to ensure compliance by each Borrower, its Subsidiaries and its and their respective directors, officers, employees and agents with such laws.
10.1.5.    Taxes. Each Borrower shall, at all times, pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless the amount is not material to it or its financial condition or such Taxes are being Properly Contested.
10.1.6.    Special Purpose and Separateness. Each Borrower shall, at all times, comply with the requirements of Schedule 6.1.13.
10.1.7.    Independent Manager. Each Borrower shall, at all times, (a) take such action as requested by the Independent Manager in accordance with this Agreement and the Organizational Documents of such Borrower and (b) ensure that the Independent Manager is provided with all information reasonably requested by the Independent Manager in fulfilling its duties to Administrative Agent and ensure that any information that it may supply to the Independent Manager is, taken as a whole, accurate in all material respects and not, by omission of information or otherwise, misleading in any material respect at the time such information is provided.
10.1.8.    Further Assurances.
(a)    At any time or from time to time upon the reasonable request of Administrative Agent, each Borrower shall, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.
(b)    In furtherance of Section 10.1.8(a), each Borrower shall, at its own expense, take all actions that have been or shall be requested by Administrative Agent or Collateral Agent, or that such Borrower knows are necessary, to establish, maintain, protect, perfect and continue the perfection of the First Priority Liens of the Secured Parties intended to be created by the related Security Documents and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, each Borrower shall, at its own expense, (i) execute or cause to be executed and shall file or cause to be filed or register or cause to be registered such financing statements, continuation statements and fixture filings in all places necessary or advisable (in the reasonable opinion of counsel for Administrative Agent or Collateral Agent) to establish, maintain and perfect such security interests created pursuant to the related Security Documents, (ii) discharge all other Liens (other than Permitted Liens) on the Collateral and (iii) deliver or publish all notices to third parties that may be required to establish or maintain the validity, perfection or priority of any Lien created pursuant to the related Security Documents.
(c)    In furtherance of Section 10.1.8(a), if any Borrower shall at any time acquire any interest in property not covered by the related Security Documents or enter into any additional related Underlying Financing Documents that are material, such Borrower shall, promptly (i) as applicable; execute, deliver and record a supplement to such Security Documents, reasonably satisfactory in form and substance to Administrative Agent, and if reasonably requested, enter into a direct agreement with Collateral Agent in form and substance satisfactory to Administrative Agent and Collateral Agent and (ii) ensure that such security interest shall be valid and effective.
10.1.9.    Performance of Obligations. Each Borrower shall, (i) perform and observe all of its respective covenants and obligations contained in any Material Underlying Financing Document to which it is a party or related Required Approval to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect or an Underlying Material Adverse Effect and (ii) take all reasonable and necessary actions to enforce against any Borrower, in the case of the relevant Material Underlying Financing Participant, in the case of any related Material Underlying Financing Document, each covenant or obligation under each such Material Underlying Financing Document, as applicable, to which such Person is a party in accordance with its terms as and to the extent such enforcement actions are in the best interest of the related Eligible Collateral and to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect or Underlying Material Adverse Effect.
10.1.10.    Insurance. HA INC shall maintain and shall maintain on behalf of and for the benefit of each Borrower insurance with insurers satisfactory to Agent, with respect to the Properties, Collateral and business of Obligors of such type (including general liability, umbrella policy, D&O and workers compensation coverages), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.
10.1.11.    Intellectual Property. Each Borrower shall, keep each License affecting any Collateral or affecting any other material Property of such Borrower in full force and effect as is customary for companies similarly situated, except as could not reasonably be expected to have a Material Adverse Effect.
10.1.12.    Accounts. Borrower shall instruct each Person remitting cash to or for the account of Borrowers to deposit such cash directly into the Borrower Collateral Accounts for application in accordance with the terms of the Depositary Agreement and each Borrower shall promptly deposit all proceeds received from an equity contribution as well as all Revenues (as defined in the Depositary Agreement) into the Borrower Collateral Accounts. Each Borrower shall promptly remit any amounts received by it or received by third parties on its behalf to Collateral Agent for deposit in the Borrower Collateral Accounts in accordance with the terms of the Depositary Agreement.
10.1.13.    Books and Records. Each Borrower shall keep proper books of record and accounts in conformity in all material respects with GAAP.
10.1.14.    Collateral. Each Borrower shall promptly after its receipt thereof (a) deliver (i) to the Collateral Agent each original note (if any) issued to a Borrower in connection with each of its Approved Financings, (ii) to the Administrative Agent copies of the Underlying Financing Documents in respect of each such Approved Financing, and (iii) to the extent requested by the Administrative Agent, originals of the Underlying Financing Documents (to the extent originals are available to the Borrowers) to the Administrative Agent (or Collateral Agent, if so directed by the Administrative Agent) and (b) take any other action reasonably requested by the Administrative Agent in order to ensure that the originals of the Underlying Financing Documents (to the extent requested and available in accordance with clause (a)) are at all times held by the Administrative Agent (or Collateral Agent if so directed by the Administrative Agent).
10.1.15.    Lien Search. The Borrowers shall deliver to the Administrative Agent, on the one year anniversary of the Effective Date and each one year anniversary thereafter, the results of a recent search by a Person satisfactory to Administrative Agent that there are no UCC or Tax or other lien filings (other than Permitted Liens), if applicable, on any of the Borrowers.
10.1.16.    Monthly Reports. Borrowers shall deliver via a database or similar data storage platform to Administrative Agent no later than ten (10) Business Days after the end of each month all Written Materials and Notices delivered to a Borrower during such month.
10.1.17.    Amortizing Loan ROFO Notices. Within two (2) Business Days of written request by the Administrative Agent, the Borrowers shall deliver to each of the addressees thereof, any ROFO Notice. Promptly following, and in any event within three (3) Business Days of its receipt thereof, the Borrowers shall deliver to the Administrative Agent any countersigned signature page to the any ROFO Notice.
10.2.    Negative Covenants. Each Borrower covenants and agrees that, so long as any Commitment is in effect and until Full Payment of all Obligations, it shall not:
10.2.1.    Debt. Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Debt, except for the following Debt (“Permitted Debt”):
(a)    with respect to Borrowers, the Obligations; and
(b)    to the extent constituting Debt, Debt in respect of a Borrowers deferred purchase price obligation under any master purchase agreement/assignment schedule but solely with respect to Approved Financings.
10.2.2.    Permitted Liens. Directly or indirectly, create, incur, assume or permit to exist, any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Borrower, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of any financing statement or other similar notice of any Lien, or permit to remain in effect, any financing statement or other similar notice of any Lien of which it has Knowledge, with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except for the following Liens (collectively, “Permitted Liens”):
(a)    Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to the related Loan Documents;
(b)    Liens for Taxes if obligations with respect to such Taxes are not material with respect to it or its financial condition or are being Properly Contested; and
(c)    Liens securing obligations that are not at any time in the aggregate greater than $100,000.
10.2.3.    Use of Proceeds. Directly or indirectly, use any of the proceeds from any Advance for any purpose other than as set forth in Section 2.3.
10.2.4.    Subsidiaries. Form or have any Subsidiaries.
10.2.5.    Ordinary Course of Conduct; No Other Business. (a) Engage in any business other than the acquisition, ownership, financing, implementation and maintenance of the Eligible Collateral and any other Approved Financings in accordance with the related Loan Documents or (b) undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of such Approved Financings.
10.2.6.    Accounts. Establish or maintain any bank accounts other than the Borrower Collateral Accounts.
10.2.7.    Other Agreements. Enter into any material Contractual Obligation other than, with respect to Borrowers, the Loan Documents and Material Underlying Financing Documents.
10.2.8.    Assignment. Assign or otherwise transfer its rights under any Material Underlying Financing Documents to any Person other than the assignment of the related Material Underlying Financing Documents to the Collateral Agent as security for the benefit of the Secured Parties.
10.2.9.    Margin Regulations. Directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve of the United States, or any regulations, interpretations or rulings thereunder.
10.2.10.    Restrictions on Employees and Employee Plans. (a) Hire, retain or otherwise incur any liability with respect to any employees (whether under common law or otherwise) or leased employees, or (b) adopt, sponsor, maintain, or otherwise contribute to, any Plan, including a Title IV Plan or Multiemployer Plan, or other compensatory plan, program, arrangement or agreement for employees, directors or consultants.
10.2.11.    Investment Company Act. Take any action that would result in any Borrower being required to register as an “investment company” under the Investment Company Act of 1940.
10.2.12.    Merger; Bankruptcy; Dissolution; Transfer of Assets. Agree to or permit any other Borrower to:
(a)    enter into any transaction of merger or consolidation;
(b)    dispose of all or any part of its Property, including its interest in the Eligible Collateral, whether now owned or hereafter acquired, except for Permitted Dispositions;
(c)    acquire by purchase or otherwise the business, Property or fixed assets of, or Equity Interests or other evidence of beneficial ownership interests in any Person (other than Approved Financings).
(d)    transfer or release (other than as permitted by clause (b) above or pursuant to Section 8.1.4) any of the Collateral.
10.2.13.    Restricted Investments. Make any Restricted Investment.
10.2.14.    Restricted Payments. Make or authorize any Restricted Payment unless, with respect to Borrowers, each of the following conditions has been satisfied as determined by Administrative Agent in its discretion:
(a)    The applicable Payment Date Borrowing Base Certificate has been delivered and approved by Administrative Agent and, after giving effect to any required principal pre-payments identified on such certificate, such certificate indicates that (i) the Borrowing Base exceeds the Aggregate Usage and (ii) Borrowers are in compliance with the Interest Service Coverage Ratio Threshold for the most recent Interest Coverage Calculation Period;
(b)    any principal due and payable by Borrowers based on the certificate referred to in clause (a) of this Section 10.2.14 and otherwise pursuant to Section 5.2.1 has been paid in full to the Lenders;
(c)    no Default or Event of Default has occurred and is continuing or would exist after giving effect to any such Restricted Payment; and
(d)    no Watched Loan not otherwise identified in the Borrowing Base Certificate referred to in Section 10.2.14(a) has been identified between the period beginning on the date of delivery of such certificate and ending on the payment date of the Restricted Payment, or, if such a Watched Loan has been identified, Administrative Agent and Borrowers have agreed as to the BB Nominal Value and BB Adjusted Value for such Watched Loan and a revised Borrowing Base Certificate reflecting such new value and indicating that the Borrowing Base exceeds the Aggregate Usage has been submitted and approved by Administrative Agent.
Each Borrower may make Restricted Payments in accordance with the Depositary Agreement or this Section 10.2.14.
10.2.15.    Issuance of Stock. Issue Equity Interests to any other Person (other than with respect to equity contributions made in cash by Guarantors to any Borrower for the limited purpose of maintaining adequate capitalization of a Borrower Party so long as the provisions set forth in clause (c) of the definition of Permitted Investments have been satisfied).
10.2.16.    Transactions with Shareholders and Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Borrower on terms that are less favorable to such Borrower than those that might be obtained at the time from a Person who is not such a holder or Affiliate, excluding any transactions under any Loan Document, Organizational Documents or Material Underlying Financing Document.
10.2.17.    Amendments or Waivers of Organizational Documents. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Effective Date if such amendment, restatement, supplement, modification or waiver would be adverse to Lenders or could be reasonably expected to result in a Material Adverse Effect without, in each case, obtaining the prior written consent of Administrative Agent (acting at the direction of the Required Lenders) to such material amendment, restatement, supplement or other modification or waiver (which consent shall not be unreasonably withheld, conditioned or delayed).
10.2.18.    Amendment of and Notices Under Material Underlying Financing Documents. Except as otherwise provided in this Section 10.2.18, without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders unless Super-Majority Lender consent is required) which consent shall not be unreasonably delayed, directly or indirectly:
(a)    permit (other than the termination of a Material Underlying Financing Document in the ordinary course in accordance with any right of termination for convenience, buyout, prepayment or similar termination right under and in accordance with the Material Underlying Financing Documents and so long as, in each such case, such right is not being exercised as a result of a default or failure to perform by any of the parties to the applicable document) or issue any notice or take any other action which would reasonably be expected to lead to the abrogation, cancellation, suspension or termination of any Material Underlying Financing Document without the consent of the Super-Majority Lenders; provided that with respect to an Approved Financing where (i) such action or notice required the vote, approval or consent of a requisite group of lenders prior to issuing such notice or taking such action and (ii) the applicable Borrower has voted in writing against any such action or issuance, then such applicable Borrower shall not be deemed to have permitted such action or issuance for purposes of this clause (a);
(b)    permit or issue any notice or take any other action which would reasonably be expected to result in the cancellation, suspension or termination of any Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect; provided that with respect to an Approved Financing where (i) such action or notice required the vote, approval or consent of a requisite group of lenders prior to issuing such notice or taking such action and (ii) the applicable Borrower has voted in writing against any such action or issuance, then such applicable Borrower shall not be deemed to have permitted such action or issuance for purposes of this clause (b);
(c)    sell, transfer, assign or otherwise dispose of all or any part of its material rights or interests in any Material Underlying Financing Document or Required Approval (except for a Permitted Disposition);
(d)    subject to clause (a) above, (A) subject to clause (B) below, waive any default under or breach of any Material Underlying Financing Document (other than waivers that are of a formal, minor or technical nature and do not change materially any Person’s rights or obligations thereunder; provided that any such waiver shall be delivered to the Administrative Agent); provided that with respect to an Approved Financing where (i) such waiver required the vote, approval or consent of a requisite group of lenders prior to granting such waiver and (ii) such applicable Borrower has voted in writing against granting such waiver, then such applicable Borrower shall not be deemed to have granted such waiver for purposes of this clause (A)(d) or (B) without the consent of the Super-Majority Lenders, waive any event of default under or breach of any Material Underlying Financing Document; provided that with respect to an Approved Financing where (i) such waiver required the vote, approval or consent of a requisite group of lenders prior to granting such waiver and (ii) such applicable Borrower has voted in writing against granting such waiver, then such applicable Borrower shall not be deemed to have granted such waiver for purposes of this clause (B)(d);
(e)    subject to clause (a) above, waive, fail to enforce, forgive or release any material right, interest or entitlement whatsoever arising under or in respect of any Material Underlying Financing Document; provided that with respect to an Approved Financing where (i) such waiver, failure to enforce, forgiveness or release required the vote, approval or consent of a requisite group of lenders prior to granting such waiver, release or forgiveness, or making such decision not to enforce, and (ii) such applicable Borrower has voted in writing against granting such waiver, forgiveness or release or voted in writing for enforcing such rights, then such applicable Borrower shall not be deemed to have granted such waiver, release or forgiveness or to have failed to enforce such rights for purposes of this clause (e);
(f)    subject to clause (a) above, exercise any right to initiate an arbitration proceeding or expert decision under any Material Underlying Financing Document or take any action with respect to any arbitration proceeding or expert decision commenced under any Material Underlying Financing Document; provided that with respect to an Approved Financing where (i) such action or exercise required the vote, approval or consent of a requisite group of lenders prior to taking such action or exercise of rights, and (ii) such applicable Borrower has voted in writing against taking or exercising such rights, then such applicable Borrower shall not be deemed to have permitted such action or exercise of rights for purposes of this clause (f);
(g)    replace any Material Underlying Financing Participant under any Material Underlying Financing Document or agree to or permit the assignment of any material rights or the delegation of any material obligations of any Material Underlying Financing Participant under any Material Underlying Financing Document or Required Approval except as may be required by the Security Documents; provided that with respect to an Approved Financing where (i) such replacement, assignment or delegation required the vote, approval or consent of a requisite group of lenders prior to and as a condition to such replacement, assignment or delegation occurring and (ii) such applicable Borrower has voted in writing against permitting any such replacement, assignment or delegation, then such applicable Borrower shall not be deemed to have permitted such replacement, delegation or assignment for purposes of this clause (g); or
(h)    agree to amend, supplement or otherwise modify any Material Underlying Financing Document or any rights or obligations of any Material Underlying Financing Participant thereunder (other than such modifications as are required to correct a manifest error or are of a formal, minor or technical nature and do not change materially any Person’s rights or obligations thereunder; provided that any such modification shall be delivered to the Administrative Agent);
provided that any action taken or not taken by Administrative Agent or the Lenders pursuant to this Section 10.2.18 shall be independent of and shall not in any way negatively affect or otherwise limit Administrative Agent’s or the Lenders’ rights under and pursuant to Section 8.1.
The Administrative Agent and Lenders agree to use commercially reasonable efforts to respond to a Borrower’s request for consent under this Section 10.2.18 within ten (10) Business Days of the date on which the Administrative Agent receives such request in writing or such earlier date if so required by the terms of the Material Underlying Financing Document.
10.2.19.    Collateral. Take any action to cause the original Underlying Financing Documents to be held by any party other than the Collateral Agent on behalf of the Administrative Agent for the benefit of the Secured Parties, except with the written consent of the Required Lenders.
10.2.20.    Loans. Make any loans or other advances of money to any Person except, in respect of a Borrower, to the respective Underlying Borrower in respect of an Approved Financing pursuant to the terms of the Underlying Financing Agreements or an Approved Financing pursuant to the terms of the Underlying Financing Agreements.
10.2.21.    Sanctions. Directly or indirectly, use the proceeds of any Loan or L/C Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Issuing Bank, Administrative Agent, or otherwise) of Sanctions.
10.2.22.    Interest Service Coverage Ratio. Permit the Interest Service Coverage Ratio as of the end of any Semi-annual Period to be less than the Interest Service Coverage Ratio Threshold as of the last day of such period.
10.2.23.    Hedge Agreements. Enter into any Hedge Agreement.
SECTION 11.     EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1.    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
11.1.1.    Failure to Make Payments When Due. Failure by a Borrower to (%5) pay any interest due on the Loans or any fee or any other amount (other than amounts referred to in clauses (ii) and (iii) of this Section 11.1.1) due hereunder within five (5) Business Days after the date due, (%5) pay any principal amount due on the Loans, including without limitation, pursuant to Section 5.2.1(a), Section 5.2.1(b), Section 5.2.1(c) and Section 5.2.3 on the date such payment is due, or (%5) pay any fee or other amount payable pursuant to Sections 2.4.22, 3.4.2, 3.7, 3.8 and 5.7 on the date such payment is due.
11.1.2.    Default in Other Agreements. Any failure by any Guarantor (a) to pay any amount due under the Guaranty; provided that if the amount being claimed under the Guaranty is solely in respect of interest, fees or such other amounts that, in each such case, are referred to and payable by Borrowers in accordance with clause (i) of Section 11.1.1, then any Guarantors failure to pay any such amount under the Guaranty shall not be an immediate Event of Default but shall mature into an Event of Default immediately upon the expiration, without payment by Borrowers, of the five (5) Business Day cure period provided to Borrowers in such clause (i) of Section 11.1.1, (b) to perform or observe any of its obligations under Section 15(b)(i)(B) (Existence) or Section 15(b)(ii) (Inspections; Books and Records) of the Guaranty, which failure, if capable of being cured, remains uncured for a period of five (5) Business Days after the date that any such Guarantor receives notice or otherwise Knows of any such failure, (c) to perform or observe any of the covenants set forth in Section 15(b)(i)(A) (Existence), Sections 15(b)(v) (Financial Covenants), (vii) (Margin Regulations), (viii) (Investment Company Act), (ix) (Merger; Bankruptcy) or (x) (Acquisitions) of the Guaranty, or (d) (i) to make any payment (other than under the Guaranty) when due (whether by scheduled maturity, required payment, acceleration, demand or otherwise) in respect of any Debt having an aggregate outstanding principal amount of more than $50,000,000, or (ii) to observe or perform any other agreement or condition relating to any Debt having an aggregate outstanding principal amount of more than $50,000,000, or any other event occurs, the effect of which failure or other event results in the delivery to and receipt by a Guarantor or the primary obligor of such Debt of a written notice of default and acceleration of such Debt. For the avoidance of doubt, “Debt” for purposes of clause (d) of this Section 11.1.2 shall not include Non-Recourse Debt.
11.1.3.    ERISA Event. Either (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan or (ii) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, in each case, to the extent such event, liability or failure has or could reasonably be expected to have a Material Adverse Effect.
11.1.4.    Covenants Without Cure Period. (a) Any failure by any Borrower to perform or observe any of its obligations under Section 8.1.2, 8.1.3, 8.1.4, clauses (e), (f), (g), (i)(iv), (i)(v), (i)(vi) or (i)(vii) of Section 10.1.1, 10.1.2(b), 10.1.3, 10.1.6 , 10.1.9, 10.1.12, 10.2.2, 10.2.3, 10.2.4, 10.2.5, 10.2.13, 10.2.14, 10.2.15, 10.2.16 and 10.2.18 which failure, if capable of being cured, remains uncured for a period of five (5) Business Days after the date that any Borrower receives notice or otherwise Knows of such failure; or (b) any failure by any Borrower to perform or observe any of its obligations under Sections 8.2.4, 10.1.1(a), 10.1.7, or 10.2 (other than those clauses of Section 10.2 specified in clause (a) of this Section 11.1.4).
11.1.5.    Covenants and Other Agreements with Cure Period. Any failure by a Borrower or Guarantor to perform or observe any of the covenants or provisions set forth in any Loan Document to which it is a party (exclusive of any events specified as an Event of Default in any other clause of this Section 11.1), which failure, if capable of being cured, remains uncured for a period of thirty (30) days (the “Initial Cure Period”) after the date that such Borrower or Guarantor receives notice or otherwise Knows of such failure; provided that an event specified in this Section 11.1.5 which is capable of being cured shall not constitute an Event of Default until an additional thirty (30) days following the Initial Cure Period has elapsed, if such Borrower or Guarantor began taking actions to cure such event during the Initial Cure Period and reasonably expects that such cure will be accomplished within such additional thirty (30) days.
11.1.6.    Breach of Representations, Etc. Any representation or warranty herein or in any other Loan Document or in any written statement, report, financial statement or certificate made or delivered to any Agent or Lender by or on behalf of any Obligor in connection with the Loan Documents shall be false or misleading in any material respect (without duplication of other materiality qualifiers) as of the date made.
11.1.7.    Involuntary Bankruptcy; Appointment of Receiver, Etc. (a) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Obligor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (b) an involuntary case shall be commenced against any Obligor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect and any such event described in this clause (b) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (c) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Obligor, or over all or a substantial part of its property, shall have been entered, or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Obligor for all or a substantial part of its property, or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Obligor.
11.1.8.    Voluntary Bankruptcy; Appointment of Receiver, Etc. (a) Any Obligor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Obligor shall make any assignment for the benefit of creditors; or any Guarantor shall, or any Guarantor shall agree to, liquidate, wind up or dissolve itself or otherwise commence any Insolvency Proceedings in respect of itself or file any petition or pass a resolution seeking the same; or (b) any Obligor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Obligor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 11.1.7.
11.1.9.    Judgments and Attachments. One or more Governmental Judgments shall be entered against any Obligor and (a) such Governmental Judgments shall not be vacated, discharged or stayed or bonded pending appeal for a period of sixty (60) days and (b)(i) the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent Borrowers have provided Administrative Agent with evidence satisfactory to Administrative Agent that a bona fide claim exists under its insurance policies in respect of such judgment and no insurer has disputed coverage for such claim or such Obligor has posted collateral satisfactory to the Administrative Agent) exceeds $1,000,000 (in the case of Borrowers), $10,000,000 (in the case of Pledgors (other than HA LLC)), and $50,000,000 (in the case of the Guarantors) and (ii) such Governmental Judgments could reasonably be expected to have a Material Adverse Effect.
11.1.10.    Dissolution. Any order, judgment or decree shall be entered against any Obligors decreeing the dissolution, liquidation or winding up or split up of such Person.
11.1.11.    Change of Control. A Change of Control shall have occurred.
11.1.12.    Unenforceability, Termination, Repudiation or Transfer of Any Loan Document. Any Loan Document or any material provision hereof or thereof (a) is terminated (other than in accordance with its terms), (b) ceases to be valid and binding and in full force and effect, or the performance of any material obligation under any such document by any Obligor becomes unlawful, (c) is declared to be void or is repudiated or is the subject of a challenge to its validity or enforceability by any Obligor, or (d) shall be assigned or otherwise transferred or terminated by any Obligor party thereto prior to the repayment in full of all Obligations in any manner except as provided for herein.
11.1.13.    Security Interests. Any of the Security Documents shall fail in any respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby or such Lien in respect of all or any portion of the Collateral shall fail to have the priority contemplated therefore in such Security Documents, or any such Security Document or Lien in respect of all or any portion of the Collateral shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Obligor party thereto (other than Administrative Agent or Collateral Agent).
11.1.14.    Governmental Approvals and Required Approvals. Any Borrower shall fail to obtain, renew, maintain or comply in all material respects with any Required Approval or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect and such circumstances could reasonably be expected to result in a Material Adverse Effect; or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval and such proceedings could reasonably be expected to result in a Material Adverse Effect.
11.1.15.    Foreign Asset Control Regulations; Anti-Bribery and Anti-Corruption Laws. Any disbursements of the Loan Facility or the use of the proceeds thereof shall violate Anti-Bribery and Anti-Corruption Laws or the Foreign Asset Control Regulations in any material respect.
11.1.16.    Anti-Terrorism and Money Laundering Laws. Any Obligor or any of their respective Principal Persons shall fail to comply in any material respects with the Anti-Terrorism and Money Laundering Laws.
11.1.17.    Investment Company Act of 1940. Any failure by any Obligor to qualify for an exclusion from registration as an investment company under the Investment Company Act of 1940.
11.1.18.    Watched Loans. At any time prior to the Maturity Date, fifty percent (50%) or more of the total Approved Financings are Watched Loans.
11.2.    Remedies upon Default.
11.2.1.    Upon the occurrence and continuation of (%4) any Event of Default described in Section 11.1.7 or 11.1.8 in respect of any Borrower, automatically, and (%4) during the continuance of any other Event of Default and after notice to Borrower Agent by Administrative Agent (at the direction of the Required Lenders), (i) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower: (A) the unpaid principal amount of and accrued interest on the Loans and (B) all other Obligations and the obligations of the Borrowers to cash collateralize the L/C Obligations shall automatically become effective; (ii) Administrative Agent may direct Collateral Agent to enforce any and all Liens and security interests created in the Collateral of Borrowers pursuant to the Security Documents; (iii) Administrative Agent may exercise any and all rights and remedies available to it with respect to the Eligible Collateral, any Obligor under any Material Underlying Financing Document to which such Obligor is a party, or any Material Underlying Financing Participant under any Material Underlying Financing Document or otherwise under Applicable Laws and (iv) with respect to clause (a), the obligation of each Lender to make Loans and any obligations of the applicable Issuing Bank to issue Letters of Credit shall automatically terminate, and with respect to clause (b) declare the Commitment of each Lender to make Loans and any obligations of the applicable Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligations shall be terminated.
11.2.2.     In addition to the rights and remedies provided to Administrative Agent in Sections 11.2.1 and 11.2.3 upon the occurrence of and during the continuation of any Event of Default, Administrative Agent shall, at the direction of, or may with the consent of, the Required Lender, have the right to exercise all rights of each Borrower with respect to each Approved Financing.
11.2.3.    Each Borrower acknowledges and agrees that Administrative Agent shall have the continuing and exclusive right to apply and reapply proceeds of Collateral against the Obligations, in such manner as Administrative agent deems advisable.

11.3.    Sub-License. Each Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, for the purpose, upon the occurrence and during the continuation of any Event of Default, of advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral or other Property of any Borrower. Each Borrower’s rights and interests under Intellectual Property shall inure to Agents’ benefit.
11.4.    Setoff. At any time during the existence of an Event of Default, Administrative Agent, Lenders, Issuing Banks and any of their respective Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, or any such Lender, Issuing Bank or Affiliate to or for the credit or the account of an Obligor against any Obligations, whether or not Administrative Agent, such Lender, such Issuing Bank or such Affiliate shall have made any demand under any Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender, such Issuing Bank or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Lender, each Issuing Bank and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have. Administrative Agent , each Lender and each Issuing Bank agrees to use reasonable efforts to notify Borrower Agent and Administrative Agent promptly after any such setoff and application; provided, however, that (i) the failure to give such notice shall not affect the validity of such setoff and (ii) none of the Administrative Agent, any Lender nor any Issuing Bank shall have any liability in the event of any failure to give such notice.
11.5.    Remedies Cumulative; No Waiver.
11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agents, Issuing Banks and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of any Agent, any Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by any Agent, any Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.     AGENT
12.1.    Appointment and Authority. Each of Lenders and Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 are solely for the benefit of Administrative Agent, Lenders and Issuing Banks and neither Borrowers nor any other Obligor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
12.2.    Exculpatory Provisions.
12.2.1.    No Duty. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and
(d)    shall not have any responsibility, duty or liability for monitoring or enforcing the list of Approved Banks or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Person that is not an Approved Bank.
12.2.2.    Required Lenders. Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.1 and 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by Borrowers, a Lender or an Issuing Bank.
12.2.3.    Reliance. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
12.3.    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, or Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.4.    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by Administrative Agent. Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub‑agent and to the Related Parties of Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
12.5.    Resignation of Administrative Agent.
12.5.1.    Resignation. Administrative Agent may at any time give notice of its resignation to Lenders, Issuing Banks and Borrowers; provided that Bank of America will not resign as Administrative Agent unless otherwise required by law or in order to comply with regulatory requirements applicable to it; provided, further, that any successor to Bank of America by merger or acquisition of stock shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of Lenders and Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
12.5.2.    Removal. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower Agent and such Person remove such Person as Administrative Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
12.5.3.    Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 5.7.6 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 12.5). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 12 and Section 14.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
12.5.4.    Effect of Resignation on Issuing Bank. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of and Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make L/C Advances or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.4.7 and 2.4.8. Upon the appointment by the Borrower of any successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to retiring Issuing Bank to effectively assume the obligations of retiring Issuing Bank with respect to such Letters of Credit.

12.6.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Administrative Agent, any arranger of this credit facility or any amendment thereto, or any other Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.
12.7.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, or a Lender or Issuing Bank hereunder.
12.8.    Administrative Agent May File Proofs of Claim.
12.8.1.    Authorization. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower or Guarantor, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and Advances of Lenders, Issuing Banks and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Banks and Administrative Agent under Sections 3.2, 3.4 and 14.2) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders or Issuing Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.2, 3.4 and 14.2.
12.8.2.    No Reorganization Authorization. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
12.9.    Collateral and Guaranty Matters.
12.9.1.    Further Authorization. Without limiting the provisions of Section 12.8, Lenders and Issuing Banks irrevocably authorize Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the Commitment Termination Date and Full Payment of all Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by Required Lenders; and
(b)    to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.2.2.
12.9.2.    Confirmation of Release Authority. Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 12.9.
12.9.3.    Reliance. Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower or Guarantor in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders or Issuing Banks for any failure to monitor or maintain any portion of the Collateral.
12.10.    Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that at least one of the following is and will be true:
(a)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(b)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(c)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(d)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
SECTION 13.     BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.3 or (ii) by way of participation in accordance with the provisions of Section 13.2 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.2 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, Issuing Banks and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
13.2.    Participations.
13.2.1.    Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Approved Bank (other than a natural Person, a Defaulting Lender or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) Borrowers, Administrative Agent, Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.2.2 without regard to the existence of any participation and (iv) so long as an Event of Default has occurred and is continuing, any Lender may sell participations to any Person (other than a natural Person or a Defaulting Lender) without the consent of, or notice to, Borrowers.
13.2.2.    Participation Instruments. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 14.1.1 that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.8 and 5.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3 (it being understood that the documentation required under Section 5.8 shall be delivered to Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.9, 13.4 and 14.11 as if it were an assignee pursuant to Section 13.3 and (B) shall not be entitled to receive any greater payment under Sections 3.7, 3.8 and 5.7, with respect to any participation, than Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 5.9.1 or 5.9.2, with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
13.2.3.    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Borrower Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
13.3.    Assignments.
13.3.1.    Permitted Assignments. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.3.1, participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a)    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(b)    No consent from any Person shall be required for any assignment of Loans or Commitments except:
(i)    the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);
(ii)     so long as no Event of Default has occurred and is continuing, the consent of the Borrower Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Bank, in which case no consent from the Borrower Agent or any other Borrower shall be required; provided that, to the extent Borrower Agent consent is required in accordance with this clause (ii) and such assignment is for less than $5,000,000, Borrower Agent shall deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and
(iii)    the consent of each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(d)    No such assignment shall be made (i) to any Borrower or any Affiliate or Subsidiary of any Borrower, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) to a natural Person.
(e)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or other compensating actions, including funding, with the consent of Borrower Agent and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (g), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
13.3.2.    Accession; Survival. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 13.3.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 3.7, 3.8, 5.7, 5.9.1, 5.9.2, 14.2 and 14.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrowers (at their expense) shall execute and deliver a Borrower Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.
13.3.3.    Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and the Register. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent, Issuing Banks and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
13.3.4.    Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 13.3.1 above, Bank of America may, upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make L/C Advances or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.4.7 and 2.4.8). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
13.4.    Replacement of Certain Lenders.
13.4.1.    Replacement. If Borrowers are entitled to replace a Lender pursuant to the provisions of Section 5.9, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower Agent may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.7 and 5.7) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 13.1;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.8) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 5.7 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
13.4.2.    No Assignment for Waiver. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
13.4.3.    Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 12.5.
SECTION 14.     MISCELLANEOUS
14.1.    Consents, Amendments and Waivers.
14.1.1.    Amendment. No amendment or waiver of any provision of any Loan Document, and no consent to any departure by any Borrower or any other Obligor therefrom, shall be effective unless in writing signed by Required Lenders and each Borrower or the applicable Obligor, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) without the written consent of such Lender;
(b)    postpone or extend any date fixed by or any Loan Document for any payment (including Mandatory Prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document or postpone or extend any scheduled Commitment reduction without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the proviso to this clause (d)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(d)    change Section 5.5.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)    change any provision of this Section 14.1 or the definition of “Required Lenders”, “Super-Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    except as set forth in Section 8.1.4, release all or substantially all of the Collateral or substantially all of the value of the Guaranty, in each case, without the written consent of each Lender;
(g)    without the prior written consent of all Lenders, change the definition of the terms “Available Amount” or “Borrowing Base”, provided that any defined term used therein may be changed with only the prior written consent of the Super-Majority Lenders;
(h)    without the prior written consent of the Super-Majority Lenders, amend, modify or waive any provision of the Underlying Financing Criteria.
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under any Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any document relating to any Letter of Credit issued or to be issued by it and (iii) the Engagement Letter and Bank of America Letter Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
14.1.2.    Limitations. The agreement of any Borrower shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and Administrative Agent as among themselves. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3.    Payment for Consents. Each Borrower shall not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis to all Lenders providing their consent.
14.2.    Expenses; Indemnity; Damage Waiver.
14.2.1.    Borrowers shall, jointly and severally, indemnify the Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall, jointly and severally, indemnify and hold harmless each Indemnitee from all fees incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrowers and other Obligor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 5.7), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or any Environmental Notice related in any way to Borrowers or other Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor or their respective equity holders, Affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrowers or any other Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 5.7, this Section 14.2.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
14.2.2.    To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Section 3.4 or  14.2.1 to be paid by it to Administrative Agent (or any sub-agent thereof), any Issuing Bank or any of its Related Parties, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Outstanding Amount and L/C Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such or against any Related Party acting for Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of Lenders under this Section 14.2.2 are subject to the provisions of Section 5.1.6.
14.2.3.    To the fullest extent permitted by Applicable Law, Borrowers shall not assert, and hereby waive, and acknowledge that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 14.2.1 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
14.2.4.    All amounts due under this Section 14.2 shall be payable not later than ten (10) Business Days after demand therefor.
14.2.5.    The agreements in this Section 14.2 and the indemnity provisions herein shall survive the resignation of Administrative Agent, the replacement of any Lender or Issuing Bank the termination of the aggregate Outstanding Amount, L/C Obligations and Commitments and the repayment, satisfaction or discharge of all the other Obligations.
14.3.    Notices and Communications.
14.3.1.    Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s physical address or electronic address shown below, and to the Administrative Agent at its physical address or electronic address shown below (and in the case of a Lender, at the physical address or electronic address identified to the Administrative Agent in writing), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission or electronic mail, when transmitted to the applicable facsimile number or electronic address, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by Personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Sections  2.5, 3.5, 3.7, 3.8, 4.1, 5.2, 5.7, 5.9.1, 10.1.1, 12.2 and 13.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
Address for Borrowers:        Titan Borrower (HASI) LLC, as Borrower Agent
c/o Hannon Armstrong Capital, LLC
1906 Towne Centre Blvd., Ste. 370
Annapolis, Maryland 21401
Attention: titan-rhea@hannonarmstrong.com

With a copy to

Hannon Armstrong Capital, LLC
1906 Towne Centre Blvd
Suite 370
Annapolis, Maryland 21401
Attention: General Counsel
Facsimile: (410) 571-6199
Email: generalcounsel@hannonarmstrong.com

Address for Administrative Agent:    Bank of America
Mail Code NC1-026-06-03
900 W. Trade Street, Charlotte, NC 28255
Attention: Priscilla L Ruffin

14.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used for routine communications, such as delivery of Borrower Materials, administrative matters, and distribution of Loan Documents. Administrative Agent, Issuing Banks and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
14.3.3.    Platform. Borrowers hereby acknowledge that (a) Administrative Agent may, but shall not be obligated to, make available to Lenders and Issuing Banks Borrower Materials by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrowers shall be deemed to have authorized Administrative Agent, Issuing Banks and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrowers’, any other Obligor’s or Administrative Agent’s transmission of Borrower Materials through the Internet; except to the extent that a court of competent jurisdiction by final and nonappealable judgment has determined that such losses, claims, damages, liabilities or expenses arising out of Administrative Agent’s transmission of Borrower Materials resulted from the gross negligence or willful misconduct of such Agent Party.
14.3.4.    Performance of Borrowers’ Obligations. Each Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully and reasonably requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of any Agent under this Section 14.3.4 shall be reimbursed to such Agent by Borrowers on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Loans. Any payment made or action taken by Agents under this Section 14.3.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.3.5.    Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor
14.3.6.    Non-Conforming Communications. Agents and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall, jointly and severally, indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.
14.4.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.5.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.6.    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
14.7.    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
14.8.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
14.9.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
14.10.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers and each Obligor acknowledge and agree, and acknowledges their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and Lenders are arm’s-length commercial transactions between Borrowers and their respective Affiliates, on the one hand, and the Agents and Lenders, on the other hand, (B) each of Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and each Lender are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Agents nor any Lender have any obligation to Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their respective Affiliates, and neither the Agents nor any Lender have any obligation to disclose any of such interests to Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
14.11.    Confidentiality. Each of Agents, Issuing Banks and Lenders shall (and each Lender shall require any Participants to which such Lender sells participations to covenant to) maintain the confidentiality of all Information, except that Information may be disclosed (except and to the extent restricted by any letter agreement entered into on the date hereof) (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided that such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and disclosure is limited to information necessary for such Agents, Issuing Banks and Lenders to perform obligations and exercise their rights under this Agreement); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 14.11, to any transferee or any actual or prospective party (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or an Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.11 or (ii) is available to any Agent, any Issuing Bank, any Lender or any of their Affiliates on a non-confidential basis from a source other than Borrowers. Notwithstanding the foregoing, Administrative Agent, Issuing Banks and Lenders may publish or disseminate general information (but not details concerning individual Underlying Financings) concerning this credit facility for league table, tombstone and advertising purposes, and may use any Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Underlying Borrower or Underlying Obligor or representatives or advisers of any of the foregoing relating to it or its business that is not identified as being Public when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 14.11 shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agents Issuing Banks and Lenders acknowledges that (x) Information may include material non-public information; (y) it has developed compliance procedures regarding the use of material non-public information; and (z) it will handle such material non-public information in accordance with Applicable Law.
14.12.    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS.
14.13.    Consent to Forum.
14.13.1.    Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK COUNTY, THE STATE OF NEW YORK AND THE SOUTHERN DISTRICT OF NEW YORK IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE, EACH BORROWER IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK; EACH BORROWER AGREES THAT FAILURE BY ITS AGENT FOR SERVICE OF PROCESS TO NOTIFY SUCH BORROWER OF THE SERVICE OF PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED; AND EACH BORROWER CONSENTS TO THE SERVICE OF PROCESS RELATING TO ANY SUCH PROCEEDINGS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH HEREIN. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
14.13.2.    Other Jurisdictions. Nothing herein shall limit the right of Administrative Agent, any Issuing Bank or any Lender to bring proceedings against any Borrower in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agents of any judgment or order obtained in any forum or jurisdiction.
14.14.    Waivers by each Borrower. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agents, each Issuing Bank and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by any Agent on which any Borrower may in any way be liable, and hereby ratifies anything Agents may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agents to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agents or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Administrative Agent, Issuing Banks and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
14.15.    Patriot Act Notice. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers in accordance with the Patriot Act. Borrowers shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws, including the Patriot Act.
14.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
14.16.1.    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
14.17.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
14.18.    Lender Acknowledgement. By its execution and delivery hereof, each Lender acknowledges and agrees that they have received a copy of the Approved Bank Side Letter.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

RHEA BORROWER (HASI) LLC, as a Borrower /s/ Jeffrey W. Eckel _____________________________________ By: Jeffrey W. Eckel Title: President
RHEA BORROWER (HAT I) LLC, as a Borrower /s/ Jeffrey W. Eckel _____________________________________ By: Jeffrey W. Eckel Title: President

RHEA BORROWER (HAT II) LLC, as a Borrower /s/ Jeffrey W. Eckel _____________________________________ By: Jeffrey W. Eckel Title: President

AGENT, LENDERS AND ISSUING BANKS: BANK OF AMERICA, N.A., as Administrative Agent /s/ Priscilla L Ruffin By: Name: Priscilla L Ruffin Title: Assistant Vice President, Agency Management

2
Loan Agreement (Approval-Based)
ny-1350520

BANK OF AMERICA, N.A., as Lender and Issuing Bank /s/ Claudia Welch By: Name: Claudia Welch Title: Director

[Signature Page to Loan Agreement (Approval-Based)]

ny-1350520

NOMURA CORPORATE FUNDING     AMERICAS, LLC,
as Lender
/s/ Vinod Mukani

By:
Name: Vinod Mukani
Title: Managing Director

Address:
Nomura Corporate Funding Americas, LLC

Attention:
Telephone:
Telecopier:

[Signature Page to Loan Agreement (Approval-Based)]

ny-1350520